Exhibit 10.2

EXECUTION VERSION

AMENDED AND RESTATED CREDIT AGREEMENT

dated as of

May 3, 2013, as amended by Amendment No. 1
dated as of March 8, 2017 and
Amendment No. 2 dated as of December 19, 2017

among

HMS HOLDINGS CORP.,

The GUARANTORS Party Hereto,

The LENDERS Party Hereto
and

CITIBANK, N.A.,
as Administrative Agent

_______________________

$500,000,000

CITIGROUP GLOBAL MARKETS INC.,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

JPMORGAN CHASE BANK, N.A. and

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Joint Lead Arrangers and Joint Bookrunners

TD SECURITIES (USA) LLC

COMPASS BANK

CITIZENS BANK, N.A.

FIFTH THIRD BANK

MIZUHO BANK, LTD.,

as Co-Syndication Agents

TABLE OF CONTENTS

i

SCHEDULE 1.01	–	Commitments
SCHEDULE 1.01(B)	–	Existing Letters of Credit
SCHEDULE 4.16	–	Subsidiaries
SCHEDULE 7.01	–	Existing Indebtedness
SCHEDULE 7.02	–	Existing Liens
SCHEDULE 7.06	–	Existing Investments
SCHEDULE 7.09	–	Restrictive Agreements

EXHIBIT A	–	Form of Assignment and Assumption
EXHIBIT B-1	–	Form of Revolving Credit Note
EXHIBIT B-2	–	Form of Swingline Loan Note
EXHIBIT C	–	[Reserved]
EXHIBIT D	–	Form of Subsidiary Joinder Agreement
EXHIBIT E	–	[Reserved]
EXHIBIT F-1	–	Form of Perfection Certificate
EXHIBIT F-2	–	Form of Perfection Certificate Supplement
EXHIBIT G	–	Form of Solvency Certificate

v

AMENDED AND RESTATED CREDIT AGREEMENT, dated as of May 3, 2013, as amended by Amendment No. 1, dated as of March 8, 2017, and Amendment No. 2 dated as of December 19, 2017 (this “Agreement”), among HMS HOLDINGS CORP. (the “Borrower”), the GUARANTORS party hereto, the LENDERS party hereto, and CITIBANK, N.A., as Administrative Agent.

WHEREAS, the Borrower, the Guarantors, the lenders party thereto as of the Restatement Date and the Administrative Agent are party to that certain Credit Agreement, dated as of December 16, 2011 (the “Original Credit Agreement”), pursuant to which the lenders thereunder made certain loans and other extensions of credit to the Borrower;

WHEREAS, the Borrower, the Guarantors, the Lenders party hereto and the other parties hereto desire to amend and restate the Original Credit Agreement in its entirety on and subject to the terms and conditions set forth herein;

WHEREAS, the parties hereto intend that (a) the Obligations (as defined in the Original Credit Agreement) of the Borrower and the other Loan Parties under the Original Credit Agreement and the other Loan Documents (as defined in the Original Credit Agreement) (the “Original Obligations,” and such other Loan Documents, the “Original Loan Documents”) that remain unpaid and outstanding on and after the Restatement Date shall continue to exist under and be evidenced by this Agreement and the other Loan Documents (as defined below), (b) any letters of credit outstanding under the Original Credit Agreement as of the Restatement Date (the “Original Letters of Credit”) shall be Letters of Credit outstanding hereunder and as defined herein, (c) the grants of security interests and Liens under and pursuant to the Loan Documents shall continue unaltered to secure, guarantee, support and otherwise benefit the Obligations of the Borrowers and the other Loan Parties under this Agreement, and each other Loan Document shall continue in full force and effect in accordance with its terms except as expressly amended thereby or hereby, and the parties hereto hereby ratify and confirm the terms thereof as being in full force and effect and unaltered by this Agreement except as expressly amended thereby or hereby and (d) this Agreement and the other Loan Documents do not constitute a novation or termination of the Original Obligations;

WHEREAS, the Loan Parties and each Lender who has executed this Agreement agree that upon the effectiveness of this Agreement all of such Lender’s Revolving Credit Commitments (as defined in the Original Credit Agreement) shall be converted into Revolving Credit Commitments hereunder;

WHEREAS, the Lenders are willing to amend and restate the Original Credit Agreement and are willing to continue and extend such credit to the Borrower and each Issuing Lender is willing to issue letters of credit for the account of the Borrower and the other parties hereto are willing to amend and restate the Original Credit Agreement, in each case on the terms and subject to the conditions set forth herein; and

WHEREAS, the Lenders are willing to amend this Agreement and are willing to continue and extend such credit to the Borrower and each Issuing Lender is willing to issue letters of credit for the account of the Borrower and the other parties hereto are willing to amend and restate the Original Credit Agreement, in each case on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree to amend and restate the Original Credit Agreement and the Original Credit Agreement is hereby amended and restated in its entirety, as follows:

Article I

DEFINITIONS

Section 1.01.        Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR,” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acceptable Intercreditor Agreement” means an intercreditor agreement that contains customary terms for the type of Indebtedness subject thereto and otherwise reasonably satisfactory to the Administrative Agent.

“Acquisition” means the acquisition by the Borrower or any Restricted Subsidiary of (a) the majority (or any greater portion) of the Capital Stock of any other Person (whether by merger or consolidation of such Person with any other Person or otherwise), (b) any Investment in (i) any Restricted Subsidiary the effect of which is to increase the Borrower’s or any Restricted Subsidiary’s equity ownership in such Restricted Subsidiary or (ii) any joint venture for the purpose of increasing the Borrower’s or such Restricted Subsidiary’s ownership interest in such joint venture, in each case under this clause (b) such that the relevant Restricted Subsidiary or joint venture becomes a wholly-owned Subsidiary, (c) all or substantially all of the assets of any other Person or (d) assets constituting one or more divisions, lines of business or business units of any other Person (whether by merger or consolidation of such Person with any other Person or otherwise).

“Activities” has the meaning specified in Section 9.02(b).

“Additional Debt Requirements” means the following requirements:

(i)                 to the extent such Indebtedness shall not be the obligation of, or subject to any Guarantee by, any Person who is not also a Loan Party (or who becomes a Loan Party substantially concurrently with the incurrence or issuance of such Indebtedness, except as set forth in Section 7.01(e)), then the aggregate principal amount of such Indebtedness shall not exceed $25,000,000 in the aggregate at any one time outstanding;

(ii)               the obligations of the applicable Loan Party in respect of such Indebtedness shall not be secured by (x) any Lien on any property in which the Collateral Agent does not have a Lien (or property in which the Collateral Agent is not granted a Lien substantially concurrently with the grant of a Lien securing such Indebtedness) or (y) any perfected Lien on any Property in which the Collateral Agent does not have a perfected Lien (or Property in which a Lien in favor of the Collateral Agent is not perfected substantially concurrently with the perfection of a Lien securing such Indebtedness), in each case, unless such Lien is on Real Property;

(iii)             such Indebtedness shall not (x) provide for any final maturity date that is prior to (1) in the case of any Indebtedness that is secured by Liens that are pari passu with the Liens securing the Revolving Credit Facility, the Revolving Credit Termination Date, and (2) in the case of Indebtedness that is unsecured or is secured by Liens that are junior in priority to the Liens securing the Revolving Credit Facility, the date that is 91 days after the Revolving Credit Termination Date (in each case, other than customary bridge loans with an initial maturity date of not longer than one year; provided that any loans, notes, securities or other Indebtedness which are exchanged for or otherwise replace such bridge loans shall be subject to the requirement of this clause (iii)(x)), (y) have a shorter weighted average life to maturity than the Revolving Credit Loans as in effect on the Amendment No. 2 Effective Date (other than (1) customary bridge loans with an initial maturity date of not longer than one year; provided that any loans, notes, securities or other Indebtedness which are exchanged for or otherwise replace such bridge loans shall be subject to the requirement of this clause (iii)(y) and (2) any Indebtedness constituting term A, term B or “stretch senior” first lien loans may have amortization requirements that are consistent with then-current market terms for such types of Indebtedness), and (z) in the case of Indebtedness that is unsecured or is secured by Liens that are junior in priority to the Liens securing the Revolving Credit Facility, provide for any mandatory repayment, redemption or sinking fund prior to the date that is 91 days after the Revolving Credit Termination Date as of the date of issuance or incurrence, as applicable, thereof, other than mandatory repayments or redemptions from asset sales, casualty or condemnation events or excess cash flow (unless otherwise required to be made on a ratable basis with any Loans hereunder); and

(iv)             the other material covenants, terms and conditions (excluding (1) pricing, interest rate margins, rate floors, discounts, premiums, fees, and prepayment or redemption terms and premiums and (2) covenants or other provisions applicable only to periods after the Revolving Credit Termination Date, in each case, at the time of incurrence or issuance of such Indebtedness) applicable to such Indebtedness shall not be materially more restrictive (when taken as a whole) than the terms and conditions of the Loan Documents (when taken as a whole), as reasonably determined by the Borrower, unless such terms and conditions constitute then-current market terms for the applicable type of Indebtedness; provided that any Indebtedness in the form of (A) term loans that are pari passu with any Incremental Term Loans in right of payment and with respect to security may provide for the ability of the holders thereof to decline to participate in any voluntary prepayments of such term loans and/or to receive on a pro rata or less than pro rata basis any mandatory prepayments of such term loans (but not greater than the pro rata share) or (B) revolving loans that are pari passu with the Revolving Credit Facility in right of payment and with respect to security may provide for the lenders thereof to elect lesser payments or commitment reductions in respect of such revolving loans (but not greater payment or commitment reductions).

“Adjusted CNI Amount” means the Consolidated Net Income of the Borrower and its Restricted Subsidiaries for the relevant fiscal quarter, as adjusted to exclude:

(a)	the sum of the items set forth in each of clauses (a)(v), (a)(vii), (a)(ix) and (a)(xi) of the definition of Consolidated EBITDA for such fiscal quarter, and

(b)	the items set forth in clause (b)(i)(x) of the definition of Consolidated EBITDA for such fiscal quarter.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate; provided that, in no event shall the Adjusted LIBO Rate be less than 0.00% per annum.

“Administrative Agent” means Citi, in its capacity as administrative agent for the Lenders hereunder, and each other person appointed as the successor pursuant to Section 10.07.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 0.50% and (c) the one-month LIBO Rate (determined as of such day) plus 1.00%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Agents” means, individually and collectively as the context may require, the Administrative Agent, the Collateral Agent, the Arrangers and the Co-Syndication Agents.

“Agent’s Group” has the meaning specified in Section 9.02(b).

“Agreement” has the meaning specified in the introductory paragraph hereto.

“Amendment No. 1” means that certain Amendment No. 1 to this Agreement dated as of March 8, 2017, by and among the Borrower, the Guarantors, the Administrative Agent and the Lenders party thereto.

“Amendment No. 2” means that certain Amendment No. 2 to this Agreement dated as of the Amendment No. 2 Effective Date, by and among the Borrower, the Guarantors, the Administrative Agent and the Lenders party thereto.

“Amendment No. 2 Effective Date” means December 19, 2017.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Anti-Terrorism Laws” means any Requirement of Law related to terrorism financing or money laundering including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (“USA PATRIOT Act”) of 2001 (Title III of Pub. L. 107-56), The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act”, 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959), the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) and Executive Order 13224 (effective September 24, 2001).

“Applicable Percentage” means (a) with respect to any Revolving Credit Lender for purposes of Sections 2.04 or 2.05 or in respect of any indemnity claim under Section 10.06(b) arising out of an action or omission of the Swingline Lender or the Issuing Lender under this Agreement, the percentage of the total Revolving Credit Commitments represented by such Revolving Credit Lender’s Revolving Credit Commitment, and (b) with respect to any Lender in respect of any indemnity claim under Section 10.06(b) arising out of an action or omission of the Administrative Agent under this Agreement, the percentage of the total Commitments or Loans of all Classes hereunder represented by the aggregate amount of such Lender’s Commitments or Loans of all Classes hereunder. With respect to the Revolving Credit Lenders, if the Revolving Credit Commitments have terminated or expired, the Applicable Percentages shall be determined on the basis of the percentage of the total Revolving Credit Exposures represented by such Revolving Credit Lender’s Revolving Credit Exposure.

“Applicable Rate” means, for any day, with respect to any ABR Loan or Eurodollar Loan, the applicable rate per annum set forth below under the caption “ABR Spread”, “Eurodollar Spread” or “Commitment Fee,” respectively, based upon the Consolidated Leverage Ratio as of the most recent determination date; provided that from the Restatement Date until the delivery of the Borrower’s consolidated financial statements for the quarter ending on or nearest to December 31, 2017, the “Applicable Rate” shall be the applicable rate per annum set forth below in Level II:

Consolidated Leverage Ratio	ABR Spread	Eurodollar Spread	Commitment Fee
Level I
Greater than or equal to 3.00:1.00	1.00%	2.00%	0.375%
Level II
Greater than or equal to 2.00:1.00 but less than 3.00:1.00	0.75%	1.75%	0.375%
Level III
Less than 2.00:1.00	0.50%	1.50%	0.25%

For purposes of the foregoing, (i) the Consolidated Leverage Ratio shall be determined as of the end of each fiscal quarter of the Borrower based upon the Borrower’s consolidated financial statements delivered pursuant to Section 6.01(a) or (b) (and the related compliance certificate delivered pursuant to Section 6.01(c)), and (ii) each change in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall be effective during the period commencing on and including the date three Business Days after delivery to the Administrative Agent of such consolidated financial statements and compliance certificate indicating such change and ending on the date immediately preceding the effective date of the next such change; provided that the Consolidated Leverage Ratio shall be deemed to be in Level I (A) at any time that an Event of Default shall have occurred and be continuing or (B) if the Borrower fails to deliver the consolidated financial statements (and related compliance certificate) required to be delivered by it pursuant to Section 6.01(a), (b) and/or (c), during the period from the expiration of the time for delivery thereof specified in such sections until such financial statements and compliance certificate are delivered.

“Approved Electronic Communications” means each Communication that any Loan Party is obligated to, or otherwise chooses to, provide to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein, including any financial statement, financial and other report, notice, request, certificate and other information material; provided, however, that, solely with respect to delivery of any such Communication by any Loan Party to the Administrative Agent and without limiting or otherwise affecting either the Administrative Agent’s right to effect delivery of such Communication by posting such Communication to the Approved Electronic Platform or the protections afforded hereby to the Administrative Agent in connection with any such posting, “Approved Electronic Communication” shall exclude (i) any notice of borrowing, letter of credit request, swing loan request, notice of conversion or continuation, and any other notice, demand, communication, information, document and other material relating to a request for a new, or a conversion of an existing, Borrowing, (ii) any notice pursuant to Section 2.10 and any other notice relating to the payment of any principal or other amount due under any Loan Document prior to the scheduled date therefor, (iii) all notices of any Default or Event of Default and (iv) any notice, demand, communication, information, document and other material required to be delivered to satisfy any of the conditions set forth in Article V or any other condition to any Borrowing or other extension of credit hereunder or any condition precedent to the effectiveness of this Agreement.

“Approved Electronic Platform” has the meaning specified in Section 10.02(a).

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, JPMorgan Chase Bank, N.A. and Wells Fargo Bank, National Association.

“Asset Sale” means any Disposition of property or series of related Dispositions of property permitted by clause (t) of Section 7.04 or not otherwise permitted by Section 7.04 which yields gross proceeds to the Borrower or any of its Restricted Subsidiaries (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $10,000,000.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.07), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Available Amount” means, at any time (the “Available Amount Reference Time”), an amount, not less than zero in the aggregate, determined on a cumulative basis, equal to, without duplication:

(a)       $50,000,000 plus

(b)       means, at any date of determination, an amount equal to 50% of the Adjusted CNI Amount (or, in the case such Adjusted CNI Amount for such period is a deficit, minus 100% of such deficit) for each fiscal quarter ended following the Amendment No. 2 Effective Date for which financial statements have been delivered pursuant to Section 6.01(a) or 6.01(b), plus

(c)       the amount of cash and Cash Equivalents received from Equity Issuances (plus any proceeds of the exercise of warrants or options or restricted stock described in the parenthetical to clause (a)(ii) in the definition of Equity Issuance exercised in respect of Capital Stock) after the Restatement Date, plus

(e)       the net cash proceeds (including returns) of any Investment made by the Borrower or any Restricted Subsidiary using the Available Amount received by the Borrower or any Restricted Subsidiary in connection with the Disposition of such Investment to any Person (other than the Borrower or any Restricted Subsidiary) during the period from and including the Business Day immediately following the Amendment No. 2 Effective Date through and including the Available Amount Reference Time; plus

(f)       (x) the fair market value of the amount of any Investment by the Borrower or any Restricted Subsidiary that was made using the Available Amount in any Unrestricted Subsidiary that has been redesignated as a Restricted Subsidiary or that has been merged, amalgamated or consolidated with or into the Borrower or any Restricted Subsidiary and (y) the fair market value of the assets of any Unrestricted Subsidiary that has been transferred, conveyed or otherwise distributed to the Borrower or any Restricted Subsidiary, in each case of clauses (x) and (y), during the period from and including the Business Day immediately following the Amendment No. 2 Effective Date and at or prior to the Available Amount Reference Time, such amount not to exceed the amount of the Investment that was made using the Available Amount by the Borrower or any Restricted Subsidiary in such Unrestricted Subsidiary; plus

(g)       the aggregate principal amount of any Indebtedness of the Borrower or a Restricted Subsidiary issued after the Restatement Date (other than to the Borrower or any Restricted Subsidiary or an employee stock ownership plan or trust established by the Borrower or a Restricted Subsidiary), which has been converted into or exchanged for Capital Stock of any parent company of the Borrower, together with the fair market value of any Cash Equivalents, marketable securities or other property received by the Borrower or a Restricted Subsidiary upon such exchange or conversion, during the period from and including the Business Day immediately following the Amendment No. 2 Effective Date through and including the Available Amount Reference Time; minus

(h)       any amount of the Available Amount used to make Investments pursuant to Section 7.06(h) after the Restatement Date and prior to such time, minus

(i)       any amount of the Available Amount used to make Restricted Payments pursuant to Section 7.07(b) after the Restatement Date and prior to such time, minus

(j)       any amount of the Available Amount used to make payments or distributions in respect of Junior Indebtedness pursuant to Section 7.14(i)(y) after the Restatement Date and prior to such time.

“Available Amount Reference Time” has the meaning specified in the definition of “Available Amount.”

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means HMS Holdings Corp., a Delaware corporation.

“Borrowing” means (a) all ABR Loans (other than Swingline Loans) of the same Class made, converted or continued on the same date, (b) all Eurodollar Loans of the same Class that have the same Interest Period or (c) a Swingline Loan.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Collateralize” means, in respect of an obligation, provide and pledge (as a first priority perfected security interest) cash collateral in Dollars, at a location and pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent or provide a backstop letter of credit pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent (and “Cash Collateralization” has a corresponding meaning).

“Cash Equivalent” means:

(a)       direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within two years from the date of acquisition thereof;

(b)       investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c)       investments in certificates of deposit, bank notes, deposit notes, banker’s acceptances, overnight deposits and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d)       fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) of this definition and entered into with a financial institution satisfying the criteria described in clause (c) of this definition;

(e)       money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, (ii) have the highest rating obtainable from S&P or from Moody’s and (iii) have portfolio assets of at least $5,000,000,000; and

(f)       readily marketable direct obligations issued by any state, commonwealth or territory of the United States of America or any political subdivision or taxing authority thereof having one of the two highest rating categories obtainable from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition.

“CFC” means any controlled foreign corporation within the meaning of Section 957(a) of the Code.

“Change in Control” means the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder as in effect on the date hereof, but excluding any employee benefit plan of such Person, entity or “group” and their respective Subsidiaries and any Person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), of shares representing more than 30% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Borrower; provided that a transaction in which the Borrower becomes a direct or indirect Subsidiary of another Person shall not be deemed to constitute a Change in Control if, immediately following such transaction, the “beneficial owners” (as defined above), directly or indirectly through one or more intermediaries, of the Capital Stock of the Borrower immediately prior to such transaction beneficially own, directly or indirectly through one or more intermediaries, 50% or more of the outstanding voting Capital Stock of such other Person of whom the Borrower has become a direct or indirect Subsidiary.

“Change in Law” means (a) the adoption of any law, treaty, rule or regulation after the date of this Agreement, (b) any change in any law, treaty, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Lender (or, for purposes of Section 2.14(b), by any lending office of such Lender or by such Lender’s or the Issuing Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) of the United States financial regulatory authorities shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Citi” means Citibank, N.A.

“Class,” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Credit Loans, Incremental Revolving Loans, Incremental Term Loans, Extended Revolving Credit Loans or Swingline Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Credit Commitment or Incremental Term Loan Commitment.

“Co-Syndication Agents” means those certain financial institutions listed on the cover page hereof in such capacity.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means the Security Agreement Collateral and all property of any kind and nature subject or purported to be subject from time to time to a lien pursuant to any Security Document.

“Collateral Agent” means Citi in its capacity as collateral agent for the Secured Parties.

“Commitment” means a Revolving Credit Commitment, an Incremental Term Loan Commitment or a Letter of Credit Commitment, or any combination thereof (as the context requires).

“Commitment Fee” has the meaning specified in Section 2.11(a).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” means each notice, demand, communication, information, document and other material provided for hereunder or under any other Loan Document or otherwise transmitted between the parties hereto relating this Agreement, the other Loan Documents, any Loan Party or its Affiliates, or the transactions contemplated by this Agreement or the other Loan Documents, including, without limitation, all Approved Electronic Communications.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus, without duplication and to the extent reflected as a charge (other than with respect to clause (vi) below) in the statement of such Consolidated Net Income for such period, the sum of the following with respect to the Borrower and its Restricted Subsidiaries:

(a)          (i)       income tax expense,

(ii)       Consolidated Interest Expense, amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans),

(iii)       depreciation and amortization expense, including amortization of intangibles (including, but not limited to, goodwill) and organization costs,

(iv)       non-cash expenses or losses (including any non-cash stock-based compensation expense relating to stock options and restricted stock granted to employees or directors),

(v)       restructuring charges or reserves,

(vi)       without duplication of amounts added back pursuant to other clauses in this definition (whether through a pro forma adjustment or otherwise), the amount of any expected “run-rate” cost savings, operating expense reductions, other operating improvements and synergies (collectively, “Expected Cost Savings”) (net of actual amounts realized) that are reasonably identifiable and factually supportable (in the good faith determination of such Person) related to any permitted Investment, permitted Disposition, or any operating improvement, restructuring, cost savings initiative, and/or other similar initiative (any such operating improvement, restructuring, cost savings initiative or similar initiative, a “Cost Savings Initiative”); provided that such Expected Cost Savings are reasonably expected to be realized within 12 months of the consummation of the event giving rise thereto and shall not exceed 20% of Consolidated EBITDA for such period (calculated before giving effect to any such Expected Cost Savings to be added back pursuant to this clause (vi)),

(vii)       (x) Transaction Costs and (y) any transaction fees, costs and expenses incurred in connection with the consummation of any transaction (or any transaction proposed and not consummated), whether or not permitted under this Agreement, including any issuance or offering of Capital Stock, any Investment, any Disposition, any Restricted Payment, any recapitalization, any Acquisition, merger, consolidation or amalgamation or any incurrence, repayment, refinancing, amendment or modification of Indebtedness (including any amortization or write-off of debt issuance or deferred financing costs, premiums and prepayment penalties) or any similar transaction,

(viii)       any expense attributable to the undertaking and/or implementation of cost savings initiatives, operating expense reductions, transition, opening and/or pre-opening expenses, business optimization and other restructuring (including tax restructuring) and integration expense (including any expense attributable to inventory optimization programs, software development costs, any expense attributable to the closure or consolidation of any facility and/or discontinued operations, expense relating to entry into a new market, consulting fees, signing costs, retention or completion bonus, relocation expenses, severance payments, expense associated with any modification to any pension and post-retirement employee benefit plan, expense associated with new systems design, implementation costs and project startup costs),

(ix)       costs of litigation, arbitration, legal settlement, fines, judgments or orders and related expenses,

(x)        significant and unusual or infrequent Taxes based on income, profits or capital of the Borrower and the Restricted Subsidiaries for such period, including, but not limited to, FAS 5 reserves on a significant and unusual transaction, and

(xi)       extraordinary, unusual or non-recurring charges or losses (including, whether or not otherwise includable as a separate item in the statement of Consolidated Net Income for such period, losses on the sales of assets outside the ordinary course of business), and minus

(b)       (i) to the extent included in the statement of such Consolidated Net Income for such period, the sum, with respect to the Borrower and its Restricted Subsidiaries, of (x) extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business) and (y) other non-cash income and

(ii)       cash payments made during such period in respect of items described in clause (a)(iv) above subsequent to the fiscal quarter in which the relevant non-cash expenses or losses were reflected as a charge in the statement of Consolidated Net Income, all as determined on a consolidated basis.

“Consolidated Funded Debt” means, at any date, all Indebtedness of the Borrower and its Restricted Subsidiaries of the type described in clauses (a), (g) and (h) thereof or under clause (f) thereof with respect to the foregoing types of Indebtedness that matures more than one year from the date of its creation or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all current maturities and current sinking fund payments in respect of such Indebtedness whether or not required to be paid within one year from the date of its creation and, in the case of the Borrower, Indebtedness in respect of the Loans, determined on a consolidated basis in accordance with GAAP, it being understood that any Indebtedness of such Person in respect of the undrawn portion of any letter of credit shall not constitute Consolidated Funded Debt of such Person.

“Consolidated Interest Coverage Ratio” means, at any date, the ratio of (a) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Borrower ended on or most recently ended prior to such date, to (b) Consolidated Interest Expense for such period.

“Consolidated Interest Expense” means, for any period, total interest expense (including that attributable to Capital Lease Obligations) of the Borrower and its Restricted Subsidiaries for such period with respect to all outstanding Indebtedness of the Borrower and its Restricted Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP) determined on a consolidated basis in accordance with GAAP.

“Consolidated Leverage Ratio” means, at any date, the ratio of (a) the aggregate principal amount of all Consolidated Funded Debt on such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Borrower ended on or most recently ended prior to such date.

“Consolidated Net Income” means, for any period, the consolidated net income (or loss) of the Borrower and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or loss) of any Person (other than a Restricted Subsidiary of the Borrower) in which the Borrower or any of its Restricted Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Restricted Subsidiary in the form of dividends or similar distributions, and (b) the undistributed earnings of any Restricted Subsidiary of the Borrower (other than a Loan Party) to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Restricted Subsidiary.

“Consolidated Secured Leverage Ratio” means, at any date, the ratio of (a) the aggregate principal amount of all Consolidated Funded Debt secured by a Lien on such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Borrower ended on or most recently ended prior to such date.

“Consolidated Total Assets” means, as to any Person determined on a consolidated basis, at any date of determination, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of the applicable Person at such date.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Cost Savings Initiative” has the meaning specified in the definition of “Consolidated EBITDA.”

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both, would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means, at any time, a Lender as to which the Administrative Agent has notified the Borrower that (i) such Lender has failed for three or more Business Days to comply with its obligations under this Agreement to make a Loan, make a payment to the Issuing Lender in respect of a LC Disbursement or make a payment to the Swingline Lender in respect of a Swingline Loan (each, a “funding obligation”), (ii) such Lender has notified the Administrative Agent, or has stated publicly, that it will not comply with any such funding obligation hereunder, or has defaulted on its funding obligations under any other loan agreement or credit agreement, (iii) such Lender has, for three or more Business Days, failed to confirm in writing to the Administrative Agent, in response to a written request of the Administrative Agent, that it will comply with its funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (iii) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (iv) a Lender Insolvency Event or a Bail-In Action has occurred and is continuing with respect to such Lender (provided that neither the reallocation of funding obligations provided for in Section 2.20 as a result of a Lender’s being a Defaulting Lender nor the performance by a Non-Defaulting Lender of such reallocated funding obligations will by themselves cause the relevant Defaulting Lender to become a Non-Defaulting Lender). Any determination that a Lender is a Defaulting Lender under clauses (i) through (iv) above will be made by the Administrative Agent in its sole discretion acting in good faith. The Administrative Agent will promptly send to all parties hereto a copy of any notice to the Borrower provided for in this definition.

“Disposition” or “Dispose” means, with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof (excluding the sale by the Borrower of its own Indebtedness or Capital Stock).

“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary of the Borrower organized or incorporated under the laws of the United States of America, any state thereof or the District of Columbia.

“Do Not Have Unreasonably Small Capital” means that the Borrower and its Subsidiaries taken as a whole is a going concern and has sufficient capital to ensure that it will continue to be a going concern for such period.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means December 16, 2011.

“Embargoed Person” means any party that (i) is listed in any Sanctions-related list of designated Persons maintained by the U.S. Treasury Department’s Office of Foreign Assets Control or the U.S. Department of State, (ii) resides, is organized or chartered, or has a place of business in a country, region or territory subject to Sanctions or embargo programs (at the time of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria), (iii) is owned or controlled by any such Person or Persons described in the foregoing clauses (i) or (ii), or (iv) is publicly identified as prohibited from doing business with the United States under the International Emergency Economic Powers Act, the Trading With the Enemy Act, or any other Requirement of Law.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Restricted Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Issuance” means (a) any issuance or sale by the Borrower or any of its Restricted Subsidiaries after the date hereof of (i) any of its Capital Stock, (ii) any warrants or options exercisable in respect of its Capital Stock (other than any warrants, options or restricted stock issued to directors, officers, employees or consultants of the Borrower or any of its Restricted Subsidiaries pursuant to benefit plans established in the ordinary course of business and any Capital Stock of the Borrower issued upon the exercise of such warrants or options) or (iii) any other security or instrument representing an equity interest (or the right to obtain any equity interest, other than convertible debt) in the Borrower or any of its Restricted Subsidiaries or (b) the receipt by the Borrower or any of its Restricted Subsidiaries after the date hereof of any capital contribution (whether or not evidenced by any equity security issued by the recipient of such contribution); provided that Equity Issuance shall not include (v) any such issuance or sale by any Restricted Subsidiary of the Borrower to the Borrower or any Restricted Subsidiary of the Borrower, (w) any capital contribution by the Borrower or any Restricted Subsidiary of the Borrower to any Restricted Subsidiary of the Borrower, (x) any such issuance under any Plan, or (y) any such issuance of Capital Stock of the Borrower as consideration for any Acquisition permitted under Section 7.06(g), or (z)(i) any issuance of mandatorily redeemable preferred Capital Stock or (ii) Capital Stock that is convertible into or exchangeable for Indebtedness.

“Equity Rights” means, with respect to any Person, any subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including any shareholders’ or voting trust agreements) for the issuance, sale, registration or voting of, or securities convertible into, any additional shares of Capital Stock of any class or type of such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) with respect to any Plan, the failure to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA, whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) a determination that any Plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code); (e) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (f) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan or the occurrence of any event or condition which could reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (g) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (h) the withdrawal of the Borrower or any of its ERISA Affiliates from a Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (i) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA or in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA); (j) a failure to make a required contribution to a Multiemployer Plan or (k) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could reasonably be expected to result in liability to the Borrower.

“Eurodollar,” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the LIBO Rate.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning assigned to such term in Article VIII.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Swap Obligation” means with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Subsidiary” has the meaning assigned to such term in the definition of “Guarantor”.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, (a) taxes imposed on or measured by its net income (however denominated) and franchise taxes imposed on it, in each case, by a jurisdiction as a result of such recipient being organized or having its principal office or applicable lending office in such jurisdiction or as a result of any other present or former connection between such recipient and such jurisdiction (other than any connection arising solely from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, and/or enforced, any Loan Documents), (b) any branch profits tax under Section 884(a) of the Code, or any similar tax, imposed by any jurisdiction described in clause (a), (c) in the case of a Non-U.S. Lender (other than an assignee pursuant to a request by the Borrower under Section 2.18(b)), any U.S. federal withholding tax that is imposed on amounts payable to such Non-U.S. Lender pursuant to Requirements of Law in effect at the time such Non-U.S. Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Non-U.S. Lender (or its assignor, if any) was entitled, immediately prior to the designation of such new lending office (or assignment), to receive additional amounts with respect to such withholding tax pursuant to Section 2.16 (a) or (c), (d) any United States federal withholding tax imposed pursuant to FATCA and (e) any withholding taxes attributable to the failure of a Lender to comply with Section 2.16(e).

“Existing Letters of Credit” means those letters of credit issued and outstanding under this Agreement immediately prior to the Amendment No. 2 Effective Date as set forth on Schedule 1.01(B), which shall continue to constitute a Letter of Credit hereunder on the Amendment No. 2 Effective Date.

“Existing Term Loan Facility” means all Term Loans (as defined in the Original Credit Agreement) under the Original Credit Agreement.

“Expected Cost Savings” has the meaning assigned to such term in the definition of “Consolidated EBITDA.”

“Extended Revolving Credit Commitment” has the meaning assigned to such term in Section 2.21(a).

“Extended Revolving Credit Facility” has the meaning assigned to such term in Section 2.21(a).

“Extended Revolving Credit Loans” has the meaning assigned to such term in Section 2.21(a).

“Extending Revolving Credit Lender” has the meaning assigned to such term in Section 2.21(a).

“Extension” has the meaning assigned to such term in Section 2.21(a).

“Extension Offer” has the meaning assigned to such term in Section 2.21(a).

“Facility” has the meaning assigned to such term in Section 2.21(a).

“Fair Value” means the amount at which the assets (both tangible and intangible), in their entirety, of the Borrower and its Subsidiaries taken as a whole would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

“FATCA” means current Sections 1471 through 1474 of the Code (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations thereunder or official interpretations thereof, and any agreements entered into pursuant to current Section 1471(b)(1) of the Code (or any amended or successor version described above), and any intergovernmental agreements (and any related laws, regulations, or official administrative guidance) implementing the foregoing.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it; provided that, in no event shall the Federal Funds Effective Rate be less than 0.00% per annum.

“First Lien Leverage Ratio” means, as of any date, the ratio of (a) the aggregate principal amount of all Consolidated Funded Debt that is secured by first priority Liens as of such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Borrower ended on or most recently ended prior to such date.

“Fiscal Year” means any of the annual accounting periods of Borrower ending on December 31 of each year.

“Foreign Subsidiary” means any Subsidiary of the Borrower that is not a Domestic Subsidiary.

“FSHCo” means any Domestic Subsidiary that has no material assets other than Capital Stock of one or more Foreign Subsidiaries that are CFCs.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state, local or otherwise, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantors” means all of the existing and future, direct and indirect, wholly owned Domestic Subsidiaries of the Borrower except (i) any Subsidiaries of Foreign Subsidiaries that are CFCs, (ii) any FSHCo, (iii) any captive insurance companies, not-for-profit subsidiaries, and special purpose entities, (iv) any Immaterial Subsidiary (in the case an Immaterial Subsidiary that is a Domestic Subsidiary, unless the Borrower otherwise elects to make such Immaterial Subsidiary a Guarantor), (v) any Unrestricted Subsidiary, (vi) except to the extent prohibited or restricted by applicable law or by contract existing on the Effective Date or, with respect to Subsidiaries acquired after the Effective Date, existing when such Subsidiary was acquired (including any requirement to obtain the consent of any governmental authority or third party) from Guaranteeing the Obligations or (vii) any Subsidiary whose Guarantee of the Obligations would reasonably be expected to result in material adverse tax consequences as reasonably determined by the Borrower in consultation with the Administrative Agent, (the entities in clauses (i) through (vii), each, an “Excluded Subsidiary”).

“Guaranteed Obligations” has the meaning set forth in Section 3.01.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Historical Financial Statement” has the meaning set forth in Section 4.04(a).

“Identified Contingent Liabilities” means the maximum estimated amount of liabilities reasonably likely to result from pending litigation, asserted claims and assessments, guaranties, uninsured risks and other contingent liabilities of the Borrower and its Subsidiaries taken as a whole after giving effect to the Transactions (including all fees and expenses related thereto but exclusive of such contingent liabilities to the extent reflected in Stated Liabilities).

“Immaterial Subsidiary” means at any time thereafter, any Restricted Subsidiary (a) whose total assets (on a consolidated basis with its Restricted Subsidiaries) as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements are available were less than 5% of the Consolidated Total Assets of the Borrower and its Restricted Subsidiaries at such date (based upon the financial statements pursuant to Section 6.01(a) or (b) most recently delivered on or prior to such date) and (b) whose gross revenues (on a consolidated basis with its Restricted Subsidiaries) for such period were less than 5% of the consolidated gross revenues of the Borrower and its Restricted Subsidiaries for such period, in each case determined in accordance with GAAP; provided that a Subsidiary shall not be permitted to be an Immaterial Subsidiary if (i) the aggregate amount of gross revenue for all Immaterial Subsidiaries exceeds 5% of the consolidated gross revenues of the Borrower and its Restricted Subsidiaries as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements are available (based upon the financial statements pursuant to Section 6.01(a) or (b) most recently delivered on or prior to such date) or (ii) the aggregate amount of total assets for all Immaterial Subsidiaries exceeds 5% of the aggregate amount of Consolidated Total Assets of the Borrower and its Restricted Subsidiaries as of the last day of the Reference Period most recently ended fiscal quarter of the Borrower for which financial statements were available (based upon the financial statements pursuant to Section 6.01(a) or (b) most recently delivered on or prior to such date).

“Increase Effective Date” has the meaning assigned to such term in Section 2.19(a).

“Increase Joinder” has the meaning assigned to such term in Section 2.19(c).

“Incremental Commitment” has the meaning assigned to such term in Section 2.19(a).

“Incremental Equivalent Debt” means (i) Indebtedness in the form of notes or loans (or commitments in respect thereof (assuming such commitments then being obtained are fully drawn)) in lieu of loans (or commitments) under Section 2.19, which notes or loans are secured by the Collateral on a pari passu basis with Liens securing the Obligations; provided that (x) the aggregate outstanding amount thereof, together with the aggregate outstanding amount of Incremental Commitments previously incurred under Section 2.19, does not, at the time of incurrence exceed the amount set forth in Section 2.19(a) and (y) the Additional Debt Requirements are satisfied; and (ii) any Indebtedness that constitutes permitted refinancing debt in respect thereof and, in any case, is permitted to be incurred pursuant to Section 7.01.

“Incremental Revolving Commitment” has the meaning assigned to such term in Section 2.19(a).

“Incremental Revolving Loan” has the meaning assigned to such term in Section 2.19(c).

“Incremental Term Loan” has the meaning assigned to such term in Section 2.19(c).

“Incremental Term Loan Commitment” has the meaning assigned to such term in Section 2.19(a).

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding (i) trade payables, accrued expenses, current accounts payable and similar obligations incurred in the ordinary course of such Person’s business (including on an intercompany basis), (ii) any earnout obligation until such obligation becomes a liability on the balance sheet (excluding the footnotes thereto) of such Person in accordance with GAAP and has not been paid within thirty (30) days after becoming due and payable, (iii) prepaid or deferred revenue arising in the ordinary course of business, or (iv) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset to satisfy warrants or other unperformed obligations of the seller of such asset), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (j) the liquidation value of all mandatorily redeemable preferred Capital Stock of such Person and (k) all obligations of Swap Agreements to the extent required to be reflected on a balance sheet of such Person. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. For the avoidance of doubt, notwithstanding anything to the contrary set forth herein, (1) intercompany advances in the ordinary course of business in respect of operating costs (such as cash management obligations, royalty fees and transfer pricing) shall not constitute Indebtedness and (2) obligations which would otherwise constitute Indebtedness but which have been cash collateralized or amounts for the repayment thereof placed in escrow shall not constitute Indebtedness to the extent of such cash collateral or escrowed amounts.

“Indemnitee” has the meaning assigned to such term in Section 10.06(b).

“Information Memorandum” means that certain information memorandum relating to this Agreement dated as of April 8, 2013.

“Initial Revolving Credit Facility” means the Revolving Credit Commitments created on the Restatement Date that have not been extended pursuant to Section 2.21.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.07.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), each Quarterly Date, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable thereto and, in the case of any Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or with the consent of each affected Lender, nine or twelve months), as the Borrower may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing, and the date of a Borrowing comprising Loans of any Class that have been converted or continued shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interpolated Screen Rate” shall mean, the LIBO Rate shall be determined through the use of straight-line interpolation by reference to two such rates, one of which shall be determined as if the length of the period of such deposits were the period of time for which the rate for such deposits are available is the period next shorter than the length of such Interest Period and the other of which shall be determined as if the period of time for which the rate for such deposits are available is the period next longer than the length of such Interest Period as determined by the Administrative Agent.

“Investment” means, by any Person, (a) the amount paid, or the value of property or services contributed, by such Person for or in connection with the acquisition by such Person of any stock, bonds, notes, debentures, partnership or other ownership interests or other securities of any other Person and (b) the amount of any advance, loan or extension of credit by such Person, to any other Person, or guaranty or other similar obligation of such Person with respect to any Indebtedness of such other Person (other than trade payables, lease obligations, performance obligations and other payables credits granted or deposits made in the ordinary course of business), or any amount the payment of which is committed to be assured by a guaranty or similar obligation by such Person for the benefit of, such other Person. The amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, but giving effect to any Returns.

“IP Security Agreements” means that certain Trademark Security Agreement, dated as of December 16, 2011, by HealthDataInsights, Inc. in favor of the Administrative Agent (on behalf of the Secured Parties) and that certain Copyright Security Agreement, dated as of December 16, 2011, by HealthDataInsights, Inc. in favor of the Administrative Agent.

“Issuing Lender” means (i) Citi and its successors, in its capacity as issuer of Letters of Credit hereunder, or one or more Lenders reasonably acceptable to the Borrower, the Administrative Agent and any such Lender, and (ii) for purposes of the Existing Letters of Credit, each Issuing Lender set forth on Schedule 1.01(B).

“Junior Indebtedness” means any Indebtedness that is subordinated in right of payment to the Obligations under the Loan Documents.

“LC Disbursement” means a payment made by the Issuing Lender pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Revolving Credit Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“LCT Election” has the meaning assigned to such term in Section 1.04(a).

“LCT Test Time” has the meaning assigned to such term in Section 1.04(a).

“Lender Party” means any Lender, the Issuing Lender or the Swingline Lender.

“Lender Party Appointment Period” has the meaning assigned to such term in Section 9.06(a).

“Lender Insolvency Event” means that (i) a Lender or its Parent Company is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (ii) such Lender or its Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its Parent Company, or such Lender or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment.

“Lenders” means the Persons listed on Schedule 1.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption or an instrument entered into pursuant to Section 10.07, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Letter of Credit” means any standby letter of credit issued pursuant to this Agreement, which shall include each Existing Letter of Credit, which shall be deemed to constitute a Letter of Credit issued under this Agreement on the Amendment No. 2 Effective Date for all purposes of this Agreement and the other Loan Documents.

“Letter of Credit Documents” means, with respect to any Letter of Credit, collectively, any application therefor and any other agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (a) the rights and obligations of the parties concerned or at risk with respect to such Letter of Credit or (b) any collateral security for any of such obligations, each as the same may be modified and supplemented and in effect from time to time.

“Letter of Credit Sublimit Amount” means $50,000,000.

“LIBO Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the commencement of such Interest Period by reference to the ICE Benchmark Administration Interest Settlement Rates (or the successor thereto if the ICE Benchmark Administration is no longer making such rates available) for Dollar deposits (as set forth by any service selected by the Administrative Agent that has been nominated by the ICE Benchmark Administration (or its successor) as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO Rate” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which Dollar deposits are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period; provided further that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO Rate” shall be the Interpolated Screen Rate; provided, however, to the extent such rate is not available at such time for any reason pursuant to the foregoing provisions of this definition, then the “LIBO Rate” for such Interest Period shall be (x) a comparable successor or alternative interbank rate for deposits in Dollars that is, at such time, broadly accepted by the syndicated loan market in the United States in lieu of the “LIBO Rate” and is reasonably acceptable to the Borrower and the Administrative Agent or (y) solely if no such broadly accepted comparable successor interbank rate exists at such time, a successor or  alternative index rate as the Administrative Agent and the Borrower may determine with the consent of the Required Lenders.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Limited Condition Transaction” means (a) any acquisition or similar Investment by the Borrower or any Restricted Subsidiary or any merger of the Borrower permitted by the final paragraph of Section 7.03 and/or (b) the payment of Junior Indebtedness permitted by Section 7.14, in each case under this clause (b), for which an irrevocable notice of redemption, repayment or repurchase has been delivered, in each case, that is not conditioned on the availability of, or on obtaining, third party financing.

“Loan Documents” means, collectively, this Agreement, Amendment No. 1, Amendment No. 2, the Letter of Credit Documents, the promissory notes (if any) executed and delivered pursuant to Section 2.09(f), the Security Documents, any Increase Joinder, any Extension Offer and each certificate, agreement or document executed by a Loan Party and delivered to the Administrative Agent or any Lender in connection with or pursuant to any of the foregoing.

“Loan Parties” means the Borrower and the Guarantors.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Margin Stock” means “margin stock” within the meaning of Regulations T, U and X of the Board.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, property or financial condition of the Borrower and its Restricted Subsidiaries taken as a whole, (b) the ability of the Loan Parties, taken as a whole, to perform their respective payment obligations hereunder and under the other Loan Documents and (c) the validity or enforceability of this Agreement or any other Loan Document or the rights or remedies of the Administrative Agent and the Lenders, taken as a whole, hereunder or thereunder.

“Material Disposition” means any Disposition of property or series of related Dispositions of property that yields gross proceeds to the Borrower or any of its Restricted Subsidiaries in excess of $5,000,000.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Restricted Subsidiaries in an aggregate principal amount exceeding $15,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Restricted Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Restricted Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Subsidiary” means any Restricted Subsidiary that is not an Immaterial Subsidiary.

“Minimum Extension Condition” has the meaning assigned to such term in Section 2.21(b).

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” means in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or the sale or disposition of any non-cash consideration or otherwise, but only as and when received and excluding the portion of such deferred payment constituting interest) of such Asset Sale or Recovery Event, net of attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset which is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document) and other customary costs, fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and net of amounts deposited in escrow in connection therewith or reasonably expected to be paid as a result of any purchase price adjustment, indemnities or reserves related thereto (such amounts shall be Net Cash Proceeds to the extent and at the time released or not required to be so used).

“Non-Defaulting Lender” means, at any time, a Revolving Credit Lender that is not a Defaulting Lender.

“Non-Excluded Taxes” means all Taxes other than Excluded Taxes and Other Taxes.

“Non-U.S. Lender” means any Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“Obligations” means, collectively, (a) all of the Indebtedness, liabilities and obligations of any Loan Party to the Administrative Agent, the Lenders, the Swingline Lender and/or the Issuing Lender arising under the Loan Documents (including all reimbursement obligations in respect of Letters of Credit), in each case whether fixed, contingent (including without limitation those Obligations incurred as a Guarantor pursuant to Article III), now existing or hereafter arising, created, assumed, incurred or acquired, and whether before or after the occurrence of any Event of Default under clause (h) or (i) of Article VIII and including any obligation or liability in respect of any breach of any representation or warranty, funding losses and all interest and fees accruing after the commencement of an insolvency proceeding, whether or not allowed or allowable in any such proceeding, (b) all obligations of any Loan Party owing to any Lender, Administrative Agent or Collateral Agent or any Affiliate of any Lender, Administrative Agent or Collateral Agent under any treasury management services agreement, any service terms or any service agreements, including electronic payments service terms and/or automated clearing house agreements, and all overdrafts on any account which any Loan Party maintains with any Lender or any Affiliate of any Lender and (c) all obligations of any Loan Party owing to any Lender, Administrative Agent or Collateral Agent or any Affiliate of any Lender, Administrative Agent or Collateral Agent (or any Person that was a Lender, Administrative Agent, Collateral Agent or an Affiliate thereof at any time when it entered into such agreement) under (i) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements, (ii) other agreements or arrangements designed to manage interest rates or interest rate risk and (iii) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices; provided that Obligations shall in no event include any Excluded Swap Obligations.

“Original Credit Agreement” has the meaning assigned to such term in the recitals hereto.

“Original Letters of Credit” has the meaning assigned to such term in the recitals hereto.

“Original Loan Documents” has the meaning assigned to such term in the recitals hereto.

“Original Obligations” has the meaning assigned to such term in the recitals hereto.

“Other Taxes” means all present or future stamp or documentary Taxes or any other excise, property or similar Taxes arising from any payment made under this Agreement or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, excluding (1) any such Tax imposed on an assignment (other than an assignment pursuant to a request by the Borrower under Section 2.18(b)) of any interest in any Loan or Commitment hereunder (an “Assignment Tax”), but only to the extent such Assignment Tax is imposed as a result of a present or former connection between the assignor and/or assignee and the taxing jurisdiction (other than any connection arising solely from such assignor and/or assignee having executed, delivered, become a party to, performed its obligations under, received payments under, received a perfected security interest under, engaged in any other transaction pursuant to, and/or enforced, any Loan Documents) and (2) any Excluded Taxes.

“Parent Company” means, with respect to a Lender, the bank holding company (as defined in Regulation Y of the Board), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.

“Participant” has the meaning set forth in Section 10.07(c)(i).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Perfection Certificate” means a certificate in the form of Exhibit F-1 or any other form approved by the Collateral Agent, as the same shall be supplemented from time to time by a Perfection Certificate Supplement or otherwise.

“Perfection Certificate Supplement” means a certificate supplement in the form of Exhibit F-2 or any other form approved by the Collateral Agent.

“Permitted Acquisition” means any Acquisition; provided that each of the following conditions shall be met (subject to any LCT Election):

(a)       before and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing;

(b)       the Borrower would be in compliance (on a Pro Forma Basis after giving effect to such Acquisition and any other Acquisition, Disposition, debt incurrence, debt retirement) with the covenants contained in Section 7.11 recomputed as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements are available;

(c)       if such Acquisition involves the acquisition of Capital Stock of a Person, such Acquisition shall result in the issuer of such Capital Stock becoming a Guarantor to the extent required by Section 6.13; and

(d)       such acquisition shall result in the Collateral Agent, for the benefit of the Secured Parties, being granted a security interest in any Capital Stock or any assets so acquired to the extent required by Section 6.13.

“Permitted Acquisition Consideration” means, in connection with any Permitted Acquisition, the aggregate amount (as valued at the fair market value of such Permitted Acquisition at the time such Permitted Acquisition is made) of, without duplication: (a) the purchase consideration paid or payable in cash for such Permitted Acquisition, whether payable at or prior to the consummation of such Permitted Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and including any and all payments representing the purchase price and any assumptions of Indebtedness and/or Guaranteed Obligations, “earn outs” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any Person or business and (b) the aggregate amount of Indebtedness incurred or assumed in connection with such Permitted Acquisition.

“Permitted Liens” means:

(a)       Liens imposed by law for Taxes (i) that are not yet due or are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP or (ii) with respect to which the failure to pay the same would not reasonably be expected to result in a Material Adverse Effect;

(b)       carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations (i) that are not overdue by more than 30 days, (ii) are being contested in compliance with Section 6.04 and which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to such lien or (iii) with respect to which the failure to pay the same would not reasonably be expected to result in a Material Adverse Effect;

(c)       pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d)       deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e)       judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VIII; and

(f)       easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Restricted Subsidiary;

provided that the term “Permitted Liens” shall not include any Lien securing Indebtedness for borrowed money.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Present Fair Salable Value” means the amount that could be obtained by an independent willing seller from an independent willing buyer if the assets of the Borrower and its Subsidiaries taken as a whole are sold with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by Citi as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Pro Forma Basis” or “Pro Forma Effect” means, with respect to any determination of the Consolidated Leverage Ratio, the Consolidated Secured Leverage Ratio, the First Lien Leverage Ratio, the Consolidated Interest Coverage Ratio, Consolidated EBITDA, Consolidated Funded Debt, Consolidated Interest Expense and Consolidated Total Assets (including component definitions of each of the foregoing), that each Subject Transaction with respect to any test or covenant for which such determination is being made shall be deemed to have occurred as of the first day of the applicable Reference Period (or, in the case of Consolidated Total Assets (or with respect to any determination pertaining to the balance sheet, including the acquisition of cash and Cash Equivalents), as of the last day of such Reference Period) and that:

(a)       (i) in the case of (A) any Disposition of all or substantially all of the Capital Stock of any Restricted Subsidiary or any division and/or product line of the Borrower or any Restricted Subsidiary constituting a Material Disposition, (B) any designation of a Restricted Subsidiary as an Unrestricted Subsidiary and (C) the implementation of any Cost Savings Initiative, statement of operations items (whether positive or negative and including any items giving rise to Expected Cost Savings) attributable to the property or Person subject to such Subject Transaction, shall be excluded as of the first day of the applicable Reference Period with respect to any test or covenant for which the relevant determination is being made and (ii) in the case of (A) any Permitted Acquisition or other permitted Investment described in the definition of the term “Subject Transaction” and/or (B) the designation of an Unrestricted Subsidiary as a Restricted Subsidiary, statement of operations items (whether positive or negative) attributable to the property or Person subject to such Subject Transaction shall be included as of the first day of the applicable Reference Period with respect to any test or covenant for which the relevant determination is being made; it being understood that any pro forma adjustment described in this Agreement may be applied to any such test or covenant solely to the extent that such adjustment is consistent with the definition of the term “Consolidated EBITDA”;

(b)       any retirement or repayment of Indebtedness shall be deemed to have occurred as of the first day of the applicable Reference Period with respect to any test or covenant for which the relevant determination is being made;

(c)       any Indebtedness incurred by the Borrower or any Restricted Subsidiary in connection therewith shall be deemed to have occurred as of the first day of the applicable Reference Period with respect to any test or covenant for which the relevant determination is being made; provided that, (i) if such Indebtedness has a floating or formula rate, such Indebtedness shall have an implied rate of interest for the applicable Reference Period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness at the relevant date of determination (taking into account any interest hedging arrangements applicable to such Indebtedness), (ii) interest on any Capital Lease Obligations shall be deemed to accrue at an interest rate reasonably determined by the Borrower to be the rate of interest implicit in such obligation in accordance with GAAP and (iii) interest on any Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate or other rate shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen by the Borrower; and

(d)       for purposes of determining Consolidated Total Assets, the acquisition of any asset (including cash and Cash Equivalents), whether pursuant to any Subject Transaction or any Person becoming a Subsidiary or merging, amalgamating or consolidating with or into the Borrower or any of its Subsidiaries, or the Disposition of any asset (including cash and Cash Equivalents), described in the definition of the term “Subject Transaction” shall be deemed to have occurred as of the last day of the applicable period of four consecutive fiscal quarters with respect to any test or covenant for which such calculation is being made.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Quarterly Dates” means the last Business Day of March, June, September and December in each year.

“Real Property” means, collectively, all right, title and interest (including any mineral or other estate) in and to any and all parcels of or interests in real property owned, leased, or operated by any person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership or operation thereof.

“Recovery Event” means any settlement of or payment in respect of any property insurance claim or casualty insurance claim (but not to the extent such claim compensates for any loss of revenues or interruption of business or operations caused thereby) or any condemnation proceeding awards or other compensation received in respect thereof relating to any asset or property of the Borrower or any of its Restricted Subsidiaries with a value in excess of $10,000,000.

“Reference Period” means any period of four consecutive fiscal quarters.

“Register” has the meaning set forth in Section 10.07(b)(iv).

“Reinvestment Deferred Amount” means, with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by the Borrower or any of its Restricted Subsidiaries in connection therewith which are not applied to prepay the Revolving Credit Loans pursuant to Section 2.10(b) as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event” means any Asset Sale or Recovery Event in respect of which the Borrower has delivered a Reinvestment Notice.

“Reinvestment Notice” means a written notice executed by a Responsible Officer stating that no Default or Event of Default shall have occurred and be continuing and that the Borrower or any Restricted Subsidiary intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to reinvest in its business.

“Reinvestment Prepayment Amount” means, with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to reinvest in the Borrower’s or any Restricted Subsidiary’s business.

“Reinvestment Prepayment Date” means, with respect to any Reinvestment Event, the earlier of (a) the date occurring twelve months after such Reinvestment Event; provided that such twelve month period shall increase to eighteen months with respect to any Reinvestment Deferred Amount if the Borrower or the relevant Restricted Subsidiary has contractually committed within such twelve month period to use such Reinvestment Deferred Amount to reinvest in its business and (b) the date on which the Borrower shall have determined not to, or shall have otherwise ceased to, reinvest in the Borrower’s or any Restricted Subsidiary’s business with all or any portion of the relevant Reinvestment Deferred Amount.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective managers, administrators, trustees, partners, directors, officers, employees, agents, fund managers and advisors of such Person and such Person’s Affiliates.

“Required Lenders” means, at any time, Lenders having Revolving Credit Exposures, outstanding Incremental Term Loans and unused Commitments representing more than 50% of the sum of the total Revolving Credit Exposures, outstanding Incremental Term Loans and unused Revolving Credit Commitments at such time. The “Required Lenders” of a particular Class of Loans means Lenders having Revolving Credit Exposures, outstanding Incremental Term Loans and/or unused Commitments of such Class, as applicable, representing more than 50% of the total Revolving Credit Exposures, outstanding Incremental Term Loans and/or unused Commitments of such Class, as applicable, at such time.

“Required Revolving Credit Lenders” means, at any time, Revolving Credit Lenders having Revolving Credit Exposures and unused Commitments representing more than 50% of the sum of the total Revolving Credit Exposures and unused Revolving Credit Commitments at such time. The “Required Revolving Credit Lenders” of a particular Class of Loans means Lenders having Revolving Credit Exposures and/or unused Commitments of such Class, as applicable, representing more than 50% of the total Revolving Credit Exposures and/or unused Commitments of such Class, as applicable, at such time.

“Requirement of Law” means, as to any Person, the certificate of incorporation and bylaws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means the chief executive officer, president, general counsel, chief accounting officer or chief financial officer of the Borrower, but in any event, with respect to financial matters, the chief financial officer of the Borrower.

“Restatement Date” means the date on which the conditions specified in Section 5.01 are satisfied (or waived in accordance with Section 10.05).

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Capital Stock of the Borrower or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Capital Stock of the Borrower or any option, warrant or other right to acquire any such Capital Stock of the Borrower.

“Restricting Information” has the meaning specified in Section 10.04(a).

“Restricted Subsidiary” means any Subsidiary that is not an Unrestricted Subsidiary. Unless explicitly set forth to the contrary, a reference to a “Restricted Subsidiary” means a Restricted Subsidiary of the Borrower.

“Returns” means, with respect to any Investment of any Person and without duplication (including as a result of such amount being included in Consolidated Net Income of such Person), any repayments, interest, returns, profits, distributions, income and similar amounts actually received in cash by such Person in respect of such Investment not in excess of the amount of the original Investment by such Person.

“Revolving Credit,” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans constituting such Borrowing, are made pursuant to Section 2.01(a).

“Revolving Credit Availability Period” means the period from and including the Restatement Date to but excluding the earlier of the Revolving Credit Commitment Termination Date and the date of termination of the Revolving Credit Commitments.

“Revolving Credit Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Credit Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced or increased from time to time pursuant to Section 2.08, (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.07 and (c) reduced pursuant to Section 2.10. The initial amount of each Lender’s Revolving Credit Commitment is set forth on Schedule 1.01 under the caption “Revolving Credit Commitment,” or in the Assignment and Assumption or other instrument pursuant to which such Lender shall have assumed its Revolving Credit Commitment, as applicable. The initial aggregate amount of the Revolving Credit Commitments is $500,000,000.

“Revolving Credit Commitment Termination Date” means (x) with respect to Revolving Credit Loans, December 19, 2022 and (y) with respect to Extended Revolving Credit Loans, the date specified in the applicable Extension Offer applicable to such Extended Revolving Credit Loans.

“Revolving Credit Exposure” means, with respect to any Revolving Credit Lender at any time, the sum of (a) the outstanding principal amount of such Lender’s Revolving Credit Loans, (b) the LC Exposure of such Lender and (c) the Swingline Exposure of such Lender at such time.

“Revolving Credit Facility” means an Initial Revolving Credit Facility or an Extended Revolving Credit Facility, and “Revolving Credit Facilities” means all of them, collectively.

“Revolving Credit Lender” means a Lender with a Revolving Credit Commitment or, if the Revolving Credit Commitments have terminated or expired, a Lender with Revolving Credit Exposure.

“Revolving Credit Loans” means the loans made by the Lenders to the Borrower pursuant to Section 2.01(a).

“S&P” means Standard & Poor’s Ratings Services.

“Sale/Leaseback Transaction” has the meaning assigned to such term in Section 7.12.

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State.

“SEC” means the Securities and Exchange Commission, or any regulatory body that succeeds to the functions thereof.

“Secured Parties” has the meaning set forth in the Security Agreement.

“Security Agreement” means that certain Amended and Restated Security Agreement, dated as of the Amendment No. 2 Effective Date, between the Loan Parties and the Administrative Agent.

“Security Agreement Collateral” means all property from time to time pledged or granted as collateral pursuant to the Security Agreement.

“Security Documents” means, collectively, the Security Agreement, each IP Security Agreement, each Subsidiary Joinder Agreement, any security, pledge or similar agreement entered into pursuant to Section 6.13 in favor of the Administrative Agent, and all UCC financing statements required by the terms of any such agreement to be filed with respect to the security interests created pursuant thereto.

“Solvency Certificate” means a certificate substantially in the form of Exhibit G.

“Solvent” means, with respect to any Person at any time, that (a) the Fair Value and Present Fair Salable Value of the assets of such Person and its Subsidiaries taken as a whole exceed their Stated Liabilities and Identified Contingent Liabilities, (b) such Person and its Subsidiaries taken as a whole Do Not Have Unreasonably Small Capital, (c) such Person and its Subsidiaries taken as a whole will be able to pay their Stated Liabilities and Identified Contingent Liabilities as they mature, and (d) the Borrower and its Subsidiaries, on a consolidated basis, are not “insolvent” within the meaning given to that term under the United States Bankruptcy Code.

“Stated Liabilities” means the recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of the Borrower and its Subsidiaries taken as a whole, as of the date hereof after giving effect to the consummation of the Transactions, determined in accordance with GAAP consistently applied.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Stock Repurchase” has the meaning assigned to such term in Section 7.07(c).

“Subject Transaction” means (a) any Permitted Acquisition or similar permitted Investment, (b) any Material Disposition not prohibited by this Agreement, (c) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary or an Unrestricted Subsidiary as a Restricted Subsidiary in accordance this Agreement, (d) any incurrence or repayment of Indebtedness, (e) the implementation of any Cost Savings Initiative and/or (f) any other event that by the terms of the Loan Documents requires pro forma compliance with a test or covenant hereunder or requires such test or covenant to be calculated on a Pro Forma Basis.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held. Unless otherwise specified, “Subsidiary” means a Subsidiary of the Borrower.

“Subsidiary Joinder Agreement” means a Subsidiary Joinder Agreement substantially in the form of Exhibit D executed and delivered by a Domestic Subsidiary that, pursuant to Section 6.13(a), is required to become a “Guarantor” hereunder and a “Securing Party” under the Security Agreement in favor of the Administrative Agent.

“Successor Borrower” has the meaning assigned to such term in Section 7.3(e).

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any Subsidiary shall be a Swap Agreement.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

“Swingline Lender” means Citi or any other Revolving Credit Lender that becomes the Administrative Agent or agrees, with the approval of the Administrative Agent and the Borrower, to act as the Swingline Lender hereunder, in each case in its capacity as the Swingline Lender hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.04.

“Tax Indemnitee” has the meaning assigned to such term in Section 2.16(c).

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other similar charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” has the meaning assigned to such term in the lead in to Article VI.

“Total Leverage Incurrence Test” means, with respect to the most recent Reference Period, the Consolidated Leverage Ratio (calculated on a Pro Forma Basis) shall be no greater than 4.00 to 1.00.

“Transaction Costs” means any fees and expenses related to the entry into (a) the Loan Documents and incurrence of the Loans in connection therewith on the Restatement Date, (b) Amendment No. 1 and (c) Amendment No. 2.

“Transactions” means the execution, delivery and performance by each Loan Party of this Agreement and the other Loan Documents to which such Loan Party is intended to be a party, the borrowing of Loans hereunder and the use of proceeds thereof, and the issuance of Letters of Credit hereunder.

“Type,” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“U.S. Lender” means a Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“UCC” means the Uniform Commercial Code as in effect from time to time (except as otherwise specified) in any applicable state or jurisdiction.

“United States Tax Compliance Certificate” has the meaning assigned to such term in Section 2.16(e)(2)(C).

“Unrestricted Subsidiary” means any Subsidiary designated (or redesignated) by the Borrower as an Unrestricted Subsidiary hereunder after the Restatement Date in accordance with Section 6.15 and any Subsidiary of an Unrestricted Subsidiary.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.02.        Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.03.        Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then the parties will negotiate in good faith the terms of such amendment and, until such amendment is effective, such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Restricted Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount (or the accreted value thereof in the case of Indebtedness issued at a discount) thereof and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

Notwithstanding anything to the contrary contained in the paragraph above or the definition of Capital Lease Obligations, in the event of an accounting change requiring all leases to be capitalized, only those leases (assuming for purposes hereof that they were in existence on the date hereof) that would constitute Capital Lease Obligations on the date hereof (without giving effect to such accounting change) shall be considered Capital Lease Obligations and all calculations and deliverables under this Agreement or any other Loan Document shall be made in accordance therewith (provided that all financial statements delivered to the Administrative Agent in accordance with the terms of this Agreement after the date of such accounting change shall contain a schedule showing the adjustments necessary to reconcile such financial statements with GAAP as in effect immediately prior to such accounting change).

Section 1.04.        Limited Condition Transaction.

(a)                Notwithstanding anything to the contrary herein (including in connection with any calculation made on a Pro Forma Basis), to the extent that the terms of this Agreement require (i) compliance with any financial ratio or test (including any Consolidated Leverage Ratio test, any Consolidated Secured Leverage Ratio and/or any First Lien Leverage Ratio test) and/or any cap expressed as a percentage of Consolidated EBITDA or Consolidated Total Assets or (ii) the absence of a Default or Event of Default (or any type of Default or Event of Default) as a condition to (A) the consummation of any transaction in connection with any Limited Condition Transaction, at the election of the Borrower (the “LCT Election”), the determination of whether the relevant condition is satisfied may be made at the time (the “LCT Test Time”) of (or on the basis of the financial statements for the most recently ended Reference Period at the time of) the execution of the definitive agreement with respect to such Limited Condition Transaction. If the Borrower has made an LCT Election, then in connection with any calculation of any financial ratio or basket availability following such LCT Test Time and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the definitive agreement with respect thereto is terminated, any such financial ratio or test and/or any cap shall be calculated (and tested), as applicable, on a Pro Forma Basis both (1) assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of indebtedness and the use of proceeds thereof) have been consummated and (2) assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of indebtedness and the use of proceeds thereof) have not been consummated.

(b)               Any financial ratios required to be satisfied in order for a specific action to be permitted under this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one decimal place more than the number of decimal places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding up if there is no nearest number).

(c)                Notwithstanding anything to the contrary herein, but subject to this Section 1.04, all financial ratios and tests (including the Consolidated Leverage Ratio, the Consolidated Secured Leverage Ratio, the First Lien Leverage Ratio, the Consolidated Interest Coverage Ratio and the amount of Consolidated Total Assets and Consolidated EBITDA) contained in this Agreement that are calculated with respect to any Reference Period during which any Subject Transaction occurs shall be calculated with respect to such Reference Period and such Subject Transaction on a Pro Forma Basis. Further, if since the beginning of any such Reference Period and on or prior to the date of any required calculation of any financial ratio or test (x) any Subject Transaction has occurred or (y) any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Borrower or any Restricted Subsidiary since the beginning of such Reference Period has consummated any Subject Transaction, then, in each case, any applicable financial ratio or test shall be calculated on a Pro Forma Basis for such Reference Period as if such Subject Transaction had occurred at the beginning of the applicable Reference Period (or, in the case of Consolidated Total Assets (or with respect to any determination pertaining to the balance sheet, including the acquisition of cash and Cash Equivalents), as of the last day of such Reference Period).

(d)               For purposes of determining the permissibility of any action, change, transaction or event that requires a calculation of any financial ratio or test (including any First Lien Leverage Ratio test, any Consolidated Leverage Ratio test, any Consolidated Interest Coverage Ratio test and/or the amount of Consolidated EBITDA or Consolidated Total Assets), such financial ratio or test shall be calculated at the time (subject to clause (a) above) such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be, and no Default or Event of Default shall be deemed to have occurred solely as a result of a change in such financial ratio or test occurring after the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be.

Section 1.05.        Cashless Rollovers. Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, to the extent that any Lender extends the maturity date of, or replaces, renews or refinances, any of its then-existing Loans with any other Indebtedness permitted hereunder in each case, to the extent such extension, replacement, renewal or refinancing is effected by means of a “cashless roll” by such Lender, such extension, replacement, renewal or refinancing shall be deemed to comply with any requirement hereunder or any other Loan Document that such payment be made “in Dollars”, “in immediately available funds”, “in same day funds”, “in cash” or any other similar requirement.

Section 1.06.        Additional Rules of Construction.

(a)                For purposes of determining compliance at any time with Sections 7.01 and 7.02, in the event that any Lien or any Indebtedness meets the criteria of more than one of the categories of transactions or items permitted pursuant to any clause of such Sections 7.01 and 7.02, the Borrower, in its sole discretion, may classify or reclassify such transaction or item (or portion thereof) and will only be required to include the amount and type of such transaction (or portion thereof) in any one category. All references in Sections 2.19, 7.01, 7.02, 7.04, 7.06, 7.07, 7.12 and 7.14 to any Dollar amount shall be determined from and after the Amendment No. 2 Effective Date.

(b)               Notwithstanding anything to the contrary herein, unless the Borrower otherwise notifies the Administrative Agent, with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that does not require compliance with a financial ratio or test (including any Consolidated Leverage Ratio test, any Consolidated Secured Leverage Ratio test and/or any First Lien Leverage Ratio test) (including amounts determined in reference to a percentage of Consolidated EBITDA or Consolidated Total Assets, any such amounts, the “Fixed Amounts”) substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that requires compliance with a financial ratio or test (including any Consolidated Leverage Ratio test and/or any Consolidated Secured Leverage Ratio test) (but excluding amounts determined by reference to a percentage of Consolidated EBITDA, Consolidated Total Assets, any such amounts, the “Incurrence-Based Amounts”), it is understood and agreed that (i) the Incurrence-Based Amounts shall first be calculated without giving effect to any Fixed Amounts being relied upon for such incurrence or transactions or test (i.e., Fixed Amounts shall be disregarded in the calculation of the financial ratio applicable to the Incurrence-Based Amounts, but full Pro Forma Effect shall be given thereto and to all other applicable and related transactions (including, in the case of any financial ratio or test required under Sections 7.06, 7.07 and 7.14, any incurrences of Indebtedness and Liens constituting Fixed Amounts shall be taken into account for purposes of calculating any Incurrence-Based Amounts) and all other permitted pro forma adjustments and (ii) thereafter, the incurrence of the portion of such amounts or other applicable transaction to be entered into in reliance on any Fixed Amounts shall be calculated.

(c)                (i) If any payment hereunder (other than payments on Eurodollar loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(ii)               When performance of any covenant, duty or obligation in respect of any deliverable (other than payment of an obligation as described in clause (i) above) is required on a day which is not a Business Day, the date on which such performance is required shall be extended to the immediately succeeding Business Day.

Article II

THE CREDITS

Section 2.01.        Commitments. Subject to the terms and conditions set forth herein, each Revolving Credit Lender agrees, severally and not jointly, to make Revolving Credit Loans to the Borrower from time to time during the Revolving Credit Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Credit Commitment or (ii) the total Revolving Credit Exposures exceeding the total Revolving Credit Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Credit Loans.

Section 2.02.        Loans and Borrowings.

(a)                Obligations of Lenders. Each Loan shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)               Type of Loans. Subject to Section 2.13, each Borrowing shall be comprised entirely of ABR Loans or of Eurodollar Loans as the Borrower may request in accordance herewith. Each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)                Minimum Amounts; Limitation on Number of Borrowings. Each Eurodollar Borrowing shall be in an aggregate amount of $3,000,000 or a larger multiple of $500,000. Each ABR Borrowing shall be in an aggregate amount equal to $1,000,000 or a larger multiple of $250,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused amount of the total Revolving Credit Commitment or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(f). Each Swingline Loan shall be in an amount that is a multiple of $250,000 and not less than $250,000. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of six Eurodollar Borrowings outstanding.

(d)               Limitations on Interest Periods. Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request (or to elect to convert to or continue as a Eurodollar Borrowing) any Revolving Credit Eurodollar Borrowing if the Interest Period requested therefor would end after the Revolving Credit Commitment Termination Date.

Section 2.03.        Requests for Borrowings.

(a)                Notice by the Borrower. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (i) in the case of a Eurodollar Borrowing, not later than 12:00 noon, New York City time, three Business Days before the date of the proposed Borrowing or (ii) in the case of an ABR Borrowing, not later than 12:00 noon, New York City time, on the date of the proposed Borrowing; provided that any such notice of an ABR Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(f) may be given not later than 12:00 noon, New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower.

(b)               Content of Borrowing Requests. Each telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)                 the aggregate amount of the requested Borrowing;

(ii)               the date of such Borrowing, which shall be a Business Day;

(iii)             whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv)             in the case of a Eurodollar Borrowing, the Interest Period therefor, which shall be a period contemplated by the definition of the term “Interest Period” and permitted under Section 2.02(d); and

(v)               the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06.

(c)                Notice by the Administrative Agent to the Lenders. Promptly following receipt of a Borrowing Request in accordance with this Section (but in any event on the same Business Day such Borrowing Request is received by the Administrative Agent), the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

(d)               Failure to Elect. If no election as to the Type of a Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then Borrower shall be deemed to have selected an Interest Period of one month’s duration.

Section 2.04.        Swingline Loans.

(a)                Agreement to Make Swingline Loans. Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time during the Revolving Credit Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $25,000,000 or (ii) the total Revolving Credit Exposures exceeding the total Revolving Credit Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

(b)               Notice of Swingline Loans by Borrower. To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), not later than 12:00 noon, New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower. The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to an account of the Borrower with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(f), by remittance to the Issuing Lender) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.

(c)                Participations by Lenders in Swingline Loans. The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day require the Revolving Credit Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Credit Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Credit Lender, specifying in such notice such Revolving Credit Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Revolving Credit Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Revolving Credit Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph in compliance with the terms and conditions of this Agreement is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Credit Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Revolving Credit Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Credit Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Credit Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Credit Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

(d)               If the maturity date shall have occurred in respect of any Revolving Credit Facility at a time when another Revolving Credit Facility is in effect with a longer maturity date, then on the earliest occurring maturity date all then outstanding Swingline Loans shall be repaid in full on such date (and there shall be no adjustment to the participations in such Swingline Loans as a result of the occurrence of such maturity date); provided, however, that if on the occurrence of such earliest maturity date (after giving effect to any repayments of Revolving Credit Loans and any reallocation of Letter of Credit participations as contemplated in Section 2.05(e)), there shall exist sufficient unutilized Revolving Credit Commitments so that the respective outstanding Swingline Loans could be incurred pursuant the Revolving Credit Commitments that will remain in effect after the occurrence of such maturity date, then there shall be an automatic adjustment on such date of the participations in such Swingline Loans and same shall be deemed to have been incurred solely pursuant to the relevant Revolving Credit Commitments that will remain in effect, and such Swingline Loans shall not be so required to be repaid in full on such earliest maturity date.

Section 2.05.        Letters of Credit.

(a)                General. Subject to the terms and conditions set forth herein, in addition to the Loans provided for in Section 2.01, the Borrower may request the Issuing Lender to issue, at any time and from time to time during the Revolving Credit Availability Period, Letters of Credit denominated in Dollars for the Borrower’s account in such form as is acceptable to the Issuing Lender in its reasonable determination. Letters of Credit issued hereunder shall constitute utilization of the Commitments.

(b)               Notice of Issuance, Amendment, Renewal or Extension. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Lender and the Administrative Agent) to the Issuing Lender and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (d) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Lender, the Borrower also shall submit a letter of credit application on the Issuing Lender’s standard form in connection with any request for a Letter of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Lender relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(c)                Limitations on Amounts. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the total LC Exposure shall not exceed the Letter of Credit Sublimit Amount and (ii) the total Revolving Credit Exposures shall not exceed the total Revolving Credit Commitments.

(d)               Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Revolving Credit Commitment Termination Date.

(e)                Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) by the Issuing Lender in accordance with the terms and conditions of this Agreement, and without any further action on the part of the Issuing Lender or the Revolving Credit Lenders, the Issuing Lender hereby grants to each Revolving Credit Lender, and each Revolving Credit Lender hereby acquires from the Issuing Lender, a participation in such Letter of Credit equal to such Revolving Credit Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. Each Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments.

In consideration and in furtherance of the foregoing, each Revolving Credit Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for account of the Issuing Lender, such Revolving Credit Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Lender promptly upon the request of the Issuing Lender at any time from the time of such LC Disbursement until such LC Disbursement is reimbursed by the Borrower or at any time after any reimbursement payment is required to be refunded to the Borrower for any reason. Such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each such payment shall be made in the same manner as provided in Section 2.06 with respect to Revolving Credit Loans made by such Revolving Credit Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Credit Lenders), and the Administrative Agent shall promptly pay to the Issuing Lender the amounts so received by it from the Revolving Credit Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to paragraph (f) of this Section, the Administrative Agent shall distribute such payment to the Issuing Lender or, to the extent that the Revolving Credit Lenders have made payments pursuant to this paragraph to reimburse the Issuing Lender, then to such Revolving Credit Lenders and the Issuing Lender as their interests may appear. Any payment made by a Revolving Credit Lender pursuant to this paragraph to reimburse the Issuing Lender for any LC Disbursement (other than the funding of ABR Revolving Credit Loans or a Swingline Loan as contemplated under paragraph (f) of this Section) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f)                Reimbursement. If the Issuing Lender shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse the Issuing Lender in respect of such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on the Business Day immediately following the day that the Borrower receives notice of such LC Disbursement, provided that, if such LC Disbursement is not less than $100,000, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with an ABR Revolving Credit Borrowing or a Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Credit Borrowing or Swingline Loan.

If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Credit Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Revolving Credit Lender’s Applicable Percentage thereof.

(g)               Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (f) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Lender under a Letter of Credit against presentation of a draft or other document that does not strictly comply with the terms of such Letter of Credit or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Revolving Credit Lenders nor the Issuing Lender, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Lender; provided that the foregoing shall not be construed to excuse the Issuing Lender from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Lender’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Lender (as finally determined by a court of competent jurisdiction), the Issuing Lender shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Lender may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(h)               Disbursement Procedures. The Issuing Lender shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Lender shall promptly after such examination notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Lender has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Lender and the Revolving Credit Lenders with respect to any such LC Disbursement.

(i)                 Interim Interest. If the Issuing Lender shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Credit Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (f) of this Section, then Section 2.12(c) shall apply. Interest accrued pursuant to this paragraph shall be for account of the Issuing Lender, except that interest accrued on and after the date of payment by any Revolving Credit Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Lender shall be for account of such Revolving Credit Lender to the extent of such payment.

(j)                 Replacement of Issuing Lender. The Issuing Lender may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Lender and the successor Issuing Lender thereto. The Administrative Agent shall notify the Revolving Credit Lenders of any such replacement of the Issuing Lender. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for account of the replaced Issuing Lender pursuant to Section 2.11(b). From and after the effective date of any such replacement, (i) the successor Issuing Lender shall have all the rights and obligations of the replaced Issuing Lender under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Lender” shall be deemed to refer to such successor or to any previous Issuing Lender, or to such successor and all previous Issuing Lenders, as the context shall require. After the replacement of the Issuing Lender hereunder, the replaced Issuing Lender shall remain a party hereto and shall continue to have all the rights and obligations of the Issuing Lender under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(k)               Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Revolving Credit Lenders (or, if the maturity of the Revolving Credit Loans has been accelerated, Revolving Credit Lenders representing greater than 50% of the total LC Exposure) demanding Cash Collateralization pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to 103% of the total LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to any Loan Party described in clause (h) or (i) of Article VIII. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Loan Parties under this Agreement and the other Loan Documents. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Lender for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Revolving Credit Loans has been accelerated (but subject to the consent of Revolving Credit Lenders representing greater than 50% of the total LC Exposure), be applied to satisfy other obligations of the Loan Parties under this Agreement and the other Loan Documents. If the Borrower is required to Cash Collateralize hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

(l)                 Provisions Related to Multiple Revolving Credit Facilities. If the maturity date in respect of any Revolving Credit Facilities occurs prior to the expiration of any Letter of Credit, then (i) if one or more other Revolving Credit Facilities in respect of which the maturity date shall not have occurred are then in effect, such Letters of Credit shall automatically be deemed to have been issued (including for purposes of the obligations of the Revolving Credit Lenders to purchase participations therein and to make Revolving Credit Loans and payments in respect thereof pursuant to Section 2.03(c) and (d)) under (and ratably participated in by Lenders pursuant to) the Revolving Credit Commitments in respect of such non-terminating Revolving Credit Facilities up to an aggregate amount not to exceed the aggregate principal amount of the unutilized Revolving Credit Commitments thereunder at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated) and (ii) to the extent not reallocated pursuant to immediately preceding clause (i), the Borrower shall Cash Collateralize any such Letter of Credit in accordance with Section 2.05(k). Commencing with the maturity date of any Revolving Credit Facility, the sublimit for Letters of Credit shall be agreed with the Lenders under the extended Revolving Credit Facilities.

(m)             The Borrower, the Administrative Agent and the Revolving Credit Lenders hereby agree that, as of the Amendment No. 2 Effective Date, each Existing Letter of Credit shall continue to constitute a Letter of Credit issued under this Agreement by the relevant Issuing Lender set forth on Schedule 1.01(B), and that the fees and other provisions of this Section 2.05 shall be applicable to each Existing Letter of Credit as of the Amendment No. 2 Effective Date.

Section 2.06.        Funding of Borrowings.

(a)                Funding by Lenders. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.04. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower designated by the Borrower in the applicable Borrowing Request; provided that ABR Revolving Credit Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(f) shall be remitted by the Administrative Agent to the Issuing Lender.

(b)               Presumption by the Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

Section 2.07.        Interest Elections.

(a)                Elections by the Borrower. The Loans constituting each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a Borrowing of a different Type or to continue such Borrowing as a Borrowing of the same Type and, in the case of a Eurodollar Borrowing, may elect Interest Periods, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans of the respective Class constituting such Borrowing, and the Loans of such Class constituting each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Loans, which may not be converted or continued and which shall accrue interest based only at the Alternate Base Rate.

(b)               Notice of Elections. To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

(c)                Content of Interest Election Requests. Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)                 the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)               the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)             whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv)             if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period” and permitted under Section 2.02(d).

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)               Notice by the Administrative Agent to the Lenders. Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)                Failure to Elect; Events of Default. If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default shall have occurred and be continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.08.        Termination and Reduction of the Commitments.

(a)                Scheduled Termination. Unless previously terminated, the Revolving Credit Commitments shall terminate on the Revolving Credit Commitment Termination Date.

(b)               Voluntary Termination or Reduction. The Borrower may at any time terminate, or from time to time reduce, the Revolving Credit Commitments; provided that (i) each reduction of the Revolving Credit Commitment pursuant to this Section shall be in an amount that is $1,000,000 or a larger multiple of $1,000,000 and (ii) the Borrower shall not terminate or reduce the Revolving Credit Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.10, the total Revolving Credit Exposures would exceed the total Revolving Credit Commitments. The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Revolving Credit Commitments under this paragraph (b) at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of such termination may state that such notice is conditioned upon the effectiveness of another transaction, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Revolving Credit Commitments shall be permanent.

Section 2.09.        Repayment of Loans; Evidence of Debt.

(a)                Repayment.

(i)                 The Borrower hereby unconditionally promises to pay to the Administrative Agent for account of each Revolving Credit Lender the full outstanding principal amount of such Revolving Credit Lender’s Revolving Credit Loans, and each such Revolving Credit Loan shall mature, on the Revolving Credit Commitment Termination Date.

(ii)               The Borrower hereby unconditionally promises to pay to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Revolving Credit Commitment Termination Date and the seventh consecutive Business Day on which the Swingline Loan remains outstanding, the full outstanding principal amount of such Swingline Loan.

(b)               [Reserved].

(c)                Maintenance of Records by Lenders. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d)               Maintenance of Records by the Administrative Agent. The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for account of the Lenders and each Lender’s share thereof.

(e)                Effect of Entries. The entries made in the accounts maintained pursuant to paragraph (c) or (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(f)                Promissory Notes. Any Lender may request that Loans made by it be evidenced by a promissory note of the Borrower. In such event, the Borrower, at its own expense, shall prepare, execute and deliver to such Lender a promissory note(s) payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and substantially in the form of Exhibit B-1 or B-2, as appropriate, and such note(s) shall be evidence of such Loans (and all amounts payable in respect thereof). Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to the payee named therein (or, if requested by such payees, to such payee and its registered assigns).

Section 2.10.        Prepayment of Loans.

(a)                Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to the requirements of paragraph (c) of this Section.

(b)               Mandatory Prepayments. If after the Amendment No. 2 Effective Date the Borrower or any of its Restricted Subsidiaries shall receive Net Cash Proceeds from any Asset Sale or Recovery Event, then a Reinvestment Notice shall be delivered to the Administrative Agent in respect thereof within five Business Days after receipt of such Net Cash Proceeds, and if no such Reinvestment Notice is delivered, then the Revolving Credit Loans shall be prepaid by an amount equal to 100% of such Net Cash Proceeds (without any reduction in the Revolving Credit Commitments); provided, that, notwithstanding the foregoing, on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of Revolving Credit Loans (without any reduction in the Revolving Credit Commitments).

(c)                Notices, Etc. The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 12:00 noon, New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 12:00 noon, New York City time, one Business Day before the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Revolving Credit Commitments as contemplated by Section 2.08, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08. Promptly following receipt of any such notice relating to a Borrowing of any Class, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing of any Class shall be applied ratably to the Loans of such Class included in such Borrowing and (unless the Borrower shall otherwise direct) shall be made, first, to ABR Loans and, second, to Eurodollar Loans. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12.

Section 2.11.        Fees.

(a)                Commitment Fee. The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Credit Lender a commitment fee (the “Commitment Fee”), which shall accrue at the Applicable Rate for the Commitment Fee on the average daily unused amount of such Lender’s Revolving Credit Commitment during the period from and including the Effective Date to but excluding the earlier of the date the Revolving Credit Commitments terminate and the Revolving Credit Commitment Termination Date. Accrued Commitment Fees shall be payable on each Quarterly Date and on the earlier of the date the Revolving Credit Commitments terminate and the Revolving Credit Commitment Termination Date, commencing on the first such date to occur after the date hereof. The Commitment Fee shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing the Commitment Fee, the Revolving Credit Commitment of a Revolving Credit Lender shall be deemed to be used to the extent of the outstanding Revolving Credit Loans and LC Exposure of such Revolving Credit Lender (and the Swingline Exposure of such Revolving Credit Lender shall be disregarded for such purpose).

(b)               Letter of Credit Fees. The Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Credit Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurodollar Revolving Credit Loans on the average daily amount of such Revolving Credit Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date the Revolving Credit Commitments terminate and the date on which there ceases to be any LC Exposure, and (ii) to the Issuing Lender a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the total LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date the Revolving Credit Commitments terminate and the date on which there ceases to be any LC Exposure in respect of Letters of Credit issued by the Issuing Lender, as well as the Issuing Lender’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Credit Commitments terminate and any such fees accruing after the date on which the Revolving Credit Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Lender pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)                Administrative Agent Fees. The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(d)               Payment of Fees. All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Lender, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances.

(e)                Defaulting Lender. Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, such Defaulting Lender will not be entitled to any fees accruing during such period pursuant to Sections 2.11(a) and 2.11(b) (without prejudice to the rights of the Lenders other than Defaulting Lenders in respect of such fees), provided that (i) to the extent that a portion of the LC Exposure or the Swingline Exposure of such Defaulting Lender is reallocated to the Non-Defaulting Lenders pursuant to Section 2.20(a), the fees pursuant to Section 2.11(b) that would have accrued for the benefit of such Defaulting Lender will instead accrue for the benefit of and be payable to such Non-Defaulting Lenders, pro rata in accordance with their respective Commitments, and (ii) to the extent any portion of such LC Exposure or the Swingline Exposure cannot be so reallocated, such fees pursuant to Section 2.11(b) will instead accrue for the benefit of and be payable to the Issuing Lender and the Swingline Lender as their interests appear (and the pro rata payment provisions of Section 2.17 will automatically be deemed adjusted to reflect the provisions of this Section).

Section 2.12.        Interest.

(a)                ABR Loans. The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate for ABR Borrowings.

(b)               Eurodollar Loans. The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate for Eurodollar Borrowings.

(c)                Default Interest. Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration, by mandatory prepayment or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.00% per annum plus the rate otherwise applicable to such Loan as provided in paragraphs (a) and (b) of this Section and (ii) in the case of any other amount, 2.00% per annum plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(d)               Payment of Interest. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Credit Loans, upon termination of the Revolving Credit Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Credit Loan prior to the end of the Revolving Credit Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)                Computation. All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 2.13.        Alternate Rate of Interest. If prior to the commencement of any Interest Period for any Eurodollar Borrowing:

(a)                the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

(b)               the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their respective Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or the continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and such Borrowing (unless prepaid) shall be continued as, or converted to, an ABR Borrowing and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

Section 2.14.        Increased Costs.

(a)                Increased Costs Generally. If any Change in Law shall:

(i)                 impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Lender; or

(ii)               subject any Lender or Issuing Lender to any Tax (other than Non-Excluded Taxes or Other Taxes indemnified by Section 2.16 and any Excluded Taxes); or

(iii)             impose on any Lender or the Issuing Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Issuing Lender of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender, as the case may be, for such additional costs incurred or reduction suffered.

(b)               Capital Requirements. If any Lender or the Issuing Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Lender’s capital or on the capital of such Lender’s or the Issuing Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Lender, to a level below that which such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Lender’s policies and the policies of such Lender’s or the Issuing Lender’s holding company with respect to capital adequacy or liquidity), then from time to time the Borrower will pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company for any such reduction suffered.

(c)                Certificates from Lenders. A certificate of a Lender or the Issuing Lender setting forth the amount or amounts, necessary to compensate such Lender or the Issuing Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Lender, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)               Delay in Requests. Failure or delay on the part of any Lender or the Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or the Issuing Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.15.        Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.10(c) and is revoked in accordance therewith) or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.18, then, in any such event, the Borrower shall compensate each Lender for the loss (other than any loss of anticipated profits), cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss (other than any loss of anticipated profits), cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 2.16.        Taxes.

(a)                Payments Free of Taxes. All payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall (except to the extent required by any Requirement of Law) be paid free and clear of, and without any deduction or withholding on account of, any Taxes; provided that if any Loan Party or any other applicable withholding agent shall be required by any Requirement of Law to deduct or withhold any Taxes from or in respect of any such payment, then (i) the applicable Loan Party shall promptly notify the Administrative Agent of any such requirement; (ii) the applicable withholding agent shall make such deduction or withholding and timely pay to the relevant Governmental Authority any such Tax; and (iii) if the Tax in question is a Non-Excluded Tax or Other Tax, the sum payable by such Loan Party shall be increased to the extent necessary so that after all required deductions of Non-Excluded Taxes and Other Taxes have been made (including any deductions or withholdings of Non-Excluded Taxes or Other Taxes attributable to any amounts payable under this Section 2.16) the Lender (or, in the case of payments made to the Administrative Agent for its own account, the Administrative Agent) receives a net payment equal to the payment it would have received had no such deduction or withholding been required or made.

(b)               Payment of Other Taxes by the Borrower. The Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Requirements of Law.

(c)                Indemnification by the Borrower. The Loan Parties shall jointly and severally indemnify each Lender and Administrative Agent (each, a “Tax Indemnitee”), within 10 days after written demand therefor, for the full amount of any Non-Excluded Taxes or Other Taxes payable by such Tax Indemnitee (including any Non-Excluded Taxes or Other Taxes imposed on or attributable to amounts payable under this Section 2.16), and any reasonable expenses related thereto, whether or not such Non-Excluded Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that, if the Borrower determines in its good faith judgment that a reasonable basis exists for contesting any Non-Excluded Tax or Other Tax, the Tax Indemnitee shall reasonably cooperate with the Borrower (at the Borrower’s expense) in pursuing a refund of such Non-Excluded Tax or Other Tax (and any refund received shall be payable to the Borrower to the extent provided in Section 2.16(f)); provided, further, that (1) no such cooperation shall be required to the extent the Tax Indemnitee determines in good faith that such cooperation or pursuing such refund would materially prejudice the legal or commercial position of such Tax Indemnitee and (2) no Tax Indemnitee shall be required to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to any Loan Party or any other Person. A reasonably detailed certificate as to the amount of such liability and the reasons therefor delivered by the Tax Indemnitee, or by the Administrative Agent on its own behalf or on behalf of another Tax Indemnitee, shall be conclusive absent manifest error.

(d)               Evidence of Payments. As soon as practicable after any payment of Non-Excluded Taxes or Other Taxes by any Loan Party or by the Administrative Agent to a Governmental Authority, the Borrower shall deliver to the Administrative Agent, or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent or the Borrower (as the case may be).

(e)                Tax Forms. Each Lender shall, at such times as are reasonably requested by the Borrower or the Administrative Agent, provide the Borrower and the Administrative Agent with any properly completed and executed documentation prescribed by any Requirement of Law or reasonably requested by the Borrower or the Administrative Agent certifying as to any entitlement of such Lender to an exemption from, or reduction in, any withholding Tax with respect to any payments to be made to such Lender under any Loan Document. Each such Lender shall, whenever a lapse in time or change in circumstances renders any such documentation (including any specific documentation required below in this Section 2.16(e)) obsolete, expired, invalid or inaccurate in any respect, deliver promptly to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent) or promptly notify the Borrower and the Administrative Agent in writing of its legal ineligibility to do so.

Without limiting the generality of the foregoing:

(i)                 Each U.S. Lender shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement two properly completed and duly signed original copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding.

(ii)               Each Non-U.S. Lender shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent) whichever of the following is applicable:

(A)             two properly completed and duly signed original copies of IRS Form W-8BEN or W-8BEN-E (or any successor forms) claiming eligibility for the benefits of an income tax treaty to which the United States is a party, and such other documentation as required under the Code,

(B)              two properly completed and duly signed original copies of IRS Form W-8ECI (or any successor forms),

(C)              in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or Section 881(c) of the Code, (A) two properly completed and duly signed certificates (any such certificate, a “United States Tax Compliance Certificate”) and (B) two properly completed and duly signed original copies of IRS Form W-8BEN or W-8BEN-E (or any successor forms),

(D)             to the extent a Non-U.S. Lender is not the beneficial owner (for example, where the Non-U.S. Lender is a partnership or a participating Lender), two properly completed and duly signed original copies of IRS Form W-8IMY (or any successor forms) of the Non-U.S. Lender, accompanied by a Form W-8ECI, W-8BEN, United States Tax Compliance Certificate, Form W-9, Form W-8IMY or any other required information (or any successor forms) from each beneficial owner that would be required under this Section 2.16(e) if such beneficial owner were a Lender, as applicable (provided that if the Non-U.S. Lender is a partnership and not a participating Lender, and one or more beneficial owners are claiming the portfolio interest exemption, the United States Tax Compliance Certificate may be provided by such Non-U.S. Lender on behalf of such beneficial owners), or

(E)              two properly completed and duly signed original copies of any other form prescribed by applicable U.S. federal income tax laws as a basis for claiming a complete exemption from, or a reduction in, United States federal withholding tax on any payments to such Lender under the Loan Documents.

(iii)             If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Sections 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower and the Administrative Agent at the time or times prescribed by applicable Requirements of Law and at such time or times reasonably requested by Borrower or the Administrative Agent such documentation prescribed by applicable Requirements of Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has or has not complied with such Lender’s obligations under FATCA and, if necessary, to determine the amount to deduct and withhold from such payment.

Notwithstanding any other provision of this clause (e), a Lender shall not be required to deliver any documentation that such Lender is not legally eligible to deliver.

Each Lender hereby authorizes the Administrative Agent to deliver to the Borrower and to any successor Administrative Agent any documentation provided by the Lender to the Administrative Agent pursuant to this Section 2.16(e).

(f)                Refunds. If a Tax Indemnitee determines, in its good faith judgment, that it has received a refund (in cash or as an offset against other cash Tax liabilities) of any Non-Excluded Taxes or Other Taxes as to which it has received additional amounts or indemnification payments under this Section 2.16, then it shall pay over the amount of such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Loan Party under this Section 2.16 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Tax Indemnitee (including any Taxes imposed with respect to such refund) and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Tax Indemnitee, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Tax Indemnitee in the event the Tax Indemnitee is required to repay such refund to the applicable Governmental Authority. This subsection shall not be construed to require a Tax Indemnitee to make available its tax returns (or any other information relating to its taxes which it deems confidential) to, any Loan Party or any other Person.

(g)               General. For the avoidance of doubt, the term “Lender” shall, for all purposes of this Section 2.16, include any Swingline Lender and any Issuing Lender.

Section 2.17.        Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a)                Payments by the Borrower. The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.14, 2.15 or 2.16, or otherwise) or under any other Loan Document (except as otherwise expressly provided therein) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at an account maintained with the Administrative Agent as notified to the Borrower and the Lenders, except as otherwise expressly provided in the relevant Loan Document and except payments to be made directly to the Issuing Lender or the Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.14, 2.15, 2.16 and 10.06, which shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder and under any other Loan Document shall be made in Dollars.

(b)               Application of Insufficient Payments. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c)                Pro Rata Treatment. Except to the extent otherwise provided herein: (i) each Borrowing of a particular Class shall be made from the applicable Lenders, pro rata according to the amounts of the respective Commitments of such Class and shall be allocated pro rata among the applicable Lenders according to the amounts of their respective Commitments of such Class (in the case of the making of Loans) or their respective Loans of such Class that are to be included in such Borrowing (in the case of conversions and continuations of Loans), (ii) each payment of commitment fees under Section 2.11 shall be made for account of the Revolving Credit Lenders, and each termination or reduction of the amount of the Revolving Credit Commitments under Section 2.08 shall be applied to the Revolving Credit Commitments, pro rata according to the respective Revolving Credit Commitments of the Revolving Credit Lenders; (iii) each payment or prepayment of principal of Loans of any Class by the Borrower shall be made for account of the applicable Lenders pro rata according to the respective unpaid principal amounts of the Loans of such Class held by such Lenders; and (iv) each payment of interest on Loans of any Class by the Borrower shall be made for account of the applicable Lenders pro rata according to the amounts of interest on such Loans of such Class then due and payable to such Lenders.

(d)               Sharing of Payments by Lenders. If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and Swingline Loans, as applicable, and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements and Swingline Loans, as applicable, of other applicable Lenders to the extent necessary so that the benefit of all such payments shall be shared by the applicable Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements and Swingline Loans, as applicable; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Restricted Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(e)                Presumptions of Payment. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for account of the Lenders or the Issuing Lender hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Lender, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the applicable Lenders or the Issuing Lender, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(f)                Certain Deductions by the Administrative Agent. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(e), 2.06(a) and (b) or 2.17(e), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.18.        Mitigation Obligations; Replacement of Lenders.

(a)                Designation of a Different Lending Office. If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for account of any Lender pursuant to Section 2.16, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)               Replacement of Lenders. If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for account of any Lender pursuant to Section 2.16, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, (i) terminate the applicable Commitments of such Lender and repay all Obligations of the Borrower owing to such Lender relating to the applicable Loans and participations held by such Lender as of such termination date or (ii) require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.07), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that in the case of clause (ii) above, (x) the Borrower shall have received the prior written consent of the Administrative Agent (unless an Incremental Term Loan is being assigned to an existing Incremental Term Loan Lender or an Affiliate or Approved Fund thereof) and (if a Revolving Credit Commitment is being assigned), the Issuing Lender and the Swingline Lender to such assignee (which consent, in each case, shall not unreasonably be withheld), (y) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it under the Loan Documents, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (z) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

(c)                Lender. For the avoidance of doubt, the term “Lender” shall, for all purposes of this Section 2.18, include an Issuing Lender and a Swingline Lender.

Section 2.19.        Increase in Commitments.

(a)                Borrower Request. The Borrower may by written notice to the Administrative Agent elect to request (x) prior to the Revolving Credit Commitment Termination Date, one or more increases to the existing Revolving Credit Commitments (each, an “Incremental Revolving Commitment”) and/or (y) prior to the Revolving Credit Commitment Termination Date, the establishment of one or more new term loan commitments (each, an “Incremental Term Loan Commitment” and, together with the Incremental Revolving Commitment, the “Incremental Commitments”) by (together with respect to any amounts incurred with respect to Incremental Equivalent Debt) (A) an amount not in excess of the greater of $120,000,000 and 100% of Consolidated EBITDA on a Pro Forma Basis as of the most recently ended Reference Period (less, (i) solely for purposes of determining how much Indebtedness may be incurred under this clause (A), the aggregate principal amount of all Incremental Commitments incurred or issued in reliance on clause (A), and (ii) the aggregate principal amount of all outstanding Incremental Equivalent Debt incurred by reference to this clause (A)) or (B) an unlimited amount so long as, the Borrower’s First Lien Leverage Ratio calculated on a Pro Forma Basis for the most recently ended Reference Period shall not be greater than 3.00 to 1.00. Each such notice shall specify (i) the date (each, an “Increase Effective Date”) on which the Borrower proposes that the Incremental Commitments shall be effective, which shall be a Business Day not less than 10 Business Days (or such shorter period as to which the Administrative Agent may agree) after the date on which such notice is delivered to the Administrative Agent and (ii) the identity of each assignee permitted by Section 10.07(b) to whom the Borrower proposes any portion of such Incremental Commitments be allocated and the amounts of such allocations; provided that any existing Lender approached to provide all or a portion of the Incremental Commitments may elect or decline, in its sole discretion, to provide such Incremental Commitment.

(b)               Conditions. The Incremental Commitments shall become effective as of such Increase Effective Date; provided that (subject, in the case of any Incremental Commitments being used to finance a Limited Condition Transaction, to Section 1.04(a)):

(i)                 no Default or Event of Default shall have occurred and be continuing or would result from the borrowings (assuming, in the case of Incremental Revolving Commitments, that such Incremental Revolving Commitments are fully drawn) to be made on the Increase Effective Date and the use of proceeds thereof;

(ii)               after giving Pro Forma Effect to the borrowings (assuming, in the case of Incremental Revolving Commitments, that such Incremental Revolving Commitments are fully drawn) to be made on the Increase Effective Date and to any change in Consolidated EBITDA and any increase in Indebtedness resulting from the assumption of Indebtedness in connection with the consummation of any Permitted Acquisition concurrently with such borrowings, the Borrower shall be in compliance with each of the covenants set forth in Section 7.11 for the prior Reference Period;

(iii)             The Borrower shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by the Administrative Agent in connection with any such transaction; and

(iv)             unless otherwise agreed by the Lenders providing the Incremental Commitments, the condition set forth in Section 5.02(a) shall be satisfied.

(c)                Terms of Incremental Term Loans and Incremental Commitments. The terms and provisions of the Incremental Commitments and Loans made pursuant thereto shall be as follows:

(i)                 the terms and provisions of Loans made pursuant to Incremental Term Loan Commitments (“Incremental Term Loans”) shall be, except as otherwise set forth herein, as agreed between the Borrower, the Lenders providing the Incremental Term Loans and the Administrative Agent;

(ii)               the Incremental Term Loans and Loans made pursuant to Incremental Revolving Loan Commitments (“Incremental Revolving Loans”) will rank pari passu in right of payment and security with the Loans;

(iii)             the terms and provisions of Revolving Credit Loans made pursuant to Incremental Revolving Commitments shall be identical to the Revolving Credit Loans, (except that such Incremental Revolving Commitments may have different upfront or similar fees);

(iv)             the weighted average life to maturity of any Incremental Term Loans shall be no shorter than the weighted average life to maturity of the Revolving Credit Loans on the Restatement Date, except that any Indebtedness constituting term A, term B or “stretch senior” first lien loans may have amortization requirements that are consistent with then-current market terms for such types of Indebtedness; and

(v)               the maturity date of Incremental Term Loans shall not be earlier than the Revolving Credit Commitment Termination Date.

The Incremental Commitments shall be effected by a joinder agreement (the “Increase Joinder”) executed by the Borrower, the Administrative Agent and each Lender making such Incremental Commitment, in form and substance satisfactory to each of them. The Increase Joinder may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.19, and the Lenders acknowledge and agree that such adjustments shall be made to this Agreement (or to the corresponding provisions of the applicable Increase Joinder) as are necessary to provide for the “fungibility” of such Incremental Commitment with such then-existing Revolving Credit Loans or Term Loans, as applicable.

In addition, unless otherwise specifically provided herein, all references in Loan Documents to Revolving Credit Loans shall be deemed, unless the context otherwise requires, to include references to Revolving Credit Loans made pursuant to new Commitments.

(d)               Adjustment of Revolving Credit Loans. To the extent the Commitments being increased on the relevant Increase Effective Date are Revolving Credit Commitments, then each Revolving Credit Lender that is acquiring a new or additional Revolving Credit Commitment on the Increase Effective Date shall make a Revolving Credit Loan, the proceeds of which will be used to prepay the Revolving Credit Loans of the other Revolving Credit Lenders immediately prior to such Increase Effective Date, so that, after giving effect thereto, the Revolving Credit Loans outstanding are held by the Revolving Credit Lenders pro rata based on their Revolving Credit Commitments after giving effect to such Increase Effective Date. If there is a new borrowing of Revolving Credit Loans on such Increase Effective Date, the Revolving Credit Lenders after giving effect to such Increase Effective Date shall make such Revolving Credit Loans in accordance with Section 2.01(b).

(e)                Making of Incremental Term Loans. On any Increase Effective Date on which Incremental Term Loan Commitments are effective, subject to the satisfaction of the terms and conditions in paragraph (c) of this Section (subject, in the case of any Incremental Commitments being used to finance Limited Condition Transaction, to Section 1.04(a)), each Lender of such Incremental Term Loan Commitments shall make an Incremental Term Loan to the Borrower in an amount equal to its Incremental Term Loan Commitment.

(f)                Equal and Ratable Benefit. The Loans and Commitments established pursuant to this paragraph shall constitute Loans and Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guarantees and security interests created by the Security Documents. The Loan Parties shall take any actions reasonably required by the Administrative Agent to ensure and/or demonstrate that the Lien and security interests granted by the Security Documents continue to be perfected under the UCC or otherwise after giving effect to the establishment of any such Class of Loans or any such new Commitments.

Section 2.20.        Defaulting Lenders.

(a)                If a Lender becomes, and during the period it remains, a Defaulting Lender, the following provisions shall apply with respect to any outstanding LC Exposure and any outstanding Swingline Exposure of such Defaulting Lender:

(i)                 the LC Exposure and the Swingline Exposure of such Defaulting Lender will, subject to the limitation in the first proviso below, automatically be reallocated (effective on the day such Lender becomes a Defaulting Lender) among the Non-Defaulting Lenders pro rata in accordance with their respective Commitments; provided that (a) the sum of each Non-Defaulting Lender’s Revolving Credit Exposure, Swingline Exposure and LC Exposure may not in any event exceed the Commitment of such Non-Defaulting Lender as in effect at the time of such reallocation and (b) neither such reallocation nor any payment by a Non-Defaulting Lender pursuant thereto will constitute a waiver or release of any claim the Borrower, the Administrative Agent, the Issuing Lender, the Swingline Lender or any other Lender may have against such Defaulting Lender or cause such Defaulting Lender to be a Non-Defaulting Lender;

(ii)               to the extent that any portion (the “unreallocated portion”) of the Defaulting Lender’s LC Exposure and Swingline Exposure cannot be so reallocated, whether by reason of the first proviso in clause (i) above or otherwise, the Borrower will, not later than five Business Days after demand by the Administrative Agent (at the direction of the Issuing Lender and/or the Swingline Lender, as the case may be), (a) Cash Collateralize the obligations of the Borrower to the Issuing Lender and the Swingline Lender in respect of such LC Exposure or Swingline Exposure, as the case may be, in an amount at least equal to the aggregate amount of the unreallocated portion of such LC Exposure or Swingline Exposure, or (b) in the case of such Swingline Exposure, prepay (subject to Section 2.20(a)(iii) below) and/or Cash Collateralize in full the unreallocated portion thereof, or (c) make other arrangements satisfactory to the Administrative Agent, and to the Issuing Lender and the Swingline Lender, as the case may be, in their sole discretion to protect them against the risk of non-payment by such Defaulting Lender; and

(iii)             any amount paid by the Borrower for the account of a Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity payments or other amounts) will not be paid or distributed to such Defaulting Lender, but will instead be retained by the Administrative Agent in a segregated account until (subject to Section 2.20(b)) the termination of the Commitments and payment in full of all obligations of the Borrower hereunder and will be applied by the Administrative Agent, to the fullest extent permitted by law, to the making of payments from time to time in the following order of priority: first to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent under this Agreement, second to the payment of any amounts owing by such Defaulting Lender to the Issuing Lender or the Swingline Lender (pro rata as to the respective amounts owing to each of them) under this Agreement, third to the payment of post-default interest and then current interest due and payable to the Lenders hereunder other than Defaulting Lenders, ratably among them in accordance with the amounts of such interest then due and payable to them, fourth to the payment of fees then due and payable to the Non-Defaulting Lenders hereunder, ratably among them in accordance with the amounts of such fees then due and payable to them, fifth to pay principal and unreimbursed LC Disbursements then due and payable to the Non-Defaulting Lenders hereunder ratably in accordance with the amounts thereof then due and payable to them, sixth to any amounts owed by the Defaulting Lender to the Borrower hereunder, seventh to the ratable payment of other amounts then due and payable to the Non-Defaulting Lenders, and eighth after the termination of the Commitments and payment in full of all obligations of the Borrower hereunder, to pay amounts owing under this Agreement to such Defaulting Lender or as a court of competent jurisdiction may otherwise direct.

(b)               If the Borrower, the Administrative Agent, the Issuing Lender and the Swingline Lender agree in writing in their discretion that a Lender that is a Defaulting Lender should no longer be deemed to be a Defaulting Lender the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any amounts then held in the segregated account referred to in Section 2.20(a)(iii)), such Lender will, to the extent applicable, purchase such portion of outstanding Loans of the other Lenders and/or make such other adjustments as the Administrative Agent may determine to be necessary to cause the LC Exposure and Swingline Exposure of the Lenders to be on a pro rata basis in accordance with their respective Commitments, whereupon such Lender will cease to be a Defaulting Lender and will be a Non-Defaulting Lender (and such LC Exposure and Swingline Exposure of each Lender will automatically be adjusted on a prospective basis to reflect the foregoing); provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

(c)                The Borrower may terminate the unused amount of the Commitment of a Defaulting Lender upon not less than five Business Days’ prior notice to the Administrative Agent (which will promptly notify the Lenders thereof), and in such event the provisions of Section 2.20(a)(iii) will apply to all amounts thereafter paid by the Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts), provided that such termination will not be deemed to be a waiver or release of any claim the Borrower, the Administrative Agent, the Issuing Lender, the Swingline Lender or any Lender may have against such Defaulting Lender.

(d)               New Swingline Loans/Letters of Credit.  So long as any Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless they are respectively satisfied that the related exposure will be 103% covered by the Commitments of the Non-Defaulting Lenders and/or cash collateralized on terms reasonably satisfactory to the Administrative Agent, and participations in any such newly issued or increased Letter of Credit or newly made Swingline Loan shall be allocated among Non-Defaulting Lenders in accordance with their respective Commitment (and Defaulting Lenders shall not participate therein).

Section 2.21.        Extension Offers.

(a)                Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrower to all Lenders of Revolving Credit Commitments with a like maturity date on a pro rata basis (based on the aggregate outstanding principal amount of the Revolving Credit Commitments with a like maturity date) and on the same terms to each such Lender, the Borrower is hereby permitted to consummate from time to time transactions with individual Lenders that accept the terms contained in such Extension Offers to extend the maturity date of each such Lender’s Revolving Credit Commitments and otherwise modify the terms of such Revolving Credit Commitments pursuant to the terms of the relevant Extension Offer (including, without limitation, by increasing the interest rate or fees payable in respect of such Revolving Credit Commitments (and related outstandings)) (each, an “Extension,” and each group of Revolving Credit Commitments in each case as so extended, as well as the original Revolving Credit Commitments (not so extended), being a “Facility”; any Extended Revolving Credit Commitments shall constitute a separate Revolving Credit Facility (an “Extended Revolving Credit Facility”) from the portion of the Revolving Credit Facility not being extended), so long as the following terms are satisfied: (i) no Default or Event of Default shall have occurred and be continuing at the time the offering document in respect of an Extension Offer is delivered to the Lenders, (ii) except as to interest rates, fees and final maturity (which shall be determined by the Borrower and set forth in the relevant Extension Offer), the Revolving Credit Commitment of any Revolving Credit Lender that agrees to an Extension with respect to such Revolving Credit Commitment (an “Extending Revolving Credit Lender”) extended pursuant to an Extension (an “Extended Revolving Credit Loans”), and the related outstandings, shall be a Revolving Credit Commitment (or related outstandings, as the case may be) with the same terms as the original Revolving Credit Commitments (and related outstandings); provided that (1) the borrowing and repayment (except for (A) payments of interest and fees at different rates on Extended Revolving Credit Commitments (and related outstandings), (B) repayments required upon the maturity date of the non-extending Revolving Credit Commitments and (C) subject to clause (3) below, repayment made in connection with a permanent repayment and termination of commitments) of Loans with respect to Extended Revolving Credit Commitments after the applicable Extension date shall be made on a pro rata basis with all other Revolving Credit Commitments, (2) subject to the provisions of Sections 2.04(d) and 2.05(l) to the extent dealing with Swingline Loans and Letters of Credit which mature or expire after a maturity date when there exists Revolving Credit Commitments with a longer maturity date, all Swingline Loans and Letters of Credit shall be participated on a pro rata basis by all Lenders with Commitments in accordance with their percentage of the Revolving Credit Commitments (and except as provided in Sections 2.04(d) and 2.05(l), without giving effect to changes thereto on an earlier maturity date with respect to Swingline Loans and Letters of Credit theretofore incurred or issued), (3) the permanent repayment of Revolving Credit Loans with respect to, and termination of, Extended Revolving Credit Commitments after the applicable Extension date shall be made on a pro rata basis with all other Revolving Credit Commitments, except that the Borrower shall be permitted to permanently repay and terminate commitments of any Revolving Credit Facility on a better than a pro rata basis as compared to any other Revolving Credit Facility with a later maturity date than such Revolving Credit Facility and (4) assignments and participations of Extended Revolving Credit Commitments and Extended Revolving Credit Loans shall be governed by the same assignment and participation provisions applicable to existing Revolving Credit Commitments and Revolving Credit Loans and (5) at no time shall there be Revolving Credit Commitments hereunder (including Extended Revolving Credit Commitments and any Revolving Credit Commitments) which have more than three different maturity dates (unless otherwise agreed by the Administrative Agent), (iii) if the aggregate principal amount of Revolving Credit Commitments in respect of which Revolving Credit Lenders, as the case may be, shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Revolving Credit Commitments offered to be extended by the Borrower pursuant to such Extension Offer, then the Revolving Credit Loans of such Revolving Credit Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Revolving Credit Lenders have accepted such Extension Offer, (iv) all documentation in respect of such Extension shall be consistent with the foregoing and (v) any applicable Minimum Extension Condition shall be satisfied unless waived by the Borrower.

(b)               With respect to all Extensions consummated by the Borrower pursuant to this Section, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.10 and (ii) no Extension Offer is required to be in any minimum amount or any minimum increment, provided that the Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in the Borrower’s sole discretion and may be waived by the Borrower) of Revolving Credit Commitments of the Revolving Credit Facility to be tendered. The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this Section (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Revolving Credit Commitments on such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement (including, without limitation, Sections 2.10 and 2.17) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section.

(c)                No consent of any Lender or the Administrative Agent shall be required to effectuate any Extension, other than (A) the consent of each Lender agreeing to such Extension with respect to one or more of its Revolving Credit Commitments (or a portion thereof) and (B) with respect to any Extension of the Revolving Credit Commitments, the consent of the Issuing Lender and Swingline Lender. All Extended Revolving Credit Commitments and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents that are secured by the Collateral on a pari passu basis with all other applicable Obligations under this Agreement and the other Loan Documents. The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents with the Borrower as may be necessary in order to establish new Facilities or sub-Facilities in respect of Revolving Credit Commitments so extended and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new Facilities or sub-Facilities, in each case on terms consistent with this Section. In addition, if so provided in such amendment and with the consent of each Issuing Lender, participations in Letters of Credit expiring on or after the maturity date in respect of the Revolving Credit Facility not being extended shall be reallocated from Lenders holding Revolving Credit Commitments not being extended to Lenders holding Extended Revolving Credit Commitments in accordance with the terms of such amendment.

(d)               In connection with any Extension, the Borrower shall provide the Administrative Agent at least 10 Business Days (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures (including, without limitation, regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section.

Article III

GUARANTEE

Section 3.01.        Guarantee. Each Guarantor hereby jointly and severally guarantees on a senior secured basis to each Lender (and each Affiliate of a Lender which holds any of the Obligations of the Borrower or any other Loan Party) and the Administrative Agent and their respective successors and assigns the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the Obligations of the Borrower strictly in accordance with the terms thereof (such Obligations being herein collectively called the “Guaranteed Obligations”). The Guarantors hereby further jointly and severally agree that if the Borrower shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

Section 3.02.        Obligations Unconditional. The obligations of the Guarantors under Section 3.01 are absolute and unconditional guarantees of payment, and joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the obligations of the other Loan Parties under this Agreement or any other agreement or instrument referred to herein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder, which shall remain absolute and unconditional as described above:

(a)                at any time or from time to time, without notice to the Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(b)               any of the acts mentioned in any of the provisions of this Agreement or any other agreement or instrument referred to herein shall be done or omitted;

(c)                the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be modified, supplemented or amended in any respect, or any right under this Agreement or any other agreement or instrument referred to herein shall be waived or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with; or

(d)               any lien or security interest granted to, or in favor of, the Administrative Agent or any Lender or Lenders as security for any of the Guaranteed Obligations shall fail to be perfected.

The Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any Lender exhaust any right, power or remedy or proceed against the Borrower under this Agreement or any other agreement or instrument referred to herein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations.

Section 3.03.        Reinstatement. The obligations of each Guarantor under this Article shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify the Administrative Agent and each Lender on demand for all reasonable costs and expenses (including fees of counsel) incurred by the Administrative Agent or such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

Section 3.04.        Subrogation. Each Guarantor hereby agrees that, until the payment and satisfaction in full of all Guaranteed Obligations and the expiration and termination of the Commitments of the Lenders under this Agreement, it shall not exercise any right or remedy arising by reason of any performance by it of its guarantee in Section 3.01, whether by subrogation or otherwise, against the Borrower or any other guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.

Section 3.05.        Remedies. Each Guarantor agrees that, as between such Guarantor and the Lenders, the obligations of the Borrower under this Agreement may be declared to be forthwith due and payable as provided in Article VIII (and shall be deemed to have become automatically due and payable in the circumstances provided in Article VIII) for purposes of Section 3.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by such Guarantor for purposes of Section 3.01.

Section 3.06.        Instrument for the Payment of Money. Each Guarantor hereby acknowledges that the guarantee in this Article constitutes an instrument for the payment of money, and consents and agrees that any Lender or the Administrative Agent, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to proceed by motion for summary judgment in lieu of complaint pursuant to N.Y. Civ. Prac. L&R § 3213.

Section 3.07.        Continuing Guarantee. The guarantee in this Article is a continuing guarantee, and shall apply to all Guaranteed Obligations whenever arising.

Section 3.08.        Rights of Contribution. The Guarantors hereby agree, as between themselves, that if any Guarantor shall become an Excess Funding Guarantor (as defined below) by reason of the payment by such Guarantor of any Guaranteed Obligations, then each other Guarantor shall, on demand of such Excess Funding Guarantor (but subject to the next sentence), pay to such Excess Funding Guarantor an amount equal to such Guarantor’s Pro Rata Share (as defined below and determined, for this purpose, without reference to the properties, debts and liabilities of such Excess Funding Guarantor) of the Excess Payment (as defined below) in respect of such Guaranteed Obligations. The payment obligation of a Guarantor to any Excess Funding Guarantor under this Section shall be subordinate and subject in right of payment to the prior payment in full of the obligations of such Guarantor under the other provisions of this Article III and such Excess Funding Guarantor shall not exercise any right or remedy with respect to such excess until payment and satisfaction in full of all of such obligations.

For purposes of this Section, (i) “Excess Funding Guarantor” means, in respect of any Guaranteed Obligations, a Guarantor that has paid an amount in excess of its Pro Rata Share of such Guaranteed Obligations, (ii) “Excess Payment” means, in respect of any Guaranteed Obligations, the amount paid by an Excess Funding Guarantor in excess of its Pro Rata Share of such Guaranteed Obligations and (iii) “Pro Rata Share” means, for any Guarantor, the ratio (expressed as a percentage) of (x) the amount by which the aggregate fair saleable value of all properties of such Guarantor (excluding any shares of stock or other equity interest of any other Guarantor) exceeds the amount of all the debts and liabilities of such Guarantor (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder and any obligations of any other Guarantor that have been Guaranteed by such Guarantor) to (y) the amount by which the aggregate fair saleable value of all properties of the Borrower and all of the Guarantors exceeds the amount of all the debts and liabilities (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of the Loan Parties hereunder and under the other Loan Documents) of all of the Guarantors, determined (A) with respect to any Guarantor that is a party hereto on the Effective Date, as of the Effective Date, and (B) with respect to any other Guarantor, as of the date such Guarantor becomes a Guarantor hereunder.

Section 3.09.        General Limitation on Guaranteed Obligations. In any action or proceeding involving any state corporate law, or any state or Federal bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 3.01 would otherwise be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 3.01, then, notwithstanding any other provision hereof to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Lender, the Administrative Agent or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

Article IV

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lenders that:

Section 4.01.        Organization; Powers. Each of the Borrower and its Restricted Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

Section 4.02.        Authorization; Enforceability. The Transactions are within the Borrower’s and each other Loan Party’s corporate powers and have been duly authorized by all necessary corporate and, if required, by all necessary shareholder action. This Agreement and each of the other Loan Documents have been duly executed and delivered by each Loan Party party thereto and constitutes, or when executed and delivered by such Loan Party will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party in accordance with its terms, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 4.03.        Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except for (i) such as have been obtained or made and are in full force and effect and (ii) filings and recordings in respect of the Liens created pursuant to the Security Documents, (b) will not violate any Requirement of Law, (c) will not violate any of the Loan Parties’ organizational documents, (d) will not violate or result in a default under any material Contractual Obligation upon the Borrower and its Restricted Subsidiaries or its or their respective assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Restricted Subsidiaries, and (e) except for the Liens created pursuant to the Security Documents, will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Restricted Subsidiaries.

Section 4.04.        Financial Condition; No Material Adverse Change; No Default.

(a)                Financial Condition. The Borrower has heretofore furnished to the Lenders its audited consolidated balance sheet and statements of income, stockholders’ equity and cash flows as of and for the Fiscal Years ended December 31, 2014, December 31, 2015 and December 31, 2016, in each case reported on by KPMG LLP (the financial information described above, the “Historical Financial Statements”). The Historical Financial Statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of financial statements referred to in clause (ii) above.

(b)               No Material Adverse Change. Since December 31, 2016, there has not occurred any event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.

Section 4.05.        Properties.

(a)                Property Generally. Each of the Borrower and its Restricted Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, subject only to Permitted Liens. The Liens granted by the Security Documents constitute valid perfected first priority Liens on the properties and assets covered by the Security Documents, to the extent required by the Security Documents and subject to no prior or equal Lien except those Liens permitted by Section 7.02.

(b)               Leases. Each of the Borrower and its Restricted Subsidiaries has complied with all obligations under all leases to which it is a party and all such leases are in full force and effect except for such noncompliance or ineffectiveness which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(c)                Real Property. Schedules 7(a) and 7(b) to the Perfection Certificate dated the Effective Date contain a true and complete list of each interest in Real Property owned by the Borrower and any Restricted Subsidiary as of the Effective Date and describes the type of interest therein held by the Borrower or Restricted Subsidiary and whether such owned Real Property is leased and if leased whether the underlying lease contains any option to purchase all or any portion of such Real Property or any interest therein or contains any right of first refusal relating to any sale of such Real Property or any portion thereof or interest therein.

(d)               [Reserved].

(e)                Intellectual Property. Each of the Borrower and its Restricted Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and its Restricted Subsidiaries does not infringe upon the rights of any other Person except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 4.06.        Litigation and Environmental Matters.

(a)                Actions, Suits and Proceedings. There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against the Borrower or any of its Restricted Subsidiaries or, to the knowledge of the Borrower, threatened in writing against or affecting the Borrower or any of its Restricted Subsidiaries that, in either case, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b)               Environmental Matters. Except with respect to any matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Restricted Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any facts that could reasonably be expected to result in any Environmental Liability.

Section 4.07.        Compliance with Laws and Contractual Obligations. Each of the Borrower and its Restricted Subsidiaries is in compliance with all Requirements of Law applicable to it or its property or all Contractual Obligations binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default or Event of Default shall have occurred and be continuing.

Section 4.08.        Investment Company Act Status. Neither the Borrower nor its Restricted Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

Section 4.09.        Taxes. The Borrower and each of its Restricted Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes levied or imposed upon it or otherwise due and payable (including in its capacity as a withholding agent), except, in each case, (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Restricted Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. There is no current, pending or proposed Tax audit, assessment, deficiency or other claim against Borrower or any of its Restricted Subsidiaries that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 4.10.        ERISA. Except with respect to any matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, (a) no ERISA Event has occurred or is reasonably expected to occur and (b) each Plan has complied with the applicable provisions of ERISA and the Code. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Accounting Standards Codification No. 715) does not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan by an amount that could reasonably be expected to result in a Material Adverse Effect.

Section 4.11.        Disclosure. The Loan Parties have disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Restricted Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the written reports, financial statements, certificates or other written information (other than (a) projections and other forward looking information and (b) information of a general economic or industry-specific nature) furnished by or on behalf of the Borrower or any Restricted Subsidiary to the Administrative Agent or any Lender in connection with the negotiation of this Agreement and the other Loan Documents or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation thereof.

Section 4.12.        Use of Credit. Neither the Borrower nor any of its Restricted Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock, and no part of the proceeds of any extension of credit hereunder will be used to buy or carry any Margin Stock in violation of Regulation U.

Section 4.13.        Labor Matters. Except with respect to any matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, (a) no collective bargaining agreement or other labor contract will expire during the term of this Agreement, (b) to the Borrower’s knowledge, no union or other labor organization is seeking to organize, or to be recognized as bargaining representative for, a bargaining unit of employees of the Borrower or any of its Restricted Subsidiaries, (c) there is no pending or, to the Borrower’s knowledge, threatened strike, work stoppage, unfair labor practice claim or charge, arbitration or other labor dispute against or affecting the Borrower or any of its Restricted Subsidiaries or their respective employees and (d) there are no actions, suits, charges, demands, claims, counterclaims or proceedings pending or, to the best of the Borrower’s knowledge, threatened against the Borrower or any of its Restricted Subsidiaries, by or on behalf of, or with, its employees.

Section 4.14.        [Reserved].

Section 4.15.        [Reserved].

Section 4.16.        Restricted Subsidiaries. Schedule 4.16 is a complete and correct list of all of the Restricted Subsidiaries of the Borrower as of the Amendment No. 2 Effective Date, together with, for each such Restricted Subsidiary, (a) the jurisdiction of organization of such Restricted Subsidiary, (b) each Person holding ownership interests in such Restricted Subsidiary and (c) the nature of the ownership interests held by each such Person and the percentage of ownership of such Restricted Subsidiary represented by such ownership interests. Except as disclosed in Schedule 4.16 as of the Amendment No. 2 Effective Date, (i) each of the Borrower and its Restricted Subsidiaries owns, free and clear of Liens (other than Liens arising by operation of law or created pursuant to the Security Documents), and has the unencumbered right to vote, all outstanding ownership interests in each Person shown to be held by it in Schedule 4.16, (ii) all of the issued and outstanding Capital Stock of each such Person organized as a corporation is validly issued, fully paid and nonassessable and (iii) there are no outstanding Equity Rights with respect to such Person.

Section 4.17.        Solvency. The Borrower is and, after giving effect to the making of each Loan and the use of proceeds thereof, will be Solvent.

Section 4.18.        [Reserved].

Section 4.19.        Anti-Terrorism/Anti-Corruption Laws.

(a)                Anti-Terrorism Laws. Neither the Borrower nor any of its Restricted Subsidiaries and, to the knowledge of the Borrower, none of the respective officers, directors, brokers or agents of the Borrower or such Restricted Subsidiary has violated or is in violation of Anti-Terrorism Laws.

(b)               Anti-Corruption Laws. Neither the Borrower nor any of its Restricted Subsidiaries and, to the knowledge of the Borrower, none of the respective officers, directors, brokers or agents of the Borrower or such Restricted Subsidiary has violated or is in violation of any Anti-Corruption Laws, where such violation could reasonably be expected to result in a material liability on the part of the Borrower or any of its Restricted Subsidiaries.

(c)                Embargoed Persons. Neither the Borrower nor any of its Restricted Subsidiaries and, to the knowledge of the Borrower, none of the respective officers, directors, brokers or agents of such Loan Party or such Restricted Subsidiary acting or benefiting in any capacity in connection with the Loans is an Embargoed Person. Neither Borrower nor any of its Restricted Subsidiaries engages in any dealings or transactions with an Embargoed Person.

(d)               Use of Proceeds. Neither the Borrower nor any of its Restricted Subsidiaries and, to the knowledge of the Borrower, none of its Affiliates and none of the respective officers, directors, brokers or agents of the Borrower, such Restricted Subsidiary or such Affiliate acting or benefiting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Embargoed Person or in violation of any Anti-Corruption Laws, (ii) deals in, or otherwise engages in any transaction related to, any property or interests in property blocked pursuant to any Anti-Terrorism Law or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

Section 4.20.        Security Documents.

(a)                Security Agreement. The Security Agreement is effective to create in favor of the Collateral Agent for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Security Agreement Collateral and, (i) upon the filing of financing statements and other filings in appropriate form in the offices specified on Schedule 7 to the Perfection Certificate dated the Effective Date and (ii) upon the taking of possession or control by the Collateral Agent of the Security Agreement Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent possession or control by the Collateral Agent is required by the Security Agreement), the Liens created by the Security Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors in the Security Agreement Collateral (other than such Security Agreement Collateral in which a security interest cannot be granted or cannot be perfected by filing financing statements, possession or control (to the extent required by the Security Agreement) under the UCC as in effect at the relevant time in the relevant jurisdiction), in each case subject to no Liens other than Permitted Liens.

(b)               PTO Filing; Copyright Office Filing. Upon the filing of the IP Security Agreements in the United States Patent and Trademark Office or the United States Copyright Office, as applicable, the Liens created by such IP Security Agreements shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors thereunder in Trademark and Patents (each as defined in the applicable IP Security Agreement) registered or applied for with the United States Patent and Trademark Office or Copyrights (as defined in the applicable IP Security Agreement) registered or applied for with the United States Copyright Office, as the case may be, in each case subject to no Liens other than Permitted Liens.

(c)                Valid Liens. Each Security Document delivered pursuant to Section 6.13 will, upon execution and delivery thereof, be effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, all of the Loan Parties’ right, title and interest in and to the Collateral thereunder, and (i) when all appropriate filings or recordings are made in the appropriate offices as may be required under applicable law and (ii) upon the taking of possession or control by the Collateral Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent required by any Security Document), such Security Document will constitute fully perfected first priority Liens on, and security interests in, all right, title and interest of the Loan Parties in such Collateral (other than Collateral in which a security interest cannot be granted or cannot be perfected by filing financing statements, possession or control (to the extent required by the Security Agreement) under the UCC), in each case subject to no Liens other than Permitted Liens.

Section 4.21.        Insurance. All insurance maintained by the Loan Parties is in full force and effect, all premiums have been duly paid, no Loan Party has received notice of violation or cancellation thereof, and the use, occupancy and operation of the Real Property comply with all insurance requirements, and there exists no default under any insurance requirement, in each case, where the failure to comply with the foregoing could reasonably be expected to result in a Material Adverse Effect. Each Loan Party has insurance in such amounts and covering such risks and liabilities as are customary for companies of a similar size engaged in similar businesses in similar locations.

Article V

CONDITIONS

Section 5.01.        Conditions of Initial Credit Extensions on the Amendment No. 2 Effective Date. The obligations of the Lenders to make the initial Loans and of the Issuing Lender to issue or continue its initial Letters of Credit hereunder shall not become effective until the date on which (i) the Administrative Agent and the Collateral Agent shall have received each of the documents set forth in Section 3 of Amendment No. 2, each of which shall be satisfactory to the Administrative Agent in form and substance and (ii) each of the other conditions set forth in Section 3 of Amendment No. 2 shall have been satisfied (or such condition shall have been waived in accordance with Section 10.05).

Section 5.02.        Each Credit Event. The obligation of each Lender to make any Loan (other than in the case of clause (a) or (b) with respect to a Borrowing under Section 2.19), and of the Issuing Lender to issue, amend, renew or extend any Letter of Credit, are additionally subject to the satisfaction of the following conditions:

(a)                the representations and warranties of the Borrower set forth in Article IV, and of each Loan Party in each of the other Loan Documents to which it is a party, shall be true and correct on and as of the date of such Loan or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such date);

(b)               at the time of and immediately after giving effect to such Loan or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing; and

(c)                the Administrative Agent shall have received a Borrowing Request or letter of credit request, as applicable, relating to each credit extension hereunder.

Each such Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in clauses (a) and (b) of the immediately preceding sentence.

In addition to the other conditions precedent herein set forth, if any Revolving Credit Lender becomes, and during the period it remains, a Defaulting Lender, the Issuing Lender will not be required to issue any Letter of Credit or to amend any outstanding Letter of Credit, and the Swingline Lender will not be required to make any Swingline Loan, unless the Issuing Lender or the Swingline Lender, as the case may be, is satisfied that any exposure that would result therefrom is eliminated or fully covered by the Commitments of the Non-Defaulting Lenders or by Cash Collateralization or a combination thereof satisfactory to the Issuing Lender or the Swingline Lender in its sole discretion, in each case, in accordance with Section 2.20.

Article VI

AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan, all fees payable hereunder and all other Obligations (other than indemnification obligations not yet due and payable and Obligations under clauses (b) and (c) of the definitions of Obligations) shall have been paid in full and all Letters of Credit shall have expired or terminated without any being drawn, or have been Cash Collateralized in the amount required hereunder and all LC Disbursements shall have been reimbursed (the “Termination Date”), the Borrower covenants and agrees with the Lenders that:

Section 6.01.        Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent (which shall promptly furnish to each Lender):

(a)                within 90 days (or, in the case of the Fiscal Year ended December 31, 2016, within 180 days) after the end of each Fiscal Year of the Borrower (or such later date as may be applicable if any Rule 12b-25 of the Exchange Act extension is made pursuant to the filing of a Form 12b-25 as required pursuant to the Exchange Act), the audited consolidated balance sheet and related statements of income, stockholders’ equity and cash flows of the Borrower and its Subsidiaries as of the end of and for such year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all reported on by KPMG LLP or other independent public accountants of recognized national standing (which opinion shall be without a “going concern” or like qualification or exception, other than solely with respect to an upcoming maturity date of Indebtedness otherwise permitted hereunder or a potential inability to satisfy a financial covenant, and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b)               within 45 days (or, in the case of the fiscal quarter ending March 31, 2017, simultaneously with the delivery of the audit for the Fiscal Year ended December 31, 2016 as required by Section 6.01(a) hereof) after the end of the first three fiscal quarters of the Borrower (or such later date as may be applicable if any Rule 12b-25 of the Exchange Act extension is made pursuant to the filing of a Form 12b-25 as required pursuant to the Exchange Act), the consolidated balance sheets and related consolidated statements of income and cash flows of the Borrower and its Subsidiaries as of the end of and for such fiscal quarter and the then elapsed portion of the Fiscal Year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, all certified by a Responsible Officer as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes (it being understood that the delivery by the Borrower of quarterly reports on Form 10-Q of the Borrower shall satisfy the requirements of this Section 6.01(b) to the extent such quarterly reports include the information specified herein);

(c)                concurrently with any delivery of financial statements under clause (a) or (b) of this Section, a certificate of a Responsible Officer (i) certifying as to whether a Default then exists and, if a Default then exists, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 7.11, (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the most recent audited financial statements of the Borrower referred to in Section 4.04(a) or delivered pursuant to Section 6.01(a) and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate and (iv) listing each Unrestricted Subsidiary as of the last day of such reporting period and of any new Restricted Subsidiary of the Borrower formed or acquired during such reporting period;

(d)               promptly upon receipt thereof, copies of all other reports submitted to the Borrower by its independent certified public accountants in connection with any annual or interim audit or review of the books of the Borrower made by such accountants;

(e)                promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Restricted Subsidiary with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be;

(f)                promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Restricted Subsidiary, or compliance with the terms of this Agreement and the other Loan Documents, as the Administrative Agent or any Lender may reasonably request. Notwithstanding anything to the contrary in this Section 6.01, neither the Borrower nor any Restricted Subsidiary will be required to disclose or permit the inspection or discussion of, any document, information or other matter (1) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by applicable laws or any binding agreement not entered into in contemplation of avoiding such inspection and disclosure rights, (2) that is subject to attorney client or similar privilege or constitutes attorney work product, (3) in respect of which the Borrower or any Restricted Subsidiary owes confidentiality obligations to any third party not entered into in contemplation of avoiding such inspection and disclosure; provided that, with respect to this clause (3), the Borrower shall (A) make the Administrative Agent aware of such confidentiality obligations (to the extent permitted under the applicable confidentiality obligation) and (B) use commercially reasonable efforts to communicate the relevant information in a way that does not violate such confidentiality obligations, or (4) that constitutes non-financial trade secrets or non-financial proprietary information of the Borrower or any Restricted Subsidiary thereof and/or any of its customers and/or any of its suppliers; and

(g)               simultaneously with the delivery of each set of consolidated financial statements referred to in Sections 6.01(a) and 6.01(b) above, a summary of the pro forma adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements.

Documents required to be delivered pursuant to this Section 6.01 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower (or a representative thereof) posts such documents (or provides a link thereto) at www.hms.com; provided that, other than with respect to items required to be delivered pursuant to Section 6.01(e) above, the Borrower shall promptly notify (which notice may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents at www.hms.com and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents; (ii) on which such documents are delivered by the Borrower to the Administrative Agent for posting on behalf of the Borrower on IntraLinks, SyndTrak or another relevant secure website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); (iii) on which such documents are faxed to the Administrative Agent (or electronically mailed to an address provided by the Administrative Agent); or (iv) with respect to any item required to be delivered pursuant to Section 6.01(a), (b) or (e) above in respect of information filed by the Borrower with any securities exchange or with the SEC or any analogous Governmental Authority or private regulatory authority with jurisdiction over matters relating to securities, on which such items have been made available on the SEC website or the website of the relevant analogous governmental or private regulatory authority.

Section 6.02.        Notices of Material Events. The Borrower will furnish to the Administrative Agent (which shall promptly furnish to each Lender) prompt written notice of the following:

(a)                promptly after any senior executive officer of the Borrower obtains knowledge thereof, the occurrence of any Default;

(b)               the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any of its Restricted Subsidiaries, that could reasonably be expected to result in a Material Adverse Effect;

(c)                the occurrence of any ERISA Event that, individually or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; and

(d)               any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 6.03.        Existence; Conduct of Business. The Borrower will, and will cause each of its Restricted Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business except to the extent that the failure to do so, other than with respect to the Borrower, would not reasonably be expected to result in a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 7.03 or any Disposition permitted by Section 7.04.

Section 6.04.        Payment of Taxes and Other Obligations. The Borrower will, and will cause each of its Restricted Subsidiaries to, pay its obligations, including Tax liabilities before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and the Borrower or such Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) the failure to make such payment could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 6.05.        Maintenance of Properties. The Borrower will, and will cause each of its Restricted Subsidiaries to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear and casualty/condemnation excepted.

Section 6.06.        Maintenance of Insurance. The Borrower will, and will cause each of its Restricted Subsidiaries to, maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations, which shall be endorsed or (i) provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least 30 days (or, in the case of non-payment, 10 days) after receipt by the Collateral Agent of written notice thereof and (ii) name the Collateral Agent as mortgagee (in the case of property insurance) or additional insured on behalf of the Secured Parties (in the case of general liability insurance) or loss payee (in the case of property insurance), as applicable.

Section 6.07.        Books and Records. The Borrower will, and will cause each of its Restricted Subsidiaries to, keep proper books of record and account in which full, true and correct entries in accordance with GAAP are made of all dealings and transactions in relation to its business and activities.

Section 6.08.        Inspection Rights. The Borrower will, and will cause each of its Restricted Subsidiaries to, permit any representatives designated by the Administrative Agent, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at the expense of the Borrower and at such reasonable times; provided that the Administrative Agent shall be limited to one such visit or inspection each during any Fiscal Year, except that such limitation shall not apply at any time an Event of Default has occurred and is continuing. Notwithstanding anything to the contrary in this Section 6.08, neither the Borrower nor any Restricted Subsidiary will be required to disclose or permit the inspection or discussion of, any document, information or other matter (1) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by applicable laws, (2) that is subject to attorney client or similar privilege or constitutes attorney work product, (3) in respect of which the Borrower or any Restricted Subsidiary owes confidentiality obligations to any third party not entered into in contemplation of avoiding such inspection and disclosure; provided that, with respect to this clause (3), the Borrower shall (A) make the Administrative Agent aware of such confidentiality obligations (to the extent permitted under the applicable confidentiality obligation) and (B) use commercially reasonable efforts to communicate the relevant information in a way that does not violate such confidentiality obligations, or (4) that constitutes non-financial trade secrets or non-financial proprietary information of the Borrower or any Restricted Subsidiary thereof and/or any of its customers and/or any of its suppliers.

Section 6.09.        Lender Calls. The Borrower will, (a) within 10 days after delivery of the financial information described in Section 6.01(a) (and at a time and on the date which is reasonably acceptable to the Borrower) and (b) at the request of the Administrative Agent or Required Lenders, hold a meeting by conference call (the costs of such call to be paid by the Borrower) with all Lenders who choose to attend such meeting, at which meeting shall be reviewed the financial results of the previous Fiscal Year; provided that, unless an Event of Default exists, such meeting shall occur no more than once per Fiscal Year.

Section 6.10.        [Reserved].

Section 6.11.        Compliance with Laws and Contractual Obligations. The Borrower will, and will cause each of its Restricted Subsidiaries to, comply with all Requirements of Law (including any Environmental Laws) applicable to it or its property, and all Contractual Obligations binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 6.12.        Use of Proceeds and Letters of Credit. The proceeds of the Revolving Credit Loans to be made on the Restatement Date will be used to pay down any amount outstanding under the Existing Term Loan Facility and to pay related fees and expenses. The proceeds of the Revolving Credit Loans made after the Restatement Date, and the Letters of Credit issued hereunder, will be used for general corporate purposes of the Borrower and its Restricted Subsidiaries, including acquisitions and for any other purposes permitted hereunder. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X. No part of the proceeds of any Loan will be used directly, or to the knowledge of the Borrower, indirectly (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Embargoed Person to the extent such activities, businesses or transaction would be prohibited if conducted by a corporation incorporated in the United States, or (iii) in any manner that would result in the violation of any Sanctions applicable to the Borrower or any of its Restricted Subsidiaries.

Section 6.13.        Additional Guarantors; Further Assurances.

(a)                Guarantors. The Borrower will take such action, and will cause each of its wholly-owned Domestic Subsidiaries (other than an Excluded Subsidiary) to take such action, from time to time as shall be necessary to ensure that such Domestic Subsidiaries of the Borrower are “Guarantors” hereunder. Without limiting the generality of the foregoing, in the event that the Borrower or any of its Subsidiaries shall form or acquire any new wholly-owned Domestic Subsidiary (other than an Excluded Subsidiary) or any wholly-owned Restricted Subsidiary that is a Domestic Subsidiary shall cease to be an Immaterial Subsidiary, the Borrower and its Restricted Subsidiaries will cause such Domestic Subsidiary to, within the later of (x) the delivery of the next compliance certificate under Section 6.01(c) following such event or (y) 30 days (or such longer period as to which the Administrative Agent may agree) after such event:

(i)                 become a “Guarantor” hereunder, and a “Securing Party” under the Security Agreement pursuant to a Subsidiary Joinder Agreement;

(ii)               cause such Domestic Subsidiary to take such action (including delivering such shares of stock, executing and delivering such UCC financing statements) as shall be necessary to create and perfect valid and enforceable first priority Liens on substantially all of the personal property of such new Restricted Subsidiary as collateral security for the obligations of such new Restricted Subsidiary hereunder to the extent required pursuant to the Security Agreement; and

(iii)             deliver such proof of corporate action, incumbency of officers, opinions of counsel and other documents as is consistent with those delivered by the Loan Parties pursuant to Section 5.01 on the Restatement Date as the Administrative Agent shall reasonably request.

In addition, promptly but in no event later than the later of (x) the delivery of the next compliance certificate under Section 6.01(c) following such event or (y) 30 days (or such longer period as to which the Administrative Agent may agree) after the formation or acquisition of a Foreign Subsidiary (which period may be extended by the Administrative Agent in its sole discretion), the Borrower will take such action, and will cause each of its Domestic Subsidiaries (other than any Excluded Subsidiary) to take such action, from time to time as shall be necessary to ensure that 65% of the equity interests of each Foreign Subsidiary that is directly owned by the Borrower or any Guarantor (a “First-Tier Foreign Subsidiary”) shall be pledged in favor of the Administrative Agent (or a sub-agent thereof) for the benefit of the Secured Parties, pursuant to the Security Agreement or such other pledge or similar agreement as the Administrative Agent shall reasonably request (and in that connection Borrower will, and will cause such Guarantor to, comply with the other requirements of this Section); provided that in no event will any foreign law-governed security or pledge agreements be required.

(b)               Further Assurances. The Borrower will, and will cause each of its Restricted Subsidiaries (other than Excluded Subsidiaries) to take such action from time to time as shall reasonably be requested by the Administrative Agent or Collateral Agent to effectuate the purposes and objectives of this Agreement and to confirm the validity, perfection and priority of the Lien of the Security Documents. Without limiting the foregoing, but subject to the 65% limitation in the last paragraph of Section 6.13(a), in the event that any additional Capital Stock shall be issued by any Domestic Subsidiary or First-Tier Foreign Subsidiary (other than an Immaterial Subsidiary), the Loan Parties agree forthwith to deliver to the Collateral Agent pursuant to the Security Agreement the certificates evidencing such shares of stock (if any), accompanied by undated stock powers executed in blank and to take such other action as the Administrative Agent or Collateral Agent shall request to perfect the security interest created therein pursuant to the Security Agreement.

(c)                Mortgages. For the avoidance of doubt, no mortgage, deed of trust or any other document, creating and evidencing a lien on owned Real Property shall be required and shall not be considered part of the Collateral.

Section 6.14.        Qualified ECP Guarantors. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Guarantor to honor all of its obligations under this Guarantee in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 6.14 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 6.14, or otherwise under the Guarantee, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 6.14 shall remain in full force and effect until a discharge of the Obligations. Each Qualified ECP Guarantor intends that this Section 6.14 constitute, and this Section 6.14 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Section 6.15.        Designation of Subsidiaries. The board of directors (or equivalent governing body) or any committee thereof of the Borrower shall only designate or redesignate a Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary after the Amendment No. 2 Effective Date by written notice from the Borrower to the Administrative Agent if such designation or redesignation is in compliance with the following applicable conditions (subject to Section 1.04(a)): (i) immediately before and after such designation (or redesignation), (x) no Event of Default shall have occurred and be continuing or shall exist after giving effect to such designation (including after giving effect to the reclassification of Investments in, Indebtedness of and Liens on the assets of, the applicable Restricted Subsidiary or Unrestricted Subsidiary), and (y) the Borrower shall be in compliance with Section 7.11 on a Pro Forma Basis, (ii) no Subsidiary may be designated (or redesignated) as an Unrestricted Subsidiary if, after such designation (or redesignation), it would be a “Restricted Subsidiary” for the purpose of any Incremental Equivalent Debt, (iii) the designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Borrower (or its applicable Restricted Subsidiary) therein at the date of designation in an amount equal to the portion of the fair market value of the net assets of such Restricted Subsidiary attributable to the Borrower’s (or its applicable Restricted Subsidiary’s) equity interest therein as reasonably estimated by the Borrower (and such designation shall only be permitted to the extent such Investment is permitted under Section 7.06), (iv) as of the date of the designation thereof, no Unrestricted Subsidiary shall own any Capital Stock in any Restricted Subsidiary of the Borrower (unless such Restricted Subsidiary is also designated as an Unrestricted Subsidiary) or hold any Indebtedness of or any Lien on any property of the Borrower or its Restricted Subsidiaries (unless the Borrower or such Restricted Subsidiary is permitted to incur such Indebtedness or Liens in favor of such Unrestricted Subsidiary pursuant to Sections 7.01 and 7.02), (v) the designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence or making, as applicable, at the time of designation of any then-existing Investment, Indebtedness or Lien of such Restricted Subsidiary, as applicable; provided that upon a redesignation of any Unrestricted Subsidiary as a Restricted Subsidiary, the Borrower shall be deemed to continue to have an Investment in the resulting Restricted Subsidiary in an amount (if positive) equal to (a) the Borrower’s “Investment” in such Restricted Subsidiary at the time of such redesignation, less (b) the portion of the fair market value of the net assets of such Restricted Subsidiary attributable to the Borrower’s equity therein at the time of such redesignation, and (vi) the Borrower shall have delivered to the Administrative Agent an officer’s certificate executed by a Responsible Officer of the Borrower, certifying compliance with the applicable requirements of the preceding clauses (i) through (v) of this Section 6.15.

Article VII

NEGATIVE COVENANTS

Until the Termination Date, the Borrower covenants and agrees with the Lenders that:

Section 7.01.        Indebtedness. The Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(a)                Indebtedness of the Loan Parties created hereunder and under the other Loan Documents;

(b)               Indebtedness of the Loan Parties existing on the date hereof and set forth on Schedule 7.01 and any refinancings, replacements or renewals thereof; provided that (A) any such refinancing Indebtedness is in an aggregate principal amount not greater than the aggregate principal amount of the Indebtedness being renewed, replaced or refinanced, plus the amount of any premiums required to be paid thereon and reasonable fees and expenses associated therewith and (B) such refinancing Indebtedness has a later or equal final maturity and longer or equal weighted average life than the Indebtedness being renewed, replaced or refinanced;

(c)                Indebtedness of the Borrower or any Restricted Subsidiary owing to the Borrower or any other Restricted Subsidiary to the extent constituting an Investment permitted by Section 7.06; provided that any Indebtedness of a Loan Party to any Restricted Subsidiary that is not a Loan Party shall be subordinated to the Obligations pursuant to terms reasonably satisfactory to the Collateral Agent;

(d)               Indebtedness of the Borrower or any Restricted Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof in an amount not to exceed the greater of $50,000,000 and 45% of pro forma Consolidated EBITDA as of the most recently ended Reference Period and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that such Indebtedness is incurred prior to, at the time of or within 90 days after such acquisition or the completion of such construction or improvement;

(e)                Indebtedness of any Person that becomes (or encumbers any assets acquired by) a Restricted Subsidiary after the date hereof; provided that such Indebtedness exists at the time such Person becomes a Restricted Subsidiary or such assets are acquired and is not created in contemplation of or in connection with such Person becoming a Restricted Subsidiary or acquisition of such assets;

(f)                Indebtedness under Swap Agreements with respect to interest rates, foreign currency exchange rates or commodity prices, in each case not entered into for speculative purposes;

(g)               Incremental Equivalent Debt;

(h)               Indebtedness of the Borrower or any of its Restricted Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn by the Borrower or such Restricted Subsidiary in the ordinary course of business against insufficient funds so long as such Indebtedness is promptly repaid;

(i)                 Indebtedness incurred by the Borrower or any Restricted Subsidiary in the form of customary obligations under indemnification, incentive, non-compete, deferred compensation, or other similar arrangements in the ordinary course of business (including in connection with any Permitted Acquisition or any other Investment permitted hereunder and including to any current or former directors, officers and employees of the Borrower or any of its Restricted Subsidiaries);

(j)                 Indebtedness in respect of (i) statutory obligations, bids, leases, governmental contracts, trade contracts, performance, surety, stay, customs, appeal, performance and/or return of money bonds, completion guarantees and similar obligations not in connection with money borrowed, in each case, provided in the ordinary course of business or consistent with past practice, including those incurred to secure health, safety and environmental obligations in the ordinary course of business or consistent with past practice and (ii) letters of credit, bank guarantees, surety bonds, performance bonds or similar instruments to support any of the foregoing;

(k)               Indebtedness in respect of any bankers’ acceptance, bank guarantees, letter of credit, warehouse receipt or similar facilities or surety bonds, performance bonds or similar instruments entered into or incurred in the ordinary course of business in respect of workers compensation claims, unemployment insurance, other types of social security, vacation pay, health or disability benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims or similar obligations;

(l)                 Indebtedness in respect of overdraft facilities, employee credit card programs, netting services, automatic clearinghouse arrangements and other cash management and similar arrangements and in respect of incentive, supplier finance or similar programs, in each case, in the ordinary course of business;

(m)             [Reserved];

(n)               Indebtedness consisting of (i) obligations to pay insurance premiums, (ii) take or pay obligations contained in supply agreements and (iii) obligations to reacquire assets or inventory in connection with customer financing arrangements, in each case, in the ordinary course of business;

(o)               Indebtedness supported by a letter of credit in a principal amount not to exceed the face amount of such letter of credit;

(p)               Guarantee obligations incurred in the ordinary course of business in respect of obligations to or of suppliers, customers, franchisees, lessors, licensees, sublicensees or distribution partners to the extent constituting an Investment permitted under Section 7.06(j)(ii);

(q)               Indebtedness arising from any agreement providing for indemnification, adjustment of purchase price or similar obligations (including contingent earn-out obligations) incurred in connection with any Disposition or Acquisition permitted hereunder or consummated prior to the Amendment No. 2 Effective Date or any other purchase of assets or Capital Stock;

(r)                 [reserved];

(s)                (i) other Indebtedness not described in the foregoing clauses (a) through (r); provided that (x) immediately prior to and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, (y) after giving effect to the incurrence of such Indebtedness the Borrower will be in compliance with Section 7.11, and (z) the Additional Debt Requirements are satisfied and (ii) any Indebtedness incurred to refinance, extend, renew, or replace Indebtedness incurred under clause (i) above; provided that (A) any such refinancing Indebtedness is in an aggregate principal amount not greater than the aggregate principal amount of the Indebtedness being renewed, replaced or refinanced, plus the amount of any accrued but unpaid interest plus premiums required to be paid thereon and reasonable fees and expenses associated therewith, (B) such refinancing Indebtedness has a later or equal final maturity and longer or equal weighted average life than the Indebtedness being renewed, replaced or refinanced, (C) if the Indebtedness being renewed, replaced or refinanced is secured by Liens on any Collateral (x) on a pari passu basis with the Liens on the Collateral securing the Obligations or otherwise, then such refinancing Indebtedness shall be (a) secured by Liens on any Collateral on a pari passu or junior basis with respect to the remaining Obligations hereunder and shall be subject to an Acceptable Intercreditor Agreement, or (b) shall be unsecured, and (y) on a junior basis with the Liens on the Collateral securing the Obligations or otherwise, then such refinancing Indebtedness shall be (a) secured by Liens on any Collateral on a junior basis with respect to the remaining Obligations hereunder and shall be subject to an Acceptable Intercreditor Agreement, or (b) shall be unsecured; provided, however, that in each case, if such refinancing Indebtedness is secured, it shall not be secured by any assets other than the Collateral, (D) if the Indebtedness being renewed, replaced or refinanced is subordinated in right of payment to the Obligations under the Loan Documents, then such refinancing Indebtedness shall be subordinated in right of payment to the Obligations under the Loan Documents, and (E) if the Indebtedness being refinanced, refunded or replaced is Guaranteed, the refinancing Indebtedness shall be Guaranteed by the same guarantors that are (or would have been), immediately prior to such refinancing, refunding or replacing, guarantors of the Indebtedness being so refinanced, refunded or replaced; and

(t)                 other Indebtedness not described in the foregoing clauses (a) through (s) in an aggregate principal amount not exceeding the greater of $25,000,000 at any time outstanding and 20% of pro forma Consolidated EBITDA as of the most recently ended Reference Period.

The accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness with the same terms as the underlying Indebtedness shall not be deemed to be an incurrence of Indebtedness for purposes of this Section 7.01. Premiums, interest, fees and expenses incurred in connection with an obligation described in clauses (a) through (t) above shall not, themselves, be deemed to be included as Indebtedness for purposes of calculating the baskets set forth above.

Section 7.02.        Liens. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a)                Liens created pursuant to the Loan Documents;

(b)               Permitted Liens;

(c)                any Lien on any property or asset of the Borrower or any of its Restricted Subsidiaries existing on the date hereof and set forth on Schedule 7.02 (excluding, however, following the making of the initial Loans hereunder as of the Restatement Date, Liens securing Indebtedness to be repaid with the proceeds of such Loans, as indicated on Schedule 7.02); provided that (i) no such Lien shall extend to any other property or asset of the Borrower or any of its Restricted Subsidiaries and (ii) any such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals, replacements and combinations thereof that do not increase the outstanding principal amount thereof or commitment therefor, in each case, as in effect on the date hereof;

(d)               Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Restricted Subsidiary; provided that (i) such security interests secure Indebtedness permitted by Section 7.01(d), (ii) such Liens and the Indebtedness secured thereby are incurred prior to, at the time of or within 90 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such Liens shall not apply to any other property or assets of the Borrower or any Restricted Subsidiary;

(e)                any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Restricted Subsidiary or existing on any property or asset of any Person that becomes a Restricted Subsidiary after the date hereof prior to the time such Person becomes a Restricted Subsidiary; provided that (i) such Lien secures Indebtedness permitted by Section 7.01(e), (ii) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Restricted Subsidiary, as the case may be, (iii) such Lien shall not apply to any other property or assets of the Borrower or any Restricted Subsidiary (it being understood that individual financings of the type permitted under Section 7.01(d) or (e) provided by any lender may be cross-collateralized to other financings of such type provided by such lender or its affiliates) and (iv) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Restricted Subsidiary, as the case may be and extensions, renewals and replacements thereof that do not increase the original outstanding principal amount thereof (except to the extent otherwise permitted under Section 7.01);

(f)                Liens securing Indebtedness or other obligations in an aggregate amount not exceeding the greater of $25,000,000 and 20% of pro forma Consolidated EBITDA as of the most recently ended Reference Period at any time outstanding;

(g)               Liens securing Indebtedness permitted under Section 7.01(g) or (s); provided that to the extent any Indebtedness incurred pursuant to Section 7.01(s) is secured by Liens on the Collateral on a pari passu basis with the Revolving Credit Facility, then after giving pro forma effect to the incurrence of such Indebtedness, the First Lien Leverage Ratio shall not exceed 3.0:1.0; and provided further any such Liens are subject to the terms of an Acceptable Intercreditor Agreement;

(h)               Liens arising out of customary conditional sales, installment sales, title retention, consignment or similar arrangements for the sale or purchase by the Borrower or any of its Restricted Subsidiaries of goods through third parties in the ordinary course of business or by operation of law under Article 2 of the UCC (or any similar Requirement of Law under any jurisdiction);

(i)                 licenses of intellectual property granted by the Borrower or any Restricted Subsidiary in the ordinary course of business that do not constitute a disposition of all substantial rights in such intellectual property;

(j)                 rights of setoff or bankers’ liens of banks or other financial institutions where the Borrower or any of its Restricted Subsidiaries maintain deposits in the ordinary course of business;

(k)               Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(l)                 Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(m)             precautionary or purported Liens evidenced by the filing of UCC financing statements or similar financing statements under applicable Requirements of Law relating solely to (i) operating leases or consignment or bailee arrangements entered into in the ordinary course of business and/or (ii) accounts receivable sold in the ordinary course of business as permitted under this Agreement and pursuant to arrangements that are non-recourse to the Borrower or any of its Restricted Subsidiaries (except for customary representations, warranties, reporting and receivables servicing covenants and indemnities in connection therewith);

(n)               (i) Liens on Capital Stock of joint ventures or non-wholly-owned Unrestricted Subsidiaries securing capital contributions to, or obligations of, such Persons and (ii) customary rights of first refusal and tag, drag and similar rights in joint venture agreements and agreements with respect to non-wholly-owned Subsidiaries;

(o)               Liens on cash and Cash Equivalents used to satisfy or discharge Indebtedness; provided such satisfaction or discharge is not prohibited hereunder;

(p)               Liens solely on any cash earnest money deposits made by the Borrower or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement with respect to any Investment permitted hereunder;

(q)               Liens on securities that are the subject of repurchase agreements constituting Investments permitted under Section 7.06 arising out of such repurchase transaction; and

(r)                 Liens (i) in favor of any Loan Party and/or (ii) granted by any non-Loan Party in favor of any Restricted Subsidiary that is not a Loan Party, in each case of the foregoing clauses (i) and (ii), securing intercompany Indebtedness permitted under Section 7.01.

Section 7.03.        Mergers, Consolidations, Etc. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), except that:

(a)                any Restricted Subsidiary may be merged or consolidated with or into the Borrower so long as (i) the Borrower is the surviving entity or (ii) if the Borrower is not the surviving entity, such surviving entity (w) is a wholly owned Domestic Subsidiary that is a direct or indirect parent of each other Restricted Subsidiary of the Borrower, (x) enters into an assumption agreement with respect to the Obligations of the Borrower reasonably satisfactory to the Administrative Agent, (y) if requested by the Administrative Agent, provides such evidence of power and authority and validity of such assumed Obligations as the Administrative Agent may reasonably request, provided that the Lien on and security interest in such property granted or to be granted in favor of the Collateral Agent under the Security Documents shall be maintained or created in accordance with Section 6.13 and (z) the Borrower provides all documentation and information reasonably requested in writing by the Administrative Agent about the successor Borrower to the extent required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act.

(b)               any Restricted Subsidiary may be merged or consolidated with or into any other Restricted Subsidiary, so long as if any Restricted Subsidiary party to such transaction is a Loan Party, the surviving entity thereof is or becomes a Loan Party at the time of consummation of such merger or consolidation, provided that the Lien on and security interest in such property granted or to be granted in favor of the Collateral Agent under the Security Documents shall be maintained or created in accordance with Section 6.13;

(c)                any Restricted Subsidiary may liquidate or dissolve if (i) the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders and (ii) to the extent such Restricted Subsidiary is a Loan Party, any assets or business not otherwise disposed of or transferred in accordance with Section 7.04 (or, in the case of any such business, discontinued), shall be transferred to, or otherwise owned or conducted by, a Loan Party after giving effect to such liquidation or dissolution; provided that in the case of any liquidation or dissolution of any Loan Party that results in a distribution of assets to any Restricted Subsidiary that is not a Loan Party, such distribution shall be treated as an Investment and shall comply with Section 7.06; and

(d)               (x) any merger, amalgamation, dissolution, liquidation or consolidation, the purpose of which is to effect (i) any Disposition permitted under Section 7.04 (other than in reliance on clause (i) thereof), (ii) any Investment permitted under Section 7.06, or (iii) (A) the conversion of the Borrower or any Restricted Subsidiary into another form of entity or (B) any reorganization or reincorporation of (1) the Borrower or any Domestic Subsidiary in another jurisdiction in the United States or (2) any Foreign Subsidiary in the United States or any other jurisdiction; provided that in the case of this clause (iii), so long as in the case of clause (iii), (x) no Event of Default has occurred and is continuing or would result therefrom, (y) such conversion, reorganization or reincorporation does not adversely affect the aggregate value of the guarantee of the Obligations or the Collateral or the Secured Parties’ rights and remedies (taken as a whole) under the Loan Documents (in each case, as reasonably determined by the Borrower in consultation with the Administrative Agent) and (z) if reasonably requested by the Administrative Agent, customary legal opinions, authorizing resolutions and other corporate documents as reasonably requested by the Agents shall have been delivered to the Administrative Agent.

(e)                Notwithstanding anything herein to the contrary and solely to the extent not constituting a Change in Control, the Borrower may merge or consolidate with or into any other Person so long as: (i) the Borrower shall be the continuing or surviving corporation or, in the case of a merger or consolidation in which the Borrower is not the continuing or surviving Person, the Person formed by or surviving any such merger shall be an entity organized or existing under the laws of the United States, any state thereof, or the District of Columbia (the Borrower or such other Person, as the case may be, being herein referred to as the “Successor Borrower”), (ii) no Event of Default has occurred and is continuing at the date of such merger or consolidation or would result from such merger or consolidation, (iii)(w) the Successor Borrower enters into an assumption agreement with respect to the Obligations of the Borrower reasonably satisfactory to the Administrative Agent, (x) if requested by the Administrative Agent, provides such evidence of power and authority and validity of such assumed Obligations as the Administrative Agent may reasonably request; provided that the Lien on and security interest in such property granted or to be granted in favor of the Collateral Agent under the Security Documents shall be maintained or created in accordance with Section 6.13, (y) the Successor Borrower provides all documentation and information reasonably requested in writing by the Administrative Agent about the Successor Borrower to the extent required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act and (z) upon its reasonable request, the Administrative Agent shall have received customary legal opinions; and (ii) in the case of any such merger, consolidation or amalgamation with or into any Subsidiary Guarantor, either (A) such Subsidiary Guarantor shall be the continuing or surviving Person or the continuing or surviving Person shall expressly assume the guarantee obligations of the Subsidiary Guarantor in a manner reasonably satisfactory to the Administrative Agent or (B) the relevant transaction shall be treated as an Investment and shall comply with Section 7.06.

Section 7.04.        Dispositions. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, any part of its business or property, whether now owned or hereafter acquired (including receivables and leasehold interests), except:

(a)                obsolete, surplus or worn-out property, tools or equipment no longer used or useful in its business;

(b)               any inventory or other property sold or disposed of in the ordinary course of business and for fair consideration;

(c)                (i) the Disposition, abandonment, cancellation or lapse of intellectual property which, in the reasonable good faith determination of the Borrower, is not material to the conduct of the business of the Borrower and its Restricted Subsidiaries, or is no longer economical to maintain in light of its respective use, in each case, in the ordinary course of business, (ii) the cross-licensing or licensing of intellectual property, in the ordinary course of business that does not constitute a disposition of all substantial rights in such intellectual property and does not materially interfere with the business of the Borrower and its Restricted Subsidiaries, taken as a whole, and (iii) the contemporaneous exchange of property for property of a like kind to the extent that the property received in such exchange is of a value substantially equivalent to or greater than the value of the property exchanged;

(d)               the sale or issuance of (i) any Restricted Subsidiary’s Capital Stock to the Borrower or any Guarantor or (ii) the Capital Stock of any Restricted Subsidiary that is not a Guarantor to another Restricted Subsidiary that is not a Guarantor;

(e)                any Recovery Event; provided that the requirements of Section 2.10(b), to the extent applicable, are complied with in connection therewith;

(f)                the leasing, occupancy agreements or sub-leasing of property that would not materially interfere with the required use of such property by the Borrower or its Restricted Subsidiaries;

(g)               foreclosures or transfers of condemned property as a result of the exercise of “eminent domain” or other similar policies to the respective Governmental Authority or agency that has condemned same (whether by deed in lieu of condemnation or otherwise) and transfers of properties that have been subject to a casualty to the respective insurer of such property as part of an insurance settlement;

(h)               Dispositions (including of Capital Stock) among the Borrower and its Restricted Subsidiaries (upon voluntary liquidation or otherwise); provided that (x) any such Disposition made by any Loan Party to any Person that is not a Loan Party shall be treated as an Investment and otherwise made in compliance with Section 7.06, and (y) any such Disposition from a Restricted Subsidiary that is not a Guarantor to the Borrower or any Guarantor shall be for no more than fair market value;

(i)                 Liens permitted by Section 7.02 and Restricted Payments permitted by Section 7.07;

(j)                 [Reserved];

(k)               Dispositions of cash and Cash Equivalents in the ordinary course of business and/or other assets that were Cash Equivalents when the relevant original Investment was made in the ordinary course of business;

(l)                 Dispositions of accounts receivable in connection with the collection or compromise thereof in the ordinary course of business or in any situation of a work-out or financial distress, in each case, of the Person owing such accounts receivable;

(m)             terminations or the unwinding of any Swap Agreement permitted hereunder;

(n)               any Foreign Subsidiary may issue Capital Stock to qualified directors where required by applicable Requirements of Law or to satisfy other applicable Requirements of Law with respect to ownership of Capital Stock in Foreign Subsidiaries;

(o)               leases, subleases, licenses or sublicenses, in each case in the ordinary course of business and which do not materially interfere with the business of the Borrower and its Restricted Subsidiaries, taken as a whole;

(p)               Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(q)               the Disposition of the Capital Stock in, Indebtedness of, or other securities issued by, an Unrestricted Subsidiary;

(r)                 the expiration of any option agreement in respect of real or personal property (or the termination of any lease or license thereof) and any surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or litigation claims (including in tort) in the ordinary course of business;

(s)                Dispositions of non-core assets and sales of fee-owned real property, in each case acquired in any Acquisition permitted hereunder which, within 180 days of the date of such acquisition, are designated in writing to the Administrative Agent as being held for sale and not for the continued operation of the Borrower or its Restricted Subsidiaries or any of their respective businesses; provided that no Event of Default exists on the date on which the definitive agreement governing the relevant Disposition is executed;

(t)                 Dispositions of property by the Borrower or any Restricted Subsidiary for fair market value; provided that with respect to any Disposition pursuant to this clause (t) for a purchase price in excess of $10,000,000 (as determined in good faith by the Borrower) at least 75% of the consideration received in respect of such Disposition shall be cash or Cash Equivalents; provided, further, that for purposes of the foregoing requirement, (1) the amount of any Indebtedness or other liabilities (other than Indebtedness or other liabilities that are subordinated to the Obligations or that are owed to a Borrower or any Material Subsidiary) of the Borrower or any Material Subsidiary (as shown on the most recent balance sheet or statement of financial position (or in the notes thereto) that are assumed by the transferee of any such assets and for which the Borrower and its Restricted Subsidiaries have been validly released by all relevant creditors in writing, (2) the amount of any trade-in value applied to the purchase price of any replacement assets acquired in connection with such Disposition, (3) any securities received by the Borrower or any Material Subsidiary from the transferee that are converted into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within 180 days following the closing of the applicable Disposition, and (4) any non-cash consideration received by the Borrower or one of its Restricted Subsidiaries in respect of such Disposition (any such non-cash consideration, “Designated Non-Cash Consideration”) having an aggregate fair market value not in excess of $10,000,000, when taken together with all other non-cash consideration that is so designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer of the Borrower, setting forth the basis of such valuation (with the fair market value of each item of Designated Non-Cash Consideration being measured on the date a definitive sale agreement for such Disposition was entered into without giving effect to subsequent changes in value), received pursuant to this clause (4) that is at that time outstanding, in each case, shall be deemed to be cash or Cash Equivalents; provided further, that no Event of Default has occurred and is continuing (or would result therefrom) determined at the time of entering into the definitive sale agreement therefor; and

(u)               Investments permitted by Section 7.06.

To the extent that any Collateral is Disposed (other than any lease for which a Loan Party is the lessor) of as expressly permitted by this Section 7.04 to any Person other than a Loan Party, such Collateral shall be Disposed of free and clear of the Liens created by the Loan Documents, which Liens shall be automatically released upon the consummation of such disposition; it being understood and agreed that the Administrative Agent and the Collateral Agent shall be authorized to take, and shall take (without recourse or warranty), any actions reasonably requested by the Borrower in order to effect the foregoing in accordance with Section 10.21 hereof.

Section 7.05.        Lines of Business. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and its Restricted Subsidiaries on the date hereof and businesses similar, complementary, ancillary, incidental or reasonably related thereto.

Section 7.06.        Investments and Acquisitions. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, make or suffer to exist any Investment in any Person or make an Acquisition (in one transaction or a series of transactions), except:

(a)                Cash Equivalents;

(b)               Investments (other than Investments permitted under clauses (a) and (d) of this Section) existing on the date hereof and set forth on Schedule 7.06;

(c)                (i) Investments by any Loan Party in any other Loan Party; (ii) Investments by any Restricted Subsidiary that is not a Loan Party in the Borrower or any other Restricted Subsidiary and (iii) Investments by the Borrower or any Restricted Subsidiary in any Subsidiary that is not a Loan Party; provided that that the aggregate amount of Investments by the Loan Parties in Subsidiaries that are not Loan Parties under clause (ii) above, together with (x) the aggregate principal amount of Indebtedness owing to the Loan Parties incurred under Section 7.01(c), shall not exceed at any time outstanding the greater of $50,000,000 and 45% of pro forma Consolidated EBITDA as of the most recently ended Reference Period;

(d)               Indebtedness permitted by Section 7.01 (other than Indebtedness permitted by Section 7.01(c));

(e)                purchases of inventory and other property to be sold or used in the ordinary course of business;

(f)                Investments of the Borrower or any Restricted Subsidiary under Swap Agreements permitted hereunder;

(g)               Permitted Acquisitions; provided (i) that the aggregate amount of Permitted Acquisition Consideration of such Permitted Acquisitions made or provided by the Borrower or any Restricted Subsidiary to any Restricted Subsidiary that shall not be or, after giving effect to such Permitted Acquisition, shall not become a Guarantor, shall not exceed the greater of $50,000,000 and 45% of pro forma Consolidated EBITDA as of the most recently ended Reference Period and (ii) any Investment in any Restricted Subsidiary that is not a Loan Party in an amount required to permit such Restricted Subsidiary to consummate a Permitted Acquisition, which amount is actually applied by such Restricted Subsidiary to consummate such Permitted Acquisition substantially concurrently with the making of such Investment;

(h)               other Investments in an aggregate amount (valued at cost) then outstanding not exceeding the greater of $15,000,000 and 15% of pro forma Consolidated EBITDA as of the most recently ended Reference Period plus, the Available Amount;

(i)                 Investments made by any Unrestricted Subsidiary prior to the date on which such Unrestricted Subsidiary is designated as a Restricted Subsidiary, so long as such Investments were not made in contemplation of the designation of such Unrestricted Subsidiary as a Restricted Subsidiary;

(j)                 (i) Guarantees of leases (other than capital leases) of the Borrower and its Restricted Subsidiaries or of other obligations of the Borrower and its Restricted Subsidiaries not constituting Indebtedness and in the ordinary course of business and (ii) Guarantees of obligations of suppliers, customers, franchisees and licensees of the Borrower and/or its Restricted Subsidiaries, in each case, in the ordinary course of business;

(k)               Investments received (i) in connection with the bankruptcy or reorganization of any Person, (ii) in satisfaction or partial satisfaction of accounts receivable or notes receivable from financially troubled account debtors, including Investments received in connection with the bankruptcy or reorganization of suppliers or customers and in settlement of delinquent obligations of, and other disputes with, customers arising in the ordinary course of business, (iii) upon foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment and/or (iv) as a result of the settlement, compromise, resolution of litigation, arbitration or other disputes;

(l)                 Investments received in lieu of cash in connection with any Disposition permitted by Section 7.04;

(m)             Investments to the extent that payment therefor is made solely with Capital Stock of the Borrower to the extent not resulting in a Change in Control;

(n)               Investments made by any Restricted Subsidiary that is not a Loan Party with the proceeds received by such Restricted Subsidiary from an Investment made by any Loan Party in such Restricted Subsidiary pursuant to this Section 7.06 (other than Investments made pursuant to Section 7.06(g)(ii));

(o)               Investments in Restricted Subsidiaries in connection with internal reorganizations and/or restructurings and activities related to tax planning; provided that, any such reorganization, restructuring or activity, does not adversely affect the aggregate value of the guarantee of the Obligations or the Collateral or the Secured Parties’ rights and remedies (taken as a whole) under the Loan Documents (in each case, as reasonably determined by the Borrower in consultation with the Administrative Agent);

(p)               Investments consisting of the licensing of intellectual property pursuant to joint marketing arrangements with other Persons entered into in the ordinary course of business;

(q)               unfunded pension fund and other employee benefit plan obligations and liabilities to the extent that the same are permitted to remain unfunded under applicable Requirements of Law;

(r)                 Investments in the Borrower or any Restricted Subsidiary and/or any joint venture in connection with intercompany cash management arrangements and related activities in the ordinary course of business; and

(s)                the Borrower and its Restricted Subsidiaries may make unlimited Investments so long as (i) on a Pro Forma Basis the Borrower is in compliance with Section 7.11 and (ii) immediately after giving effect thereto, no Event of Default has occurred and is continuing.

Section 7.07.        Restricted Payments. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except that:

(a)                the Borrower may declare and pay dividends with respect to its Capital Stock payable solely in additional shares of its Capital Stock;

(b)               (i) the Borrower may make Restricted Payments in an aggregate amount not exceeding (i) $40,000,000 in any Fiscal Year plus, (ii) the Available Amount; provided that, subject to Section 1.04, at the time of any Restricted Payment pursuant to this clause (b)(ii) made in reliance on clause (b) of the definition of Available Amount and immediately after giving effect thereto, (x) no Event of Default shall have occurred and be continuing, (y) the Borrower shall be in compliance with Section 7.11 on a Pro Forma Basis and (z) the Total Leverage Incurrence Test (calculated on a Pro Forma Basis) shall be satisfied;

(c)                the Borrower may repurchase restricted stock from its employees at the lower of cost or market pursuant to an arrangement approved by the board of directors of the Borrower (each, a “Stock Repurchase”); provided that (i) at the time of any such Stock Repurchase and immediately after giving effect thereto, no Default shall have occurred and be continuing and (ii) the Borrower shall be compliant on a Pro Forma Basis with each of the covenants set forth in Section 7.11 as of the last day of the most recently ended fiscal quarter for which financial statements are required to be delivered pursuant to Section 6.01(a) and (b) after giving effect to any such Stock Repurchase;

(d)               so long as immediately after giving effect thereto, no Default or Event of Default shall have occurred or be continuing, the Borrower may purchase, redeem or acquire any Capital Stock of the Borrower in an aggregate amount not to exceed $50,000,000;

(e)                the Borrower may make unlimited Restricted Payments so long as, (i) on Pro Forma Basis the Borrower is in compliance with Section 7.11, (ii) immediately after giving effect thereto, no Event of Default has occurred and is continuing and (iii) the Consolidated Leverage Ratio (calculated on a Pro Forma Basis) shall be no greater than 3.50 to 1.00; and

(f)                the payment of any Restricted Payment within 60 days after the date of declaration or announcement of such Restricted Payment, as the case may be, if at the date of declaration or notice, the Restricted Payment would have complied with Section 7.07 (assuming the declaration or giving of the notice of such dividend or other distribution would have been deemed to be a Restricted Payment at such time);

provided that nothing herein shall be deemed to prohibit (x) the making of Restricted Payments by any Restricted Subsidiary of the Borrower to the Borrower or any other Restricted Subsidiary of the Borrower or, if applicable, any minority shareholder of such Restricted Subsidiary (in accordance with the percentage of the relevant class of Capital Stock of such Restricted Subsidiary owned by such minority shareholder) and (y) repurchases of relevant class of Capital Stock deemed to occur as a result of the surrender of such Capital Stock for cancellation in connection with the exercise of stock options, warrants or other securities convertible into or exchangeable for Capital Stock.

Section 7.08.        Transactions with Affiliates. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except:

(a)                transactions on terms and conditions not materially less favorable to the Borrower or such Restricted Subsidiary than could be obtained on an arm’s-length basis from a Person that is not an Affiliate;

(b)               transactions between or among the Borrower and one or more of its Restricted Subsidiaries;

(c)                any Investment permitted by Section 7.06;

(d)               any issuance of Capital Stock of the Borrower, or other payments, awards or grants in cash, securities, Capital Stock of the Borrower pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the board of directors of the Borrower;

(e)                transactions with customers, clients, suppliers, joint ventures, purchasers or sellers of goods or services or providers of employees or other labor entered into in the ordinary course of business, which are (i) fair to the Borrower and its Restricted Subsidiaries in the good faith determination of the board of directors (or similar governing body) of the Borrower or the senior management thereof or (ii) on terms at least as favorable as might reasonably be obtained from a Person other than an Affiliate;

(f)                any Restricted Payment permitted by Section 7.07; and

(g)               any Affiliate who is a natural person may serve as an employee or director of the Borrower and receive reasonable compensation (including severance and termination payments), customary, indemnities and reimbursement of reasonable out-of-pocket costs for his or her services in such capacity.

Section 7.09.        Restrictive Agreements. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (x) the ability of the Borrower or any Restricted Subsidiary to create, incur or permit to exist any Lien securing the Obligations upon any of its property or assets, or (y) the ability of any Restricted Subsidiary to pay dividends or other distributions with respect to any shares of its Capital Stock or to make or repay loans or advances to the Borrower or any other Restricted Subsidiary or to Guarantee Indebtedness of the Borrower or any other Restricted Subsidiary; except:

(a)                restrictions and conditions imposed by law, by the Loan Documents or by any documents governing Indebtedness permitted to be incurred under Section 7.01(g) and/or (s); provided, that any such documents governing such Indebtedness shall include terms and conditions that are no more restrictive (when taken as a whole), as to the provisions of clauses (x) and (y) of this Section 7.09 above, than those in existence under this Agreement.

(b)               restrictions and conditions existing on the Restatement Date set forth on Schedule 7.09 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition);

(c)                customary restrictions and conditions contained in agreements relating to the sale of a Person or its assets pending such sale; provided that such restrictions and conditions apply only to the Person (including its Subsidiaries) or such assets to be sold and such sale is permitted hereunder (or such sale requires the Termination Date to occur);

(d)               with respect to clause (a) above, (x) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness or relating to any other Indebtedness permitted by this Agreement if such restrictions or conditions apply to Liens other than the Liens created pursuant to the Loan Documents and (y) customary provisions in leases and other contracts restricting the assignment thereof;

(e)                with respect to clause (a) above, provisions in any lease or lease agreement, or any restrictions or conditions imposed by any landlord, prohibiting or restricting the granting, creation or incurrence of any liens on any premises leased by the Borrower or any of its Restricted Subsidiaries;

(f)                with respect to clause (a) only, Contractual Obligations incurred in the ordinary course of business and on customary terms which limit Liens on such Contractual Obligation;

(g)               customary provisions in joint venture agreements and other similar agreements (including charter restriction) applicable to joint ventures or any other non-wholly owned Subsidiary permitted under Section 7.06 and applicable solely to such joint venture or such non-wholly owned Subsidiary and entered into in the ordinary course of business;

(h)               with respect to clause (a) only, restrictions on cash or other deposits or net worth imposed by suppliers, landlords, customers, insurance and surety or bonding companies under contracts entered into in the ordinary course of business; and

(i)                 with respect to clause (a) only, provisions restricting the granting of a security interest in intellectual property contained in licenses or sublicenses by the Borrower and its Restricted Subsidiaries of such intellectual property, which licenses and sublicenses were entered into in the ordinary course of business (in which case such restriction shall relate only to such intellectual property).

Section 7.10.        Swap Agreements. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, enter into any Swap Agreement, other than Swap Agreements entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or any Restricted Subsidiary is exposed in the conduct of its business or the management of its liabilities.

Section 7.11.        Financial Covenants.

(a)                Maximum Consolidated Leverage Ratio. Beginning with the fiscal quarter ending on December 31, 2017, the Borrower will not permit the Consolidated Leverage Ratio, as of the last day of any Reference Period ending during any period (inclusive of the beginning and ending dates of each such period) in the table below, to exceed the ratio set forth opposite such period in the table below:

Reference Period	Consolidated Leverage Ratio
Amendment No. 2 Effective Date - December 31, 2019	4.75 to 1.00
January 1, 2020 and thereafter	4.25 to 1.00

Notwithstanding the foregoing, for the 4 full consecutive fiscal quarters following the consummation of a Permitted Acquisition or similar Investment permitted hereunder (a “Step-Up Period”) (and including for purposes of whether any determination as to whether a Permitted Acquisition or similar Investment is permitted hereunder), the Consolidated Leverage Ratio shall increase, on a Pro Forma Basis, from its then-current level to 5.25 to 1.00, and after the expiration of any then applicable Step-Up Period, the required ratio for compliance shall revert to the level required by the table above.

(b)               Minimum Interest Coverage Ratio. Beginning with the fiscal quarter ending on December 31, 2017, the Borrower will not permit the Consolidated Interest Coverage Ratio, as of the last day of any Reference Period, to be less than 3.00 to 1.00.

Section 7.12.        Sale-Leasebacks. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, enter into any arrangement with any Person providing for the leasing by the Borrower or any Restricted Subsidiary of real or personal property which has been or is to be sold or transferred by the Borrower or such Restricted Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Borrower or such Restricted Subsidiary (a “Sale/Leaseback Transaction”), except for Sale/Leaseback Transactions by the Borrower and its Restricted Subsidiaries with an aggregate sales price not exceeding, taken together with sum of the aggregate principal amount of Indebtedness permitted under clause (e) of Section 7.01, the greater of $15,000,000 and 15% of pro forma Consolidated EBITDA.

Section 7.13.        Modifications of Organizational Documents and Certain Other Agreements. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, consent to any modification, supplement or waiver of any of the provisions of the charter, bylaws or other organizational documents of the Borrower or any of its Restricted Subsidiaries that could reasonably be expected to be materially adverse to the interests of the Lenders.

Section 7.14.        Prepayments, Etc. of Certain Indebtedness. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly (a) prepay, redeem, purchase, defease or otherwise satisfy or make any unscheduled payment, in each case, prior to the scheduled maturity thereof in any manner (whether directly or indirectly) on Junior Indebtedness or (b) make any payment in violation of any subordination terms of, any Junior Indebtedness for borrowed money (other than any intercompany Indebtedness and the Loans); provided that the Borrower may prepay, redeem, purchase, defease or otherwise satisfy or make any unscheduled payment, in each case, prior to the scheduled maturity thereof in any manner (whether directly or indirectly) on Junior Indebtedness:

(i)                 in an aggregate amount not exceeding, (x) $40,000,000 plus (y) the Available Amount; provided that, subject to Section 1.04(a), at the time of any payment pursuant to this clause (i)(y) in reliance on clause (b) of the definition of Available Amount, immediately after giving effect thereto, (1) no Event of Default shall have occurred and be continuing, (2) the Borrower shall be in compliance with Section 7.11 on a Pro Forma Basis and (3) the Total Leverage Incurrence Test (calculated on a Pro Forma Basis) shall be satisfied;

(ii)               subject to Section 1.04(a), in an unlimited amount so long as (x) on Pro Forma Basis the Borrower is in compliance with Section 7.11, (y) no Event of Default has occurred and is continuing on the date of such payment and (z) the Consolidated Leverage Ratio (calculated on a Pro Forma Basis) shall be no greater than 3.50 to 1.00;

(iii)             the refinancing thereof (in whole or part) with the net cash proceeds of any Indebtedness (to the extent such Indebtedness constitutes permitted refinancing debt in respect thereof and, in any case, is permitted to be incurred pursuant to Section 7.01);

(iv)             (x) in exchange for, or with proceeds of any issuance of, Capital Stock of the Borrower and/or any capital contribution in respect of Capital Stock of the Borrower, (y)  as a result of the conversion of all or any portion of any such Indebtedness into Capital Stock of the Borrower and (z) to the extent otherwise restricted, payment in kind interest with respect to any such Indebtedness; and

(v)               as part of an applicable high yield discount obligation catch-up payment.

Section 7.15.        Fiscal Year. The Borrower will not change its Fiscal Year-end to a date other than December 31.

Article VIII

EVENTS OF DEFAULT

Section 8.01.        Events of Default. If any of the following events (“Events of Default”) shall occur:

(a)                the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)               the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or under any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five or more Business Days;

(c)                any representation or warranty made or deemed made by or on behalf of the Borrower or any Restricted Subsidiary in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any certificate furnished pursuant to or in connection with this Agreement or any other Loan Document or any such amendment, modification or waiver, shall prove to have been incorrect in any material respect when made or deemed made;

(d)               any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 6.02(a), Section 6.03 (with respect to the existence of the Borrower), or in Article VII;

(e)                any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Section) or any other Loan Document and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower (given at the request of the Required Lenders);

(f)                the Borrower or any Restricted Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable after the expiration of any grace periods applicable thereto;

(g)               any event of default occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both, but only after the expiration of any grace periods applicable thereto) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h)               an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Material Subsidiary or its debts, or of a substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)                 the Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j)                 the Borrower or any Material Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k)               one or more final judgments or court orders for the payment of money in an aggregate amount in excess of $15,000,000 shall be rendered against the Borrower or any Restricted Subsidiary or any combination thereof and such final judgments or court orders shall not be covered by insurance or an indemnity from a third party and the same shall remain undischarged, unvacated, unpaid, unstayed or unbonded pending appeal for a period of 60 consecutive days from the entry thereof;

(l)                 an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(m)             a Change in Control shall occur; or

(n)               the Liens created by the Security Documents shall at any time not constitute a valid and perfected Lien on the property intended to be covered thereby in favor of the Administrative Agent, free and clear of all other Liens (other than Liens permitted under Section 7.02 or under the respective Security Documents), or, except for expiration in accordance with the express terms thereof, any of the Loan Documents shall for any reason cease to be in full force and effect or to be valid and binding on any of the Loan Parties party thereto, or the validity or enforceability thereof shall be contested by any Loan Party in writing;

then, and in every such event (other than any event with respect to any Loan Party described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to any Loan Party described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

Article IX

THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT

Section 9.01.        Appointment and Authority. Each Lender Party hereby irrevocably appoints Citi to act on its behalf as the Administrative Agent and the Collateral Agent hereunder and under the other Loan Documents and Citi hereby accepts such appointment as Administrative Agent and Collateral Agent. Each Lender Party hereby authorizes the Administrative Agent and the Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent and the Collateral Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Collateral Agent and the Lender Parties, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions (other than this Section 9.01 or Section 9.06).

Section 9.02.        Administrative Agent and Collateral Agent Individually.

(a)                The Person serving as the Administrative Agent or the Collateral Agent shall have the same rights and powers in its capacity as a Lender Party as any other Lender Party and may exercise the same as though it were not the Administrative Agent or the Collateral Agent, and the term “Lender Party” or “Lender Parties” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent or the Collateral Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Restricted Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent or the Collateral Agent hereunder and without any duty to account therefor to the Lender Parties.

(b)               Each Lender Party understands that the Person serving as the Administrative Agent and the Collateral Agent, acting in its individual capacity, and its Affiliates (collectively, the “Agent’s Group”) are engaged in a wide range of financial services and businesses (including investment management, financing, securities trading, corporate and investment banking and research) (such services and businesses are collectively referred to in this Section 9.02 as the “Activities”) and may engage in the Activities with or on behalf of one or more of the Loan Parties or their respective Affiliates. Furthermore, the Agent’s Group may, in undertaking the Activities, engage in trading in financial products or undertake other investment businesses for its own account or on behalf of others (including the Loan Parties and their Affiliates and including holding, for its own account or on behalf of others, equity, debt and similar positions in the Borrower, another Loan Party or their respective Affiliates), including trading in or holding long, short or derivative positions in securities, loans or other financial products of one or more of the Loan Parties or their Affiliates. Each Lender Party understands and agrees that in engaging in the Activities, the Agent’s Group may receive or otherwise obtain information concerning the Loan Parties or their Affiliates (including information concerning the ability of the Loan Parties to perform their respective Obligations hereunder and under the other Loan Documents) which information may not be available to any of the Lender Parties that are not members of the Agent’s Group. None of the Administrative Agent, the Collateral Agent nor any member of the Agent’s Group shall have any duty to disclose to any Lender Party or use on behalf of the Lender Parties, and shall not be liable for the failure to so disclose or use, any information whatsoever about or derived from the Activities or otherwise (including any information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Loan Party or any Affiliate of any Loan Party) or to account for any revenue or profits obtained in connection with the Activities, except that the Administrative Agent and Collateral Agent shall deliver or otherwise make available to each Lender Party such documents as are expressly required by any Loan Document to be transmitted by the Administrative Agent and the Collateral Agent to the Lender Parties.

(c)                Each Lender Party further understands that there may be situations where members of the Agent’s Group or their respective customers (including the Loan Parties and their Affiliates) either now have or may in the future have interests or take actions that may conflict with the interests of any one or more of the Lender Parties (including the interests of the Lender Parties hereunder and under the other Loan Documents). Each Lender Party agrees that no member of the Agent’s Group is or shall be required to restrict its activities as a result of the Person serving as Administrative Agent and Collateral Agent being a member of the Agent’s Group, and that each member of the Agent’s Group may undertake any Activities without further consultation with or notification to any Lender Party. None of (i) this Agreement nor any other Loan Document, (ii) the receipt by the Agent’s Group of information (including Information) concerning the Loan Parties or their Affiliates (including information concerning the ability of the Loan Parties to perform their respective Obligations hereunder and under the other Loan Documents) nor (iii) any other matter shall give rise to any fiduciary, equitable or contractual duties (including without limitation any duty of trust or confidence) owing by the Administrative Agent, Collateral Agent or any member of the Agent’s Group to any Lender Party including any such duty that would prevent or restrict the Agent’s Group from acting on behalf of customers (including the Loan Parties or their Affiliates) or for its own account.

Section 9.03.        Duties of the Administrative Agent and Collateral Agent; Exculpatory Provisions.

(a)                The Administrative Agent’s and Collateral Agent’s duties hereunder and under the other Loan Documents are solely ministerial and administrative in nature and the Administrative Agent and Collateral Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent and Collateral Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, but shall be required to act or refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written direction of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent and the Collateral Agent shall not be required to take any action that, in their opinion or the opinion of their counsel, may expose the Administrative Agent and Collateral Agent or any of its Affiliates to liability or that is contrary to any Loan Document or applicable law.

(b)               The Administrative Agent and the Collateral Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent and the Collateral Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.05 or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent and the Collateral Agent shall be deemed not to have knowledge of any Default or the event or events that give or may give rise to any Default unless and until the Borrower or any Lender Party shall have given notice to the Administrative Agent and the Collateral Agent describing such Default and such event or events.

(c)                Neither the Administrative Agent, Collateral Agent nor any member of the Agent’s Group shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty, representation or other information made or supplied in or in connection with this Agreement, any other Loan Document or the Information Memorandum, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith or the adequacy, accuracy and/or completeness of the information contained therein, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or the perfection or priority of any Lien or security interest created or purported to be created by the Security Documents or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than (but subject to the foregoing clause (ii)) to confirm receipt of items expressly required to be delivered to the Administrative Agent and the Collateral Agent.

(d)               Nothing in this Agreement or any other Loan Document shall require the Administrative Agent, the Collateral Agent or any of its Related Parties to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender Party and each Lender Party confirms to the Administrative Agent and the Collateral Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Administrative Agent, the Collateral Agent or any of its Related Parties.

Section 9.04.        Reliance by Administrative Agent and Collateral Agent. The Administrative Agent and the Collateral Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent and the Collateral Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender Party, the Administrative Agent and the Collateral Agent may presume that such condition is satisfactory to such Lender Party unless an officer of the Administrative Agent and the Collateral Agent responsible for the transactions contemplated hereby shall have received notice to the contrary from such Lender Party prior to the making of such Loan or the issuance of such Letter of Credit, and in the case of a Borrowing, such Lender Party shall not have made available to the Administrative Agent such Lender Party’s ratable portion of such Borrowing. The Administrative Agent and the Collateral Agent may consult with legal counsel (who may be counsel for the Borrower or any other Loan Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 9.05.        Delegation of Duties. The Administrative Agent and the Collateral Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent and the Collateral Agent. The Administrative Agent and the Collateral Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. Each such sub-agent and the Related Parties of the Administrative Agent and the Collateral Agent and each such sub-agent shall be entitled to the benefits of all provisions of this Article IX and Section 10.06 (as though such sub-agents were the “Administrative Agent” and the “Collateral Agent” under the Loan Documents) as if set forth in full herein with respect thereto.

Section 9.06.        Resignation of Administrative Agent and Collateral Agent.

(a)                The Administrative Agent or the Collateral Agent may at any time give notice of its resignation to the Lender Parties and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with, so long as no Event of Default under Section 8.01(a), (b), (h), (i) or (j) has occurred and is continuing, the prior written consent of Borrower (such consent not to be unreasonably withheld), to appoint a successor. If no such successor shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent or the Collateral Agent gives notice of its resignation (such 30-day period, the “Lender Party Appointment Period”), then the retiring Administrative Agent or Collateral Agent, as applicable, may (with, so long as no Event of Default under Section 8.01(a), (b), (h), (i) or (j) has occurred and is continuing, the prior written consent of Borrower (such consent not to be unreasonably withheld), on behalf of the Lender Parties, appoint a successor Administrative Agent and Collateral Agent meeting the qualifications set forth above. In addition and without any obligation on the part of the retiring Administrative Agent or Collateral Agent to appoint, on behalf of the Lender Parties, a successor Administrative Agent or Collateral Agent, the retiring Administrative Agent or Collateral Agent may at any time upon or after the end of the Lender Party Appointment Period notify the Borrower and the Lender Parties that no qualifying Person has accepted appointment as successor Administrative Agent or Collateral Agent and the effective date of such retiring Administrative Agent’s or Collateral Agent’s resignation which effective date shall be no earlier than three business days after the date of such notice. Upon the resignation effective date established in such notice and regardless of whether a successor Administrative Agent or Collateral Agent has been appointed and accepted such appointment, the retiring Administrative Agent’s or Collateral Agent’s resignation shall nonetheless become effective and (i) the retiring Administrative Agent or Collateral Agent shall be discharged from its duties and obligations as Administrative Agent or Collateral Agent, as applicable, hereunder and under the other Loan Documents and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent or the Collateral Agent shall instead be made by or to each Lender Party directly, until such time as the Required Lenders appoint a successor Administrative Agent and the Collateral Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties as Administrative Agent or Collateral Agent of the retiring (or retired) Administrative Agent or Collateral Agent, and the retiring Administrative Agent or Collateral Agent shall be discharged from all of its duties and obligations as Administrative Agent or Collateral Agent hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.06 shall continue in effect for the benefit of such retiring Administrative Agent or Collateral Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent or Collateral Agent was acting as Administrative Agent and Collateral Agent.

(b)               Any resignation pursuant to this Section by a Person acting as Administrative Agent shall, unless such Person shall notify the Borrower and the Lender Parties otherwise, also act to relieve such Person and its Affiliates of any obligation to advance or issue new, or extend existing, Swingline Loans or Letters of Credit where such advance, issuance or extension is to occur on or after the effective date of such resignation. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Lender and Swingline Lender, (ii) the retiring Issuing Lender and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, (iii) the successor Swingline Lender shall enter into an Assignment and Assumption and acquire from the retiring Swingline Lender each outstanding Swingline Loan of such retiring Swingline Lender for a purchase price equal to par plus accrued interest and (iv) the successor Issuing Lender shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession to the extent the beneficiary(ies) of such Letters of Credit agree(s) to accept such substituted letter of credit.

(c)                Anything herein to the contrary notwithstanding, if at any time the Required Lenders determine that the Person serving as Administrative Agent is (without taking into account any provision in the definition of “Defaulting Lender” requiring notice from the Administrative Agent or any other party) a Defaulting Lender, the Required Lenders (determined after giving effect to Section 10.05) may by notice to the Borrower and such Person remove such Person as Administrative Agent and appoint a replacement Administrative Agent hereunder. Such removal will, to the fullest extent permitted by applicable law, be effective on the earlier of (i) the date a replacement Administrative Agent is appointed and (ii) the date five Business Days after the giving of such notice by the Required Lenders (regardless of whether a replacement Administrative Agent has been appointed).

Section 9.07.        Non-Reliance on Administrative Agent and Collateral Agent and Other Lender Parties.

(a)                Each Lender Party confirms to the Administrative Agent and Collateral Agent, each other Lender Party and each of their respective Related Parties that it (i) possesses (individually or through its Related Parties) such knowledge and experience in financial and business matters that it is capable, without reliance on the Administrative Agent and the Collateral Agent, any other Lender Party or any of their respective Related Parties, of evaluating the merits and risks (including tax, legal, regulatory, credit, accounting and other financial matters) of (x) entering into this Agreement, (y) making Loans and other extensions of credit hereunder and under the other Loan Documents and (z) in taking or not taking actions hereunder and thereunder, (ii) is financially able to bear such risks and (iii) has determined that entering into this Agreement and making Loans and other extensions of credit hereunder and under the other Loan Documents is suitable and appropriate for it.

(b)               Each Lender Party acknowledges that (i) it is solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with this Agreement and the other Loan Documents, (ii) that it has, independently and without reliance upon the Administrative Agent, the Collateral Agent, any other Lender Party or any of their respective Related Parties, made its own appraisal and investigation of all risks associated with, and its own credit analysis and decision to enter into, this Agreement based on such documents and information, as it has deemed appropriate and (iii) it will, independently and without reliance upon the Administrative Agent, the Collateral Agent, any other Lender Party or any of their respective Related Parties, continue to be solely responsible for making its own appraisal and investigation of all risks arising under or in connection with, and its own credit analysis and decision to take or not take action under, this Agreement and the other Loan Documents based on such documents and information as it shall from time to time deem appropriate, which may include, in each case:

(i)                 the financial condition, status and capitalization of the Borrower and each other Loan Party;

(ii)               the legality, validity, effectiveness, adequacy or enforceability of this Agreement and each other Loan Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document;

(iii)             determining compliance or non-compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit and the form and substance of all evidence delivered in connection with establishing the satisfaction of each such condition;

(iv)             the adequacy, accuracy and/or completeness of the Information Memorandum and any other information delivered by the Administrative Agent, any other Lender Party or by any of their respective Related Parties under or in connection with this Agreement or any other Loan Document, the transactions contemplated hereby and thereby or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document.

(c)                No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the Persons acting as Arrangers, syndication agent or document agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent and the Collateral Agent or as a Lender Party hereunder.

Section 9.08.        Withholding Taxes. To the extent required by any applicable Requirements of Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. Without limiting or expanding the provisions of Section 2.16, each Lender shall indemnify and hold harmless the Administrative Agent against, within 10 days after written demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent as a result of the failure of the Administrative Agent to properly withhold any Tax from amounts paid to or for the account of such Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of, withholding Tax ineffective), whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 9.08. The agreements in this Section 9.08 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations. For the avoidance of doubt, the term “Lender” shall, for all purposes of this Section 9.08, include any Swingline Lender and any Issuing Lender.

Section 9.09.        Certain ERISA Matters.

(a)                Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)                 such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

(ii)               the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii)             (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)             such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)               In addition, (I) unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (II) if such sub-clause (i) is not true with respect to a Lender and such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that:

(i)                 none of the Administrative Agent or the Arrangers or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto),

(ii)               the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),

(iii)             the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations),

(iv)             the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Letters of Credit, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(v)               no fee or other compensation is being paid directly to the Administrative Agent or the Arrangers or any of their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Letters of Credit, the Commitments or this Agreement.

(c)                The Administrative Agent and the Arrangers hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

Article X

MISCELLANEOUS

Section 10.01.    Notices.

(a)                All notices, demands, requests, consents and other communications provided for in this Agreement shall be given in writing, or by any telecommunication device capable of creating a written record (including electronic mail), and addressed to the party to be notified as follows:

(i)	if to the Borrower or any other Loan Party,

HMS Holdings Corp.
5615 High Point Drive
Irving, TX 75038
Attention of: Chief Financial Officer
Telecopier No.: 214-453-3281
E-Mail Address: jeff.sherman@hms.com

with copy to

General Counsel
Telecopier No.: 214-313-1217
E-Mail Address: Meredith.bjorck@hms.com

(ii)	if to the Administrative Agent,

Citibank N.A.
1615 Brett Road
OPS III
New Castle, DE 19720
Attn: Global Loans/Agency
Phone: (302) 894-6010
Fax: (646) 274-5080
Electronic Mail: glagentofficeops@citi.com

(iii)	if to the Issuing Lender,

Citibank, N.A.
c/o Citicorp North America, Inc.
Bldg B, 3rd Floor
3800 Citibank Center
Tampa, FL 33610
Attn: U.S. Standby Unit
Phone: (866) 945-6284
Fax: (813) 604-7187

(iv)	if to the Swingline Lender,

Citibank N.A.
1615 Brett Road
OPS III
New Castle, DE 19720
Attn: Global Loans/Agency
Phone: (302) 894-6010
Fax: (646) 274-5080
Electronic Mail: glagentofficeops@citi.com

(v)               if to any other Lender Party, to it at its address (or telecopier number) set forth in its Administrative Questionnaire.

or at such other address as shall be notified in writing (x) in the case of the Borrower, the Administrative Agent and the Swingline Lender, to the other parties and (y) in the case of all other parties, to the Borrower and the Administrative Agent.

(b)               All notices, demands, requests, consents and other communications described in clause (a) shall be effective (i) if delivered by hand, including any overnight courier service, upon personal delivery, (ii) if delivered by mail, upon delivery, (iii) if delivered by posting to an Approved Electronic Platform, an Internet website or a similar telecommunication device requiring that a user have prior access to such Approved Electronic Platform, website or other device (to the extent permitted by Section 10.02 to be delivered thereunder), when such notice, demand, request, consent and other communication shall have been made generally available on such Approved Electronic Platform, Internet website or similar device to the class of Person being notified (regardless of whether any such Person must accomplish, and whether or not any such Person shall have accomplished, any action prior to obtaining access to such items, including registration, disclosure of contact information, compliance with a standard user agreement or undertaking a duty of confidentiality) and such Person has been notified in respect of such posting that a communication has been posted to the Approved Electronic Platform and (iv) if delivered by electronic mail or any other telecommunications device, when transmitted to an electronic mail address (or by another means of electronic delivery) as provided in clause (a); provided, however, that notices and communications to the Administrative Agent pursuant to Article II or Article IX shall not be effective until received by the Administrative Agent.

(c)                Notwithstanding clauses (a) and (b) (unless the Administrative Agent requests that the provisions of clause (a) and (b) be followed) and any other provision in this Agreement or any other Loan Document providing for the delivery of any Approved Electronic Communication by any other means, the Loan Parties shall deliver all Approved Electronic Communications to the Administrative Agent by properly transmitting such Approved Electronic Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to oploanswebadmin@citigroup.com or such other electronic mail address (or similar means of electronic delivery) as the Administrative Agent may notify to the Borrower. Nothing in this clause (c) shall prejudice the right of the Administrative Agent or any Lender Party to deliver any Approved Electronic Communication to any Loan Party in any manner authorized in this Agreement or to request that the Borrower effect delivery in such manner.

Section 10.02.    Posting of Approved Electronic Communications.

(a)                Each of the Lender Parties and each Loan Party agree that the Administrative Agent may, but shall not be obligated to, make the Approved Electronic Communications available to the Lender Parties by posting such Approved Electronic Communications on IntraLinks™ or a substantially similar electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(b)               Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a dual firewall and a User ID/Password Authorization System) and the Approved Electronic Platform is secured through a single-user-per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lender Parties and each Loan Party acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution. In consideration for the convenience and other benefits afforded by such distribution and for the other consideration provided hereunder, the receipt and sufficiency of which is hereby acknowledged, each of the Lender Parties and each Loan Party hereby approves distribution of the Approved Electronic Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(c)                THE APPROVED ELECTRONIC PLATFORM AND THE APPROVED ELECTRONIC COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. NONE OF THE ADMINISTRATIVE AGENT NOR ANY OTHER MEMBER OF THE AGENT’S GROUP WARRANT THE ACCURACY, ADEQUACY OR COMPLETENESS OF THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM AND EACH EXPRESSLY DISCLAIMS ANY LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM OTHER THAN FOR ITS OWN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM.

(d)               Each Lender Party and each Loan Party agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Approved Electronic Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally-applicable document retention procedures and policies.

Section 10.03.    [Reserved].

Section 10.04.    Treatment of Information.

(a)                Certain of the Lenders may enter into this Agreement and take or not take action hereunder or under the other Loan Documents on the basis of information that does not contain material non-public information with respect to any of the Loan Parties or their securities (“Restricting Information”). Other Lenders may enter into this Agreement and take or not take action hereunder or under the other Loan Documents on the basis of information that may contain Restricting Information. Each Lender Party acknowledges that United States federal and state securities laws prohibit any person from purchasing or selling securities on the basis of material, non-public information concerning such issuer of such securities or, subject to certain limited exceptions, from communicating such information to any other Person. Neither the Administrative Agent nor any of its Related Parties shall, by making any Communications (including Restricting Information) available to a Lender Party, by participating in any conversations or other interactions with a Lender Party or otherwise, make or be deemed to make any statement with regard to or otherwise warrant that any such information or Communication does or does not contain Restricting Information nor shall the Administrative Agent or any of its Related Parties be responsible or liable in any way for any decision a Lender Party may make to limit or to not limit its access to Restricting Information. In particular, none of the Administrative Agent nor any of its Related Parties (i) shall have, and the Administrative Agent, on behalf of itself and each of its Related Parties, hereby disclaims, any duty to ascertain or inquire as to whether or not a Lender Party has or has not limited its access to Restricting Information, such Lender Party’s policies or procedures regarding the safeguarding of material, nonpublic information or such Lender Party’s compliance with applicable laws related thereto or (ii) shall have, or incur, any liability to any Loan Party or Lender Party or any of their respective Related Parties arising out of or relating to the Administrative Agent or any of its Related Parties providing or not providing Restricting Information to any Lender Party.

(b)               Each Loan Party agrees that (i) all Communications it provides to the Administrative Agent intended for delivery to the Lender Parties whether by posting to the Approved Electronic Platform or otherwise shall be clearly and conspicuously marked “PUBLIC” if such Communications do not contain Restricting Information which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (ii) by marking Communications “PUBLIC,” each Loan Party shall be deemed to have authorized the Administrative Agent and the Lender Parties to treat such Communications as either publicly available information or not containing Restricting Information (although, in this latter case, such Communications may contain sensitive business information and, therefore, remain subject to the confidentiality undertakings of Section 10.15) with respect to such Loan Party or its securities for purposes of United States federal and state securities laws, (iii) all Communications marked “PUBLIC” may be delivered to all Lender Parties and may be made available through a portion of the Approved Electronic Platform designated “Public Side Information,” and (iv) the Administrative Agent shall be entitled to treat any Communications that are not marked “PUBLIC” as Restricting Information and may post such Communications to a portion of the Approved Electronic Platform not designated “Public Side Information.” Neither the Administrative Agent nor any of its Affiliates shall be responsible for any statement or other designation by a Loan Party regarding whether a Communication contains or does not contain material non-public information with respect to any of the Loan Parties or their securities nor shall the Administrative Agent or any of its Affiliates incur any liability to any Loan Party, any Lender Party or any other Person for any action taken by the Administrative Agent or any of its Affiliates based upon such statement or designation, including any action as a result of which Restricting Information is provided to a Lender Party that may decide not to take access to Restricting Information. Nothing in this Section 10.04 shall modify or limit a Lender Party’s obligations under Section 10.15 with regard to Communications and the maintenance of the confidentiality of or other treatment of Information or require the Borrower to mark any Communication as “PUBLIC”.

(c)                Each Lender Party acknowledges that circumstances may arise that require it to refer to Communications that might contain Restricting Information. Accordingly, each Lender Party agrees that it will nominate at least one designee to receive Communications (including Restricting Information) on its behalf and identify such designee (including such designee’s contact information) on such Lender Party’s Administrative Questionnaire. Each Lender Party agrees to notify the Administrative Agent from time to time of such Lender Party’s designee’s e-mail address to which notice of the availability of Restricting Information may be sent by electronic transmission.

(d)               Each Lender Party acknowledges that Communications delivered hereunder and under the other Loan Documents may contain Restricting Information and that such Communications are available to all Lender Parties generally. Each Lender Party that elects not to take access to Restricting Information does so voluntarily and, by such election, acknowledges and agrees that the Administrative Agent and other Lender Parties may have access to Restricting Information that is not available to such electing Lender Party. None of the Administrative Agent, any Lender Party nor any Loan Party with access to Restricting Information shall have any duty to disclose such Restricting Information to such electing Lender Party or to use such Restricting Information on behalf of such electing Lender Party, and shall not be liable for the failure to so disclose or use, such Restricting Information.

(e)                The provisions of the foregoing clauses of this Article X are designed to assist the Administrative Agent, the Lender Parties and the Loan Parties, in complying with their respective contractual obligations and applicable law in circumstances where certain Lender Parties express a desire not to receive Restricting Information notwithstanding that certain Communications hereunder or under the other Loan Documents or other information provided to the Lender Parties hereunder or thereunder may contain Restricting Information. Neither the Administrative Agent nor any of its Related Parties warrants or makes any other statement with respect to the adequacy of such provisions to achieve such purpose nor does the Administrative Agent or any of its Related Parties warrant or make any other statement to the effect that a Loan Party’s or Lender Party’s adherence to such provisions will be sufficient to ensure compliance by such Loan Party or Lender Party with its contractual obligations or its duties under applicable law in respect of Restricting Information and each of the Lender Parties and each Loan Party assumes the risks associated therewith.

Section 10.05.    Waivers; Amendments.

(a)                No Deemed Waivers; Remedies Cumulative. No failure or delay by the Administrative Agent, the Issuing Lender or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Lender and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Lender may have had notice or knowledge of such Default at the time.

(b)               Amendments. Neither this Agreement, any provision hereof nor any Loan Document may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Loan Parties and the Required Lenders (or, in the case of any such waiver, amendment or modification relating only to Letters of Credit or Swingline Loans and any Incremental Term Loans are outstanding, the Required Revolving Credit Lenders) or by the Loan Parties and the Administrative Agent with the consent of the Required Lenders (or the Required Revolving Credit Lenders, as applicable); provided that no such agreement shall:

(i)                 increase the Commitment of any Lender without the written consent of such Lender;

(ii)               reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable or other amounts hereunder, without the written consent of each Lender adversely affected thereby (except that any amendment or modification of defined terms used in the financial ratios in this Agreement or waiver of post-default rates of interest shall not constitute a reduction in the rate of interest or fees for purposes of this clause (ii));

(iii)             postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable or other amounts hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender adversely affected thereby (it being understood that a waiver of any condition precedent or the waiver of any Default, Event of Default or mandatory prepayment shall not constitute an extension or increase of any Loan or Commitment hereunder);

(iv)             change any of provisions of this Section or the definition of the term “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender adversely affected thereby;

(v)               release all or substantially all of the Guarantors from their guarantee obligations under Article III or all or substantially all of the Collateral, in each case without the written consent of each Lender (except as provided in the last paragraph of this Section); or

(vi)             change Section 2.17(b), (c) or (d) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender;

and provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Issuing Lender or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, the Issuing Lender or the Swingline Lender, as the case may be.

In addition, notwithstanding anything in this Section 10.05 to the contrary, if the Administrative Agent and the Borrower shall have jointly identified any ambiguity, mistake, defect, inconsistency, obvious error or any error or omission of a technical nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and/or the Collateral Agent, as applicable, and the Borrower shall be permitted to amend such provision to cure any such ambiguity, mistake, defect, inconsistency, error or omission, without further action or consent of any other party to any Loan Document, so long as such amendment, modification or supplement does not adversely affect the rights of any Lender; provided that no such amendment shall become effective until the fifth Business Day after it has been posted to the Lenders, and then only if the Required Lenders have not objected in writing within such five (5) Business Day period.

(c)                Effect of Waiver, Amendment, Etc. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Agents, each Issuing Lender and each Swingline Lender and all future holders of the Commitments and/or Loans. In the case of any waiver, the Loan Parties, the Lenders, the Agents, each Issuing Lender and each Swingline Lender shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing unless limited by the terms of such waiver, but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent on any such subsequent or other Default or Event of Default.

(d)               Dissenting Lenders. If, in connection with any proposed change, waiver, discharge or termination of the provisions of this Agreement as contemplated by Section 10.05(b), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then Borrower shall have the right to replace all, but not less than all, of such non-consenting Lender or Lenders so long as at the time of such replacement each such new Lender consents to the proposed change, waiver, discharge or termination.

(e)                Defaulting Lenders. Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, to the fullest extent permitted by applicable law, such Lender will not be entitled to vote in respect of amendments and waivers hereunder and the Commitment and the outstanding Loans or other extensions of credit of such Lender hereunder will not be taken into account in determining whether the Required Lenders or all of the Lenders, as required, have approved any such amendment or waiver (and the definition of “Required Lenders” will automatically be deemed modified accordingly for the duration of such period); provided, that any such amendment or waiver under clauses (i) through (iii) of the first proviso to Section 10.05(b) as to the Commitments of, or amounts owing to, or that would alter the terms of this proviso, will require the consent of such Defaulting Lender.

(f)                Other Amendments. Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) (a) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (i) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably (or, in the case of prepayments, less than ratably) in the benefits of this Agreement and the other Loan Documents with the relevant Commitments and Loans and the accrued interest and fees in respect thereof and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and/or the Required Revolving Credit Lenders, as applicable and (b) as provided in Section 2.19 and/or Section 2.21 to effect the provisions thereof (including amendment as to this Section 10.05).

(g)               Amendments with Agent Consent. Notwithstanding anything to the contrary contained in this Section 10.05 or any other provision of this Agreement or any provision of any other Loan Document:

(i)                 the Borrower and any Agent may, without the input or consent of any Lender, amend, supplement and/or waive any Security Document executed in connection with this Agreement to (A) comply with any Requirement of Law or (B) cause any such Security Document to be consistent with this Agreement and/or the other relevant Loan Documents, and

(ii)               the Administrative Agent and/or the Collateral Agent and the Borrower may amend, restate, amend and restate or otherwise modify any intercreditor, subordination, collateral trust agreement or similar agreement, in each case, as set forth in such agreement.

Section 10.06.    Expenses; Indemnity; Damage Waiver.

(a)                Costs and Expenses. The Borrower shall pay (i) all reasonable and invoiced out-of-pocket expenses incurred by the Arrangers, the Administrative Agent, the Collateral Agent and their Affiliates, including the reasonable fees, charges and disbursements of one counsel for the Arrangers, the Administrative Agent and Collateral Agent, taken as a whole, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and invoiced out-of-pocket expenses incurred by the Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iii) all out-of-pocket and invoiced expenses incurred by the Arrangers, the Administrative Agent, the Issuing Lender or the Lender, including the fees, charges and disbursements of one counsel for the Administrative Agent, the Issuing Lender or the Lender, taken as a whole and, if necessary, of one local counsel in each appropriate jurisdiction (and, to the extent required by the subject matter, one specialized counsel for each such specialized area of law in each appropriate jurisdiction) (and, in the case of a conflict of interest (as determined in the sole discretion of each affected Indemnitee) where the Indemnitee affected by such conflict informs you of such conflict and thereafter retains its own counsel, of another firm of counsel for each such affected Indemnitee), in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect thereof and (iv) and all reasonable costs, expenses, taxes, assessments and other charges incurred in connection with any filing, registration, recording or perfection of any security interest contemplated by any Security Document or any other document referred to therein.

(b)               Indemnification by the Borrower. The Borrower shall indemnify the Arrangers, the Administrative Agent, the Collateral Agent, the Issuing Lender and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related reasonable and invoiced out-of-pocket expenses, including the fees, charges and disbursements of any one counsel for the Indemnitees, taken as a whole and, if necessary, of one local counsel in each appropriate jurisdiction (and, to the extent required by the subject matter, one specialist counsel for each such specialized area of law in each appropriate jurisdiction) (and, in the case of a conflict of interest (as determined in the sole discretion of each affected Indemnitee) where the Indemnitee affected by such conflict informs you of such conflict and thereafter retains its own counsel, of another firm of counsel for each such affected Indemnitee) incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Restricted Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Restricted Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (i) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee, (ii) resulted from a material breach of any Loan Documents by, such indemnified person, as determined by a final, non-appealable judgment of a court of competent jurisdiction or (iii) result from any dispute solely among the indemnified persons and not arising out of any act or omission of the Borrower, or any of its Affiliates (except when and to the extent one of the parties to such action was acting in its capacity as Administrative Agent, Collateral Agent or Arranger).

(c)                Reimbursement by Lenders. To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, the Issuing Lender or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Issuing Lender or the Swingline Lender, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Issuing Lender or the Swingline Lender in its capacity as such.

(d)               Waiver of Consequential Damages, Etc. To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e)                Payments. All amounts due under this Section shall be payable promptly after written demand therefor. Each Indemnitee shall be obligated to refund or return any and all amounts paid by the Borrower pursuant to this Section 10.06(e) to such Indemnitee for any fees, expenses, or damages to the extent such Indemnitee is not entitled to payment of such amounts in accordance with the terms hereof as determined by a final, non-appealable judgment of a court of competent jurisdiction.

Section 10.07.    Successors and Assigns.

(a)                Assignments Generally. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Lender that issues any Letter of Credit), except that (i) except as expressly provided by Section 7.03, the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Lender that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Lender and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)               Assignments by Lenders.

(i)                 Assignments Generally. Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A)             the Borrower; provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default under Sections 8.01(a), 8.01(b), 8.01(h), 8.01(i) or 8.01(j) has occurred and is continuing, any other assignee; provided, further, that the Borrower shall be deemed to have consented to any such assignment, unless it shall object thereto by written reply to the Administrative Agent within 10 Business Days after having received notice thereof;

(B)              the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of an Incremental Term Loan to an existing Incremental Term Loan Lender or an Affiliate or Approved Fund thereof; and

(C)              in the case of assignments of the Revolving Credit Commitment and Revolving Credit Loans, the Issuing Lender and the Swingline Lender.

(ii)               Certain Conditions to Assignments. Assignments shall be subject to the following additional conditions:

(A)             except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 or, in the case of an assignment of an Incremental Term Loan, $1,000,000, unless each of the Borrower and the Administrative Agent otherwise consent; provided that no such consent of the Borrower shall be required if an Event of Default under Section 8.01(a), 8.01(b), 8.01(h), 8.01(i) or 8.01(j) has occurred and is continuing;

(B)              each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C)              the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (unless waived in the sole discretion of the Administrative Agent);

(D)             the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including federal and state securities laws; and

(E)              no such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or Restricted Subsidiaries or (B) to any Defaulting Lender or any of its Restricted Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural person.

(iii)             Effectiveness of Assignments. Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 10.06). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)             Maintenance of Register. The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and interest amounts) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent, the Issuing Lender and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Lender and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)               Acceptance of Assignments by Administrative Agent. Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)                Participations.

(i)                 Participations Generally. Any Lender may at any time, without the consent of the Borrower, the Administrative Agent, the Issuing Lender or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment and the Loans owing to it);

provided that (A) such Lender’s obligations under this Agreement and the other Loan Documents shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.05(b) that directly affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 (subject to the limitations and requirements of such Sections and Section 2.18 (it being understood that the documentation required under Section 2.16(e) shall be delivered solely to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by applicable law, each Participant also shall be entitled to the benefits of Section 10.11 as though it were a Lender; provided that such Participant complies with Section 2.17(c) as though it were a Lender. Each Lender that sells a participation shall (acting solely for this purpose as a non-fiduciary agent of the Borrower) maintain a register on which is entered the name and address of each Participant and the principal and interest amounts of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and the parties hereto shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(ii)               Limitations on Rights of Participants. A Participant shall not be entitled to receive any greater payment under Section 2.14 or 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to receive a greater payment results from any Change in Law that occurs after the Participant acquired the applicable participation.

(d)               Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 10.08.    Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Lender or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.14, 2.15, 2.16, 3.03, 10.06, 10.15 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

Section 10.09.    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.10.    Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 10.11.    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates are hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower or any Guarantor against any of and all the obligations of the Borrower or any Guarantor now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

Section 10.12.    Governing Law; Jurisdiction; Consent to Service of Process.

(a)                Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b)               Submission to Jurisdiction. Each party to this Agreement hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the State and Federal courts located in The Borough of Manhattan, The City of New York and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document (other than with respect to rights under any Security Documents governed by a law other than the laws of the State of New York), or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, the Issuing Lender or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.

(c)                Waiver of Venue. Each party to this Agreement hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)               Service of Process. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 10.13.    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.14.    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 10.15.    Confidentiality. Each of the Administrative Agent and the Lender Parties agrees to maintain the confidentiality of the Information (as defined below) and shall not publish, disclose or otherwise divulge such Information, except that Information may be disclosed (a) to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential, and such Person shall be liable for the non-compliance by its Related Party with this Section 10.15, (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law or compulsory legal process based on the advice of counsel (in which case such Lender Party agrees (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, regulation, or other compulsory legal process or order, to inform the Borrower promptly thereof prior to disclosure), (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document, any action or proceeding relating to this Agreement or any other Loan Document, the enforcement of rights hereunder or thereunder or any litigation or proceeding to which the Administrative Agent or any Lender Party or any of its respective Affiliates may be a party, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any actual or prospective Lenders or Participants (or their respective managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) surety, reinsurer, guarantor or credit liquidity enhancer (or their advisors) to or in connection with any swap, derivative or other similar transaction under which payments are to be made by reference to the Obligations or to the Borrower or any of its Restricted Subsidiaries and its obligations or to this Agreement or payments hereunder; provided that the disclosure of any such information to any potential or prospective Lenders, Participants or prospective Participants or assignees and to any direct or indirect contractual counterparty to any swap or derivative transaction relating to the Borrower or any of its subsidiaries referred to above shall be made subject to the acknowledgment and acceptance by such potential or prospective Lender, Participant or prospective Participant or assignees or any direct or indirect contractual counterparty to any swap or derivative transaction relating to the Borrower or any of its subsidiaries that such information is being disseminated on a confidential basis, (iii) to any rating agency when required by it, (iv) the CUSIP Service Bureau or any similar organization, (g) with the consent of the Borrower, (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section, (ii) becomes available to the Administrative Agent, any Lender Party or any of their respective Affiliates on a nonconfidential basis from a source other than a Loan Party or (iii) to the extent that such information is independently developed by a Lender Party, or (i) for purposes of establishing a “due diligence” defense. For purposes of this Section, “Information” means all information received from a Loan Party or any of its respective Subsidiaries relating to a Loan Party or any of its respective Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender Party on a nonconfidential basis prior to disclosure by any Loan Party or any of its respective Subsidiaries. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 10.16.    USA PATRIOT Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), such Lender may be required to obtain, verify and record information that identifies the Borrower and the Guarantors, which information includes the name and address of the Borrower and the Guarantors and other information that will allow such Lender to identify the Borrower and the Guarantors in accordance with said Act.

Section 10.17.    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arrangers, and the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Arrangers, and the Lenders, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, the Arrangers and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) neither the Administrative Agent, any Arranger nor any Lender has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent, the Arrangers, nor any Lender has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent, the Arrangers or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 10.18.    Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Requirement of Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest, (b) exclude voluntary prepayment and the effects thereof, and (c) amortize, prorate, allocate and spread equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 10.19.    Acknowledgments Relating to the Restatement Date. Each Loan Party hereby confirms its grant under the Security Documents executed by such Loan Party prior to the Restatement Date in favor of the Administrative Agent, for the benefit of the Secured Parties, and hereby agrees, acknowledges and confirms that its grant of a security interest under such Security Documents secures all of the obligations, direct or indirect, contingent or absolute, matured or unmatured, now or at any time and from time to time hereafter due or owing to the Administrative Agent, for the benefit of the Secured Parties, arising under or in connection with this Agreement. Each Loan Party hereby (i) expressly acknowledges the terms of this Agreement, (ii) ratifies and reaffirms its obligations under the Original Loan Documents (including guarantees and Security Documents) executed by such Loan Party prior to the Restatement Date and (iii) acknowledges and extends its continued liability under all such Original Loan Documents and agrees such Original Loan Documents remain in full force and effect, including with respect to the obligations of the Loan Parties as modified by this Agreement. Each Loan Party further represents and warrants to each Agent and each of the Lenders that after giving effect to this Agreement, neither the modification of the Original Credit Agreement effected pursuant to this Agreement, nor the execution, delivery, performance or effectiveness of this Agreement (a) impairs the validity, effectiveness or priority of the Liens granted pursuant to any Security Document and such Liens continue unimpaired with the same priority to secure repayment of all Obligations, whether heretofore or hereafter incurred or (b) requires that any new filings be made or other action taken to perfect or to maintain the perfection of such Liens for the aforementioned Obligations.

Section 10.20.    Original Credit Agreement Superseded. On the Restatement Date, this Agreement shall supersede the Original Credit Agreement in its entirety, except as provided in this Section 10.20. On the Restatement Date, (a) the rights and obligations of the parties evidenced by the Original Credit Agreement shall be evidenced by this Agreement and the other Loan Documents and (b) the Original Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Restatement Date shall be deemed to be Letters of Credit subject to and governed by the terms and conditions hereof.

Section 10.21.    Acknowledgment and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)                the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)               the effects of any Bail-in Action on any such liability, including, if applicable:

(i)                 a reduction in full or in part or cancellation of any such liability;

(ii)               a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)             the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

The provisions of this Section 10.21 are intended to comply with, and shall be interpreted in light of, Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union.

Section 10.22.    Release of Collateral and Guarantee Obligations; Subordination of Liens.

(a)                The Lenders and each Agent (and each other Secured Party by accepting the benefits of the Collateral) hereby irrevocably agree that the Liens granted to the Secured Parties by the Loan Parties on any Collateral shall be automatically released:

(i)                 in full, as set forth in clause (b) below,

(ii)               upon the disposition of such Collateral to any Person other than another Loan Party, to the extent such disposition is permitted hereunder (and the Administrative Agent and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry),

(iii)             to the extent such Collateral is comprised of property leased to a Loan Party by a Person that is not a Loan Party, upon termination or expiration of such lease,

(iv)             if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders (or such other percentage of the Lenders whose consent may be required in accordance with Section 10.05),

(v)               to the extent the property constituting such Collateral is owned by any Guarantor, upon the release of such Guarantor from its Guarantee Obligations pursuant to the terms of this Agreement so long as such Guarantor is no longer a Loan Party hereunder,

(vi)             to the extent such Collateral ceases to be Collateral (and the Administrative Agent and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry), and

(vii)           with respect to any asset subject to a Lien securing a Capital Lease Obligation permitted hereunder, to the extent necessary to effectuate any capital lease of such asset otherwise permitted by this Agreement to the extent and for so long as the terms of such capital lease prohibits the granting of any other Lien on such asset.

Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those being released) upon (or obligations (other than those being released) of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral except to the extent otherwise released in accordance with the provisions of the Loan Documents. Additionally, the Lenders (and each other Secured Party by accepting the benefits of the Collateral) hereby irrevocably agree that any Guarantor shall be released from its Guarantee Obligations upon consummation of any transaction permitted hereunder resulting in such Subsidiary ceasing to constitute a Restricted Subsidiary, or otherwise becoming an Excluded Subsidiary, in each case, solely to the extent such Subsidiary ceasing to constitute a Restricted Subsidiary or otherwise becoming an Excluded Subsidiary is not prohibited by this Agreement (and any consents required pursuant to Section 10.05, if applicable, shall have been obtained (it being understood and agreed that such release shall not give rise to any additional consent requirements other than those explicitly set forth in Section 10.05)). The Lenders (and each other Secured Party by accepting the benefits of the Collateral) hereby authorize the Administrative Agent and the Collateral Agent, as applicable, at the expense of the Borrower, to execute and deliver, without recourse or warranty, any instruments, documents, and agreements necessary or desirable to evidence and confirm the release of any Guarantor or Collateral pursuant to the foregoing provisions of this paragraph, all without the further consent, joinder or acknowledgement of any Lender. Any representation, warranty or covenant contained in any Loan Document relating to any such Collateral or Guarantor shall no longer be deemed to be repeated solely with respect to such Collateral or Guarantor.

(b)               Notwithstanding anything to the contrary contained herein or any other Loan Document, upon the Termination Date, upon request of the Borrower, the Administrative Agent and/or Collateral Agent, as applicable, shall (without notice to, or vote or consent of, any Secured Party) take such actions, at the expense of the Borrower, without recourse or warranty, as shall be reasonably requested to evidence termination or release of its security interest in all Collateral, and to release all obligations under any Loan Document. Any such release of Obligations shall be deemed subject to the provision that such Obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.

(c)                The Lenders (and each other Secured Party by accepting the benefits of the Collateral) hereby agree that the Agents are authorized to, at the request and expense of the Borrower, enter into subordination, intercreditor and/or similar agreements to provide for the treatment (whether pari passu or subordinate) of the Liens of the Collateral Agent in the Collateral with respect to Permitted Liens with respect to Indebtedness permitted hereunder to be pari passu or senior to the Lien of the Collateral Agent.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

HMS HOLDINGS CORP.

By:
Name:
Title:

U.S. Federal Tax Identification No.: 11-3656261

[Signature Page – Credit Agreement]

GUARANTORS

[GUARANTORS]

By:
Name:
Title:

[Signature Page – Credit Agreement]

LENDERS

CITIBANK, N.A.
individually and as Administrative Agent

By:
Name:
Title:

[Signature Page – Credit Agreement]

[LENDERS]

By:
Name:
Title:

[Signature Page – Credit Agreement]

Schedule 1.01

Commitments

Lender	Commitment
Citibank, N.A.	$55,000,000
Bank of America, N.A.	55,000,000
JPMorgan Chase Bank, N.A.	55,000,000
Wells Fargo Bank, N.A.	55,000,000
TD Bank, N.A.	45,000,000
Compass Bank	45,000,000
Citizens Bank, N.A.	45,000,000
Fifth Third Bank	45,000,000
Mizuho Bank, LTD.	45,000,000
MUFG Union Bank, N.A.	35,000,000
Siemens Financial Services, Inc.	20,000,000
TOTAL	$500,000,000.00

Schedule 1.01(B)

Existing Letters of Credit

Issuing Lender	Reference Number	Customer Name	Beneficiary Name	Effective Date	Expiry Date	Original Face Amount
Citibank, N.A.	[Omitted]	HMS Holdings Corp.	[Omitted]	August 22, 2013	April 26, 2018	$5,400,000

Schedule 4.16

Subsidiaries

Subsidiary	Owner	Jurisdiction	Nature of Ownership	Percent Owned
IntegriGuard, LLC	HMS Holdings Corp.	Delaware	Limited liability company membership interests	100%
Health Management Systems, Inc.	HMS Holdings Corp.	New York	Capital stock	100%
HealthDataInsights, Inc.	HMS Holdings Corp.	Nevada	Capital stock	100%
Reimbursement Services Group Inc.	HMS Holdings Corp.	New York	Capital Stock	100%
Allied Management Group Special Investigation Unit, Inc.	HMS Holdings Corp.	California	Capital Stock	100%
HMS Care Analytics, Inc.	HMS Holdings Corp.	Delaware	Capital Stock	100%
Permedion, Inc.	Health Management Systems, Inc.	New York	Capital Stock	100%
Essette, Inc.	HMS Care Analytics, Inc.	Colorado	Capital Stock	100%
Eliza Holding Corp.	HMS Care Analytics, Inc.	Delaware	Capital Stock	100%
Eliza Corporation	Eliza Holding Corp.	Delaware	Capital Stock	100%
ElizaLive, Inc.	Eliza Corporation	Delaware	Capital Stock	100%

Schedule 7.01

Existing Indebtedness

None.

Schedule 7.02

Existing Liens

[Omitted]

Schedule 7.06

Existing Investments

Investments in Subsidiaries as described on Schedule 4.16.

[Omitted]

Schedule 7.09

Restrictive Agreements

None.

EXHIBIT A

[Form of Assignment and Assumption]

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Amended and Restated Credit Agreement identified below (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender]1]

3.	Borrower:	HMS Holdings Corp.

4.	Administrative Agent:	Citibank, N.A., as the administrative agent under the Credit Agreement

_______________

[1]	Select as applicable.

5.	Credit Agreement:	Amended and Restated Credit Agreement dated as of May 3, 2013 among HMS Holdings Corp., the Guarantors party thereto, the Lenders parties thereto and Citibank, N.A., as Administrative Agent

6.	Assigned Interest:

Facility Assigned[2]	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[3]
	$___________	$___________	___________%
	$___________	$___________	___________%
	$___________	$___________	___________%

Effective Date:                                         ___, 20 ___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

_______________

[2]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Commitment”).
[3]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

A-2

[Consented to and]4 Accepted:

CITIBANK, N.A.,
  as Administrative Agent

By:
Title:

[Consented to:

HMS HOLDINGS CORP.

By:
Title:

CITIBANK, N.A.,
as the Issuing Lender and the Swingline Lender

By:
Title:][5]

_______________

[4]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[5]	To be added only if the consent of the Borrower, the Issuing Lender or the Swingline Lender, as applicable, is required by the terms of the Credit Agreement.

A-3

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.	Representations and Warranties.

1.1       Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower or any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower or any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.       Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Non-U.S. Lender, attached to this Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.       Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

Ann. 1-1

3.       General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Ann. 1-2

EXHIBIT B-1

[Form of Revolving Credit Note]

PROMISSORY NOTE

$[ ]	[ ], 20[ ]

New York, New York

FOR VALUE RECEIVED, HMS HOLDINGS CORP., a Delaware corporation (the “Borrower”), hereby promises to pay to [NAME OF LENDER] (the “Lender”), at the offices of Citibank, N.A., as Administrative Agent under the Credit Agreement referred to below, at 390 Greenwich Street, New York, New York 10013, or such other office as shall be notified to the Borrower from time to time, the principal sum of [DOLLAR AMOUNT] DOLLARS ($[                                        ]) (or such lesser amount as shall equal the aggregate unpaid principal amount of the Revolving Credit Loans made by the Lender to the Borrower under the Credit Agreement), in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of each such Revolving Credit Loan, at such office, in like money and funds, for the period commencing on the date of such Revolving Credit Loan until such Revolving Credit Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

The date, amount, Type, interest rate and duration of Interest Period (if applicable) of each Revolving Credit Loan made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books and, prior to any transfer of this Promissory Note, endorsed by the Lender on the schedule attached hereto or any continuation thereof; provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower to make a payment when due of any amount owing under the Credit Agreement or hereunder in respect of the Revolving Credit Loans made by the Lender.

This Promissory Note evidences Revolving Credit Loans made by the Lender under the Amended and Restated Credit Agreement, dated as of May 3, 2013 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among HMS Holdings Corp., the Guarantors party thereto, the Lenders party thereto (including the Lender) and Citibank, N.A., as Administrative Agent. Terms used but not defined in this Promissory Note have the respective meanings assigned to them in the Credit Agreement.

The Credit Agreement provides for the acceleration of the maturity of this Promissory Note upon the occurrence of certain events and for prepayments of Revolving Credit Loans upon the terms and conditions specified therein.

Except as permitted by Section 10.07 of the Credit Agreement, this Promissory Note may not be assigned by the Lender to any other Person.

B-1-1

This Promissory Note shall be governed by, and construed in accordance with, the law of the State of New York.

HMS HOLDINGS CORP.

By:
Title:

B-1-2

SCHEDULE OF REVOLVING CREDIT LOANS

This Promissory Note evidences Revolving Credit Loans made, continued or converted under the within-described Credit Agreement to the Borrower, on the dates, in the principal amounts, of the Types, bearing interest at the rates and having Interest Periods (if applicable) of the durations set forth below and pursuant to the Credit Agreement, subject to the continuations, conversions and payments and prepayments of principal set forth below:

Date	Principal Amount of Loan	Type of Loan	Interest Rate	Duration of Interest Period (if any)	Amount Paid, Prepaid, Continued or Converted	Notation Made by

B-1-3

EXHIBIT B-2

[Form of Swingline Loan Note]

PROMISSORY NOTE

$[ ]	[ ], 20[ ]

New York, New York

FOR VALUE RECEIVED, HMS HOLDINGS CORP., a Delaware corporation (the “Borrower”), hereby promises to pay to [NAME OF LENDER] (the “Lender”), at the offices of Citibank, N.A., as Swingline Lender under Credit Agreement referred below, at 390 Greenwich Street, New York, New York 10013 or such other office as shall be notified to the Borrower from time to time, the principal sum of $[ ] (or such lesser amount as shall equal the aggregate unpaid principal amount of the Swingline Loans made by the Lender to the Borrower under the Credit Agreement), in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of each such Swingline Loan, at such office, in like money and funds, for the period commencing on the date of such Swingline Loan until such Swingline Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

The date, amount, Type, interest rate and duration of Interest Period (if applicable) of each Swingline Loan made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books and, prior to any transfer of this Promissory Note, endorsed by the Lender on the schedule attached hereto or any continuation thereof; provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower to make a payment when due of any amount owing under the Credit Agreement or hereunder in respect of the Swingline Loans made by the Lender.

This Promissory Note evidences Swingline Loans made by the Lender under the Amended and Restated Credit Agreement, dated as of May 3, 2013 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among HMS Holdings Corp., the Guarantors party thereto, the lenders party thereto (including the Lender) and Citibank, N.A., as Administrative Agent. Terms used but not defined in this Promissory Note have the respective meanings assigned to them in the Credit Agreement.

The Credit Agreement provides for the acceleration of the maturity of this Promissory Note upon the occurrence of certain events and for prepayments of Swingline Loans upon the terms and conditions specified therein.

Except as permitted by Section 10.07 of the Credit Agreement, this Promissory Note may not be assigned by the Lender to any other Person.

B-2-1

This Promissory Note shall be governed by, and construed in accordance with, the law of the State of New York.

HMS HOLDINGS CORP.

By:
Name:
Title:

B-2-2

SCHEDULE OF SWINGLINE LOANS

This Promissory Note evidences Swingline Loans Loan made, continued or converted under the within-described Credit Agreement to the Borrower, on the dates, in the principal amounts, of the Types, bearing interest at the rates and having Interest Periods (if applicable) of the durations set forth below and pursuant to the Credit Agreement, subject to the continuations, conversions and payments and prepayments of principal set forth below:

Date	Principal Amount of Loan	Type of Loan	Interest Rate	Duration of Interest Period (if any)	Amount Paid, Prepaid, Continued or Converted	Notation Made by

B-2-3

EXHIBIT C

[Reserved].

EXHIBIT D

[Form of Subsidiary Joinder Agreement]

SUBSIDIARY JOINDER AGREEMENT

SUBSIDIARY JOINDER AGREEMENT dated as of [                                        ], 20[___] by [NAME OF ADDITIONAL GUARANTOR], a [                                        ] [corporation][limited liability company][partnership] (the “Additional Guarantor”), in favor of Citibank, N.A., as administrative agent (in such capacity, together with its successors in such capacity, the “Administrative Agent”) and collateral agent (in such capacity,, together with its successors in such capacity, the “Collateral Agent”) for the Lenders party to the Credit Agreement referred to below.

RECITALS

WHEREAS, pursuant to the Amended and Restated Credit Agreement (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; and capitalized terms used but not defined herein shall have the respective meanings assigned to such terms in the Credit Agreement), dated as of May 3, 2013, among HMS Holdings Corp., the Guarantors party thereto, the Lenders party thereto and the Administrative Agent, the Lenders have agreed to make extensions of credit to the Borrower on the terms and conditions set forth in the Credit Agreement;

WHEREAS, pursuant to the Amended and Restated Security Agreement (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”), dated as of December [●], 2017, by the Securing Parties party thereto in favor of the Collateral Agent, the Securing Parties have granted in favor of the Collateral Agent a security in and Lien upon the Collateral (as defined in the Security Agreement) as security for the Secured Obligations (as defined in the Security Agreement);

WHEREAS, pursuant to the Credit Agreement, each Loan Party confirms its grant under the Security Agreement and agrees, acknowledges and confirms that its grant of a security interest thereunder secures all of the obligations due or owing to the Administrative Agent, for the benefit of the Secured Parties, arising under or in connection with the Credit Agreement; and

WHEREAS, the Borrower is required by Section 6.13(a) of the Credit Agreement and Section 5.12 of the Security Agreement to cause the Additional Guarantor to become a “Guarantor” under the Credit Agreement and a “Securing Party” under the Security Agreement.

NOW, THEREFORE, for valuable consideration (receipt whereof is hereby acknowledged), the parties hereto agree as follows:

1.	Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

D-1

2.       The Additional Guarantor hereby acknowledges, agrees and confirms that, by its execution of this Subsidiary Joinder Agreement, the Additional Guarantor will be (a) deemed to be a party to the Credit Agreement and the Security Agreement, (b) a “Guarantor” for all purposes of the Credit Agreement and shall have all of the obligations of a Guarantor thereunder as if it had executed the Credit Agreement and (c) a “Securing Party” for all purposes of the Security Agreement and shall have all of the obligations of a Securing Party thereunder as if it had executed the Security Agreement. The Additional Guarantor hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions applicable to the Guarantors contained in the Credit Agreement and the Securing Parties contained in the Security Agreement.

3.       Without limiting the generality of the foregoing terms of this Subsidiary Joinder Agreement, the Additional Guarantor hereby (a) jointly and severally, together with the other Guarantors, guarantees to each Lender, each Affiliate of a Lender, the Administrative Agent and Collateral Agent the prompt payment of the Borrower Guaranteed Obligations (as defined in the Credit Agreement) in full when due (whether at stated maturity, by acceleration or otherwise) in accordance with the terms of Article III of the Credit Agreement and (b) pledges and grants to the Collateral Agent, for the ratable benefit of the Secured Parties (as defined in the Security Agreement), a Lien upon all of its right, title and interest in and to the Collateral pursuant to Section 3 of the Security Agreement.

4.       In addition, the Additional Guarantor hereby makes the representations and warranties set forth in Article IV of the Credit Agreement and Section 2 of the Security Agreement (as supplemented by the attached supplemental annexes), in each case with respect to itself and its Subsidiaries and with respect to this Subsidiary Joinder Agreement and the Loan Documents to which it is a party or is bound, as if each reference in such representations and warranties to the Loan Documents included reference to this Subsidiary Joinder Agreement and such Loan Documents.

5.       The Additional Guarantor has attached hereto Schedule 1 that supplements Annexes 1, 2(a), 2(b), 3, 4, 5, 6 and 7 to the Security Agreement and certifies, as of the date hereof, that the supplemental information set forth therein has been prepared by the Additional Guarantor in substantially the form of the equivalent Annexes to the Security Agreement and is complete and correct in all material respects.

6.       The Additional Guarantor hereby instructs its counsel to deliver the opinion referred to in Section 6.13(a)(iii) of the Credit Agreement to the Administrative Agent to the extent such opinion is required.

7.       The address of the Additional Guarantor for purposes of all notices, other communications and service of process under the Loan Documents is the address set forth on the signature page hereto or such other address as the Additional Guarantor may from time to time notify the Administrative Agent in writing from time to time.

D-2

8.       This Subsidiary Joinder Agreement may be executed in multiple counterparts, each of which shall constitute an original but all of which when taken together shall constitute one contract.

9.       This Subsidiary Joinder Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

IN WITNESS WHEREOF, the Additional Guarantor has caused this Subsidiary Joinder Agreement to be duly executed by its authorized officer, and the Administrative Agent, for the benefit of the Lenders, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

[ADDITIONAL GUARANTOR]

By:
Name:
Title:

[Address for Notices:

[________________________]]

D-3

Acknowledged and accepted:

CITIBANK, N.A.,
as Administrative Agent and Collateral Agent

By:
Name:
Title:

D-4

SCHEDULE 1
to Subsidiary Joinder Agreement

Supplements to Annexes to Security Agreement

Annex 1

[To be completed; if no supplemental information, enter “None”]

Annex 2

[To be completed; if no supplemental information, enter “None”]

Annex 3

[To be completed; if no supplemental information, enter “None”]

Annex 4

[To be completed; if no supplemental information, enter “None”]

Annex 5

[To be completed; if no supplemental information, enter “None”]

Annex 6

[To be completed; if no supplemental information, enter “None”]

Annex 7

[To be completed; if no supplemental information, enter “None”]

Sch. 1-1

EXHIBIT E

[Form of Opinion of Counsel to the Loan Parties]

[To be attached]

[Form of] PERFECTION CERTIFICATE

Reference is hereby made to (i) that certain Amended and Restated Security Agreement dated as of December [●], 2017 (the “Security Agreement”), between HMS Holdings Corp., a Delaware corporation (“Borrower”), the Guarantors party thereto (collectively, the “Guarantors”) and the Collateral Agent (as hereinafter defined) and (ii) that certain Amended and Restated Credit Agreement dated as of May 3, 2013 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among the Borrower, the Guarantors, certain other parties thereto and Citibank, N.A., as Collateral Agent (in such capacity, the “Collateral Agent”). Capitalized terms used but not defined herein have the meanings assigned in the Credit Agreement.

As used herein, the term “Companies” means Borrower and each of its Subsidiaries listed on Schedule 1(a).

The undersigned hereby certify to the Collateral Agent as of [the Closing Date][insert date] as follows:

1.                  Names.

The exact legal name of each Company, as such name appears in its respective certificate of incorporation or any other organizational document, is set forth in Schedule 1(a). Each Company is (i) the type of entity disclosed next to its name in Schedule 1(a) and (ii) a registered organization except to the extent disclosed in Schedule 1(a). Also set forth in Schedule 1(a) is the organizational identification number, if any, of each Company that is a registered organization, the Federal Taxpayer Identification Number of each Company and the jurisdiction of formation of each Company.

Set forth in Schedule 1(b) hereto is a list of any other corporate or organizational names each Company has had in the past five years, together with the date of the relevant change.

Set forth in Schedule 1(c) is a list of all other names used by each Company, or any other business or organization to which each Company became the successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise, on any filings with the Internal Revenue Service at any time within the five years preceding the date hereof. Except as set forth in Schedule 1(c), no Company has changed its jurisdiction of organization at any time during the past four months.

2.                  Current Locations. The chief executive office of each Company is located at the address set forth in Schedule 2 hereto.

3.                  Extraordinary Transactions. Except for those purchases, acquisitions and other transactions described in Schedule 3 attached hereto, all of the Collateral has been originated by each Company in the ordinary course of business or consists of goods which have been acquired by such Company in the ordinary course of business from a person in the business of selling goods of that kind.

4.                  File Search Reports. Attached hereto as Schedule 4 is a true and accurate summary of file search reports from the Uniform Commercial Code filing offices (i) in each jurisdiction identified in Section 1(a) or Section 2 with respect to each legal name set forth in Section 1 and (ii) in each jurisdiction described in Schedule 1(c) or Schedule 3 relating to any of the transactions described in Schedule (1)(c) or Schedule 3 with respect to each legal name of the person or entity from which each Company purchased or otherwise acquired any of the Collateral. A true copy of each financing statement, including judgment and tax liens, bankruptcy and pending lawsuits or other filing identified in such file search reports has been delivered to the Collateral Agent.

5.                  UCC Filings. The financing statements (duly authorized by each Company constituting the debtor therein), including the indications of the collateral, attached as Schedule 5 relating to the Security Agreement, are in the appropriate forms for filing in the filing offices in the jurisdictions identified in Schedule 6 hereof.

6.                  Schedule of Filings. Attached hereto as Schedule 6 is a schedule of (i) the appropriate filing offices for the financing statements attached hereto as Schedule 5 , (ii) the appropriate filing offices for the filings described in Schedule 11(c), and (iii) any other actions required to create, preserve, protect and perfect the security interests in the Collateral granted to the Collateral Agent pursuant to the Collateral Documents, to the extent perfection is required under the Collateral Documents. No other filings or actions are required to create, preserve, protect and perfect the security interests in the Collateral granted to the Collateral Agent pursuant to the Collateral Documents, to the extent perfection is required under the Collateral Documents.

7.                  Real Property. (a) Attached hereto as Schedule 7(a) is a list of all real property owned by each Company located in the United States. Except as described in Schedule 7(b) attached hereto, no Company has entered into any leases, subleases, tenancies, franchise agreements, licenses or other occupancy arrangements as owner, lessor, sublessor, licensor, franchisor or grantor with respect to any of the real property described in Schedule 7(a).

8.                  Termination Statements. Attached hereto as Schedule 8(a) are the duly authorized termination statements, if any, in the appropriate form for filing in each applicable jurisdiction identified in Schedule 8(b) hereto with respect to each Lien described therein.

9.                  Stock Ownership and Other Equity Interests. Attached hereto as Schedule 9(a) is a true and correct list of each of all of the authorized, and the issued and outstanding, stock, partnership interests, limited liability company membership interests or other equity interest of each Company and its Subsidiaries and the record and beneficial owners of such stock, partnership interests, membership interests or other equity interests setting forth the percentage of such equity interests pledged under the Security Agreement. Also set forth in Schedule 9(b) is each equity investment of each Company that represents 50% or less of the equity of the entity in which such investment was made setting forth the percentage of such equity interests pledged under the Security Agreement.

10.              Instruments and Tangible Chattel Paper. Attached hereto as Schedule 10 is a true and correct list of all promissory notes, instruments (other than checks to be deposited in the ordinary course of business), tangible chattel paper, electronic chattel paper and other evidence of indebtedness held by each Company, including all intercompany notes between or among any two or more Companies or any of their Subsidiaries, stating if such instruments, chattel paper or other evidence of indebtedness is pledged under the Security Agreement.

11.              Intellectual Property.

(a)                Attached hereto as Schedule 11(a) is a schedule setting forth all of each Company’s Patents and Trademarks (each as defined in the Security Agreement) applied for or registered with the United States Patent and Trademark Office, and all other registered or applied for Patents and Trademarks (each as defined in the Security Agreement), including the name of the registered owner or applicant and the registration, application, or publication number, as applicable, of each Patent or Trademark owned by each Company.

Attached hereto as Schedule 11(b) is a schedule setting forth all of each Company’s United States Copyrights (each as defined in the Security Agreement), and all other registered Copyrights, including the name of the registered owner and the registration number of each Copyright owned by each Company.

Attached hereto as Schedule 11(c) is a schedule setting forth all material Patent Licenses, Trademark Licenses and Copyright Licenses (in each case, other than off-the-shelf licenses), whether or not recorded with the USPTO or USCO, as applicable, including, but not limited to, the relevant signatory parties to each license along with the date of execution thereof and, if applicable, a recordation number or other such evidence of recordation.

[Attached hereto as Schedule 11(d) in proper form for filing with the United States Patent and Trademark Office (the “USPTO”) and United States Copyright Office (the “USCO”) are the filings necessary to preserve, protect and perfect the security interests in the United States Trademarks, Trademark Licenses, Patents, Patent Licenses, Copyrights and Copyright Licenses set forth in Schedule 11(a), Schedule 11(b), and Schedule 11(c), including duly signed copies of each of the Patent Security Agreement, Trademark Security Agreement and the Copyright Security Agreement, as applicable.]

12.              Commercial Tort Claims. Attached hereto as Schedule 12 is a true and correct list of all Commercial Tort Claims (as defined in the Security Agreement) held by each Company, including a brief description thereof and stating if such commercial tort claims are required to be pledged under the Security Agreement.

13.              Deposit Accounts, Securities Accounts and Commodity Accounts. Attached hereto as Schedule 13 is a true and complete list of all Deposit Accounts, Securities Accounts and Commodity Accounts (each as defined in the Security Agreement) maintained by each Company in its name and not constituting a fiduciary account, including the name of each institution where each such account is held, the name of each such account, the name of each entity that holds each account. Additionally, indicate those Deposit Accounts that contain proceeds of Medicaid, Medicare or similar government programs.

14.              [Reserved].

15.              [Reserved].

16.              Insurance. Attached hereto as Schedule 16 is a copy of the insurance certificate with a true and correct list of all insurance policies of the Companies.

17.              Other Collateral. Attached hereto as Schedule 17 is a true and correct list of all of the following types of collateral, if any, owned or held by each Company: (a) all agreements and contracts with any Governmental Authority and (b) all aircraft and airplanes, stating in each case, if such types of collateral are required to be pledged pursuant to the Security Agreement.

[The Remainder of this Page has been intentionally left blank]

IN WITNESS WHEREOF, we have hereunto signed this Perfection Certificate as of this ____ day of ________________, 20[__].

[Borrower]

By:
Name:
Title:

[Guarantors]

By:
Name:
Title:

Schedule 1(a)

Legal Names, Etc.

Legal Name	Type of Entity	Registered Organization (Yes/No)	Organizational Number[6]	Federal Taxpayer Identification Number	State of Formation

_______________

[6]	If none, so state.

Schedule 1(b)

Prior Organizational Names

Company/Subsidiary	Prior Name	Date of Change

Schedule 1(c)

Changes in Corporate Identity; Other Names

Company/Subsidiary	Corporate Name of Entity	Action	Date of Action	State of Formation	List of All Other Names Used on Any Filings with the Internal Revenue Service During Past Five Years

Schedule 2

Chief Executive Offices

Company/Subsidiary	Address	County	State

Schedule 3

Transactions Other Than in the Ordinary Course of Business

Company/Subsidiary	Description of Transaction Including Parties Thereto	Date of Transaction

Schedule 4

File Search Reports

See attached.

Schedule 5

Copy of Financing Statements To Be Filed

See attached.

Schedule 6

Filings/Filing Offices

Type of Filing[7]	Entity	Applicable Collateral Document [Security Agreement or Other]	Jurisdictions

 _______________

[7]	UCC-1 financing statement, fixture filing, intellectual property filing or other necessary filing.

Schedule 7(a)

Real Property

I. Owned Real Property

Entity of Record	Common Name and Address	Purpose/Use	Improvements Located on Real Property	Approximate Square Footage	Option to Purchase/ Right of First Refusal
[ ]	[ ] [COUNTY, STATE]	[ ]	[ ]	[ ]	[ ]

II. Leased or Other Interests in Real Property

Entity of Record	Common Name and Address	Landlord / Owner	Description of Lease or Other Documents Evidencing Interest	Purpose/Use	Improvements Located on Real Property	Approximate Square Footage	To be Encumbered by Fixture Filing	Option to Purchase/ Right of First Refusal
[ ]	[ ] [COUNTY, STATE]	[ ]	[ ]	[ ]	[ ]	[ ]	[YES/NO]	[YES/NO]

None.

Schedule 7(b)

Company Held Landlord’s/ Grantor’s Interests

None.

Schedule 8(a)

Attached hereto is a true copy of each termination statement filing.

Schedule 8(b)

Termination Statement Filings

Debtor	Jurisdiction	Secured Party	Type of Collateral	UCC-1 File Date	UCC-1 File Number

Schedule 9

(a) Equity Interests of Companies and Subsidiaries

Current Legal Entities Owned	Record Owner	Certificate No.	No. Shares/Interest	Percent Pledged

(b) Other Equity Interests

[●]

Schedule 10

Instruments and Tangible Chattel Paper

1.       Promissory Notes: [●]

2.       Chattel Paper: [●]

Schedule 11(a)

Patents and Trademarks

UNITED STATES PATENTS:

Registrations: [●]

Applications: [●]

OTHER PATENTS:

Registrations: [●]

Applications: [●]

UNITED STATES TRADEMARKS:

Registrations:

OWNER	REGISTRATION NUMBER	TRADEMARK

Applications:

OWNER	SERIAL NUMBER	TRADEMARK

OTHER TRADEMARKS:

Registrations: [●]

Applications: [●]

DOMAIN NAMES:

OWNER	REGISTRATION DATE	DOMAIN NAME

Schedule 11(b)

Copyrights

UNITED STATES COPYRIGHTS

Registrations:

OWNER	TITLE	REGISTRATION NUMBER

OTHER COPYRIGHTS

Registrations: [●]

Applications: [●]

Schedule 11(c)

Intellectual Property Licenses

Patent Licenses: [●]

Trademark Licenses

LICENSEE	LICENSOR	COUNTRY/STATE	REGISTRATION/ APPLICATION NUMBER	TRADEMARK

Copyright Licenses:

LICENSEE	LICENSOR	COUNTRY/STATE	REGISTRATION/ APPLICATION NUMBER	DESCRIPTION

[Schedule 11(d)

Intellectual Property Filings]

Schedule 12

Commercial Tort Claims

[●]

Schedule 13

Deposit Accounts

Owner	Type Of Account	Bank	Account Numbers

Securities Accounts

Owner	Type Of Account	Intermediary	Account Numbers

Commodity Accounts

Owner	Type Of Account	Intermediary	Account Numbers

Schedule 16

Insurance

See attached

Schedule 17

Other Collateral

(a) Agreements and Contracts with Governmental Authorities

Contract Name	Contract Number	Agency	Services	Start Date	End Date

(b) Aircraft and Airplanes

[●]

EXHIBIT F-2

[Form of Perfection Certificate Supplement]

EXHIBIT G

[Form of Solvency Certificate]

Date: _____, 20[__]

To the Administrative Agent and each of the Lenders party to the Credit Agreement referred to below:

           I, the undersigned, the Chief Financial Officer of HMS Holdings Corp., a Delaware corporation (the “Borrower”), in that capacity only and not in my individual capacity (and without personal liability), do hereby certify as of the date hereof, and based upon facts and circumstances as they exist as of the date hereof (and disclaiming any responsibility for changes in such facts and circumstances after the date hereof), that:

1.       This certificate is furnished to the Administrative Agent and the Lenders pursuant to Section 3(b)(v)(E) of that certain Amendment No. 2 to the Amended and Restated Credit Agreement, dated as of May 3, 2013, dated as of December [●], 2017, which amends that certain Amended and Restated Credit Agreement among the Borrower, the Guarantors party thereto, the Lenders party thereto, and Citibank, N.A., as Administrative Agent (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Unless otherwise defined herein, capitalized terms used in this certificate shall have the meanings set forth in the Credit Agreement.

2.       For purposes of this certificate, the terms below shall have the following definitions:

(a)       “Fair Value”

The amount at which the assets (both tangible and intangible), in their entirety, of the Borrower and its Subsidiaries taken as a whole would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

(b)       “Present Fair Salable Value”

The amount that could be obtained by an independent willing seller from an independent willing buyer if the assets of the Borrower and its Subsidiaries taken as a whole are sold with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.

(c)       “Stated Liabilities”

The recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of the Borrower and its Subsidiaries taken as a whole, as of the date hereof after giving effect to the consummation of the Transactions, determined in accordance with GAAP consistently applied.

(d)       “Identified Contingent Liabilities”

The maximum estimated amount of liabilities reasonably likely to result from pending litigation, asserted claims and assessments, guaranties, uninsured risks and other contingent liabilities of the Borrower and its Subsidiaries taken as a whole after giving effect to the Transactions (including all fees and expenses related thereto but exclusive of such contingent liabilities to the extent reflected in Stated Liabilities), as identified and explained in terms of their nature and estimated magnitude by responsible officers of the Borrower.

(e)       “Will be able to pay their Stated Liabilities and Identified Contingent Liabilities as they mature”

For the period from the date hereof through the Maturity Date, the Borrower and its Subsidiaries taken as a whole will have sufficient assets and cash flow to pay their respective Stated Liabilities and Identified Contingent Liabilities as those liabilities mature or (in the case of contingent liabilities) as they otherwise become payable.

(f)       “Do not have Unreasonably Small Capital”

For the period from the date hereof through the Maturity Date, the Borrower and its Subsidiaries taken as a whole after consummation of the Transactions is a going concern and has sufficient capital to ensure that it will continue to be a going concern for such period.

3.       For purposes of this certificate, I, or officers of the Borrower under my direction and supervision, have performed the following procedures as of and for the periods set forth below.

(a)       I have reviewed the financial statements referred to in Section 5.01(h) of the Credit Agreement.

(b)       I have knowledge of and have reviewed to my satisfaction the Credit Agreement.

(c)       As the Chief Financial Officer of the Borrower, I am familiar with the financial condition of the Borrower and its Subsidiaries.

G-2

4.       Based on and subject to the foregoing, I hereby certify on behalf of the Borrower that after giving effect to the consummation of the Transactions, it is my opinion that (i) each of the Fair Value and Present Fair Salable Value of the assets of the Borrower and its Subsidiaries taken as a whole exceed their Stated Liabilities and Identified Contingent Liabilities; (ii) the Borrower and its Subsidiaries taken as a whole do not have Unreasonably Small Capital; (iii) the Borrower and its Subsidiaries taken as a whole will be able to pay their Stated Liabilities and Identified Contingent Liabilities as they mature, and (iv) the Borrower and its Subsidiaries, on a consolidated basis, are not “insolvent” within the meaning given to that term under the United States Bankruptcy Code.

G-3

* * *

     IN WITNESS WHEREOF, the Borrower has caused this certificate to be executed on its behalf by the Chief Financial Officer as of the date first written above.

HMS HOLDINGS CORP.

By:
Name:
Title: Chief Financial Officer

G-4